     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 1998



                                                COMMISSION FILE NUMBER 333-50277

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             HERITAGE COMMERCE CORP
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                   CALIFORNIA
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                      6712
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                                   77-0469558
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                             150 ALMADEN BOULEVARD
                               SAN JOSE, CA 95113
                                 (408)947-6900

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                  JOHN ROSSELL
                             HERITAGE COMMERCE CORP
                             150 ALMADEN BOULEVARD
                               SAN JOSE, CA 95113
                                 (408) 947-6900
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


=================================================================================================================
 TITLE OF EACH CLASS OF                                                  PROPOSED MAXIMUM
    SECURITIES TO BE           AMOUNT TO BE        PROPOSED MAXIMUM     AGGREGATE OFFERING        AMOUNT OF
       REGISTERED               REGISTERED        OFFERING PER UNIT           PRICE            REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock.............        387,097                $15.50              $6,000,000           $1,964.02(1)
=================================================================================================================



(1) Previously paid, computed in accordance with Rule 457(c).


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE   , 1998


PROSPECTUS

                             HERITAGE COMMERCE CORP


                         387,097 SHARES OF COMMON STOCK


                                $15.50 PER SHARE

                         (MINIMUM PURCHASE 100 SHARES)


     Heritage Commerce Corp ("the Company") is hereby offering for sale (the "Offering") up to 387,097 shares of the Company's common stock, no par value (the "Common Stock"), at $15.50 per share. There is no underwriter for the shares offered hereby. The Company was recently incorporated as a bank holding company with Heritage Bank of Commerce (the "Bank") as its only subsidiary. The Offering is not underwritten and is not conditioned on the sale of any minimum number of shares.



     Prior to this Offering, there has been a limited trading market for the Common Stock of the Bank and the Company, and it is expected that this same limited market will continue to exist for the Common Stock of the Company. See "TRADING HISTORY AND DIVIDENDS." The Company's Common Stock is listed on the Over-the-Counter Electronic Bulletin Board under the symbol "HTBK." No assurance can be given that an active market will develop as a result of this Offering. See "RISK FACTORS." On June 2, 1998 the Company applied to the National Association of Securities Dealers for inclusion of the Common Stock for quotation on the Nasdaq National Market as of the completion of the Offering. No assurance can be given that the Common Stock will be approved for quotation on the Nasdaq National Market. It is a condition of this Offering that the Common Stock be approved for quotation on the Nasdaq National Market.


           THIS OFFERING INVOLVES CERTAIN RISK FACTORS TO PROSPECTIVE PURCHASERS. SEE "RISK FACTORS" AT PAGE 5 HEREOF.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

   THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR HAS ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


=========================================================================================================
                                               PRICE TO            PROCEEDS TO             PERCENT
                                                PUBLIC            THE COMPANY(1)           OF TOTAL
---------------------------------------------------------------------------------------------------------
Per Share..............................         $15.50                $15.11                97.50%
Total Maximum(2).......................       $6,000,000            $5,850,000              97.50%
=========================================================================================================


(1) After deducting direct Offering expenses payable by the Company estimated at $150,000.


(2) Assuming sale of all 387,097 shares offered hereby. The Offering is not subject to the sale of any minimum number of shares.



     The shares of Common Stock are offered by the Company, subject to receipt and acceptance by the Company and subject to the Company's right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made 10 days following the closing date of the Offering.



     The Company intends to sell the shares through its directors and officers on a "best efforts" basis. The Company will place subscription funds in an impound account at the Bank. Upon completion of the Offering, subscription funds representing accepted subscriptions will be paid from the impound account to the Company.



     The Offering commences immediately upon the effective date of this Prospectus and shall remain open for up to 60 days thereafter except as follows:
This Offering may be terminated early or may be extended by up to 30 days. Any extension or early termination of this Offering is at the discretion of the Company. The Offering will be closed not later than 90 days from the date of this Prospectus.


           The date of this Prospectus is                     , 1998.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto contained elsewhere in this Prospectus. Prospective purchasers are urged to read carefully this entire Prospectus before making any decision relating to the purchase of the shares offered hereby. This Prospectus contains forward-looking statements. Heritage Commerce Corp's actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY


     Heritage Commerce Corp (the "Company") was recently incorporated as a for-profit corporation under the California General Corporation Law for the principal purpose of engaging in activities permitted for a bank holding company. The Company was formed by the directors and officers of Heritage Bank of Commerce (the "Bank") for the purpose of acquiring and managing the Bank. To complete the acquisition of the Bank, the Company exchanged 3,295,896 common shares on a share-for-share basis for those outstanding common shares of the Bank, effective February 17, 1998. The Company is registered with the Board of Governors of the Federal Reserve System (the "FRB") as a bank holding company.



     The Company acts as a holding company for the Bank and is a legal entity separate and distinct from the Bank. The operations of the Company are conducted at the same location and in the same facilities as the operations of the Bank. The Company does not expect to engage in activities other than the operation of subsidiary banks in the immediate future. The Company may receive income from dividends made to it by the Bank. However, the Bank has no formal dividend policy, and dividends are issued solely in the discretion of the Bank's Board of Directors. There can be no assurance as to when or whether such a dividend will be paid or the amount thereof. The Bank currently has an accumulated deficit which precludes the payment of cash dividends to the Company without the consent of the Commissioner of the Department of Financial Institutions (the "Commissioner"). See "SUPERVISION AND REGULATION" for dividend restrictions.



     Heritage Bank of Commerce, the Company's only subsidiary, commenced operations on June 8, 1994. The Bank was organized to address the needs of small, closely-held businesses and their owners in the community of San Jose, California and the surrounding cities. Consolidation in the local banking market, particularly among independent, community banks, left a competitive void that the founders of the Bank sought to fill with an institution devoted to a more highly customized service approach. The Bank offers financial solutions tailored to the particular needs of its clients, rather than the less personal approach used by many of the Bank's larger competitors. With an initial capitalization in excess of $14 million, the Bank invested heavily in technology to maximize employee efficiency.



     As a result, the Bank has, in the intervening three and one-half years, developed a wide array of products and services for small businesses and their owners, such as factoring, SBA-guaranteed loans, construction loans, light aircraft financing, and personal computer-based on-line cash management, together with more common products such as accounts receivable lines of credit and traditional passbook savings accounts. In addition, the Bank has developed an expertise in other specialized areas such as deposit services for U.S. bankruptcy trustees. The Bank's ability to develop such specialized expertise has been instrumental in its rapid deposit growth. A second equity offering to the public in 1996 that raised an additional $6,000,000 in capital provided a base for continued asset growth and higher lending limits. Recently, the Bank has expanded its geographic reach with the opening of a branch office in Fremont, California.



     At March 31, 1998, the Bank had total assets of $328,976,000, total deposits of $304,165,000, total loans of $142,988,000, and total equity of $22,825,000. As the Company's sole business is the management of the Bank, the Company's balance sheet will generally mirror the Bank's.



     The activities of the Company will be subject to the supervision of the FRB. The Company may engage, directly or through subsidiary corporations, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956, as amended ("BHCA").



     The mailing address of the Company is 150 Almaden Boulevard, San Jose, California 95113. Its telephone number is (408) 947-6900.

                                  THE OFFERING


Securities Offered...........................  387,097 shares of Common Stock (no par value)
Common Stock Outstanding at March 31, 1998...  3,295,896 shares
Common Stock to be Outstanding After the       3,682,993 (maximum) shares (1)
  Offering...................................
Use of Proceeds..............................  For general corporate purposes except as required for capital with which to organize a de novo bank in
                                               Fremont, California. See "USE OF PROCEEDS."
Over-the-Counter Electronic Bulletin Board     "HTBK"
  Symbol.....................................
Expiration Date..............................  60 days from the date of this Offering, unless terminated earlier or extended by the Company by up to
                                               30 days
Method of Subscription.......................  By Subscription Application, with payment made to the
                                               Impound Account subject to the terms described in this
                                               Prospectus(2)
Minimum Subscription.........................  100 shares
Minimum to be Sold in the Offering...........  This Offering is not conditioned on the sale of any minimum number of shares


---------------

(1) Based on 3,295,896 shares of common stock outstanding on March 31, 1998. Assumes sale of all 387,097 shares offered hereby. This Offering is not subject to the sale of any minimum number of shares. Excludes 484,692 shares of Common Stock issuable upon exercise of outstanding options to purchase Common Stock as of March 31, 1998. See "REMUNERATION AND OTHER TRANSACTIONS WITH MANAGEMENT" and Note 8 to the financial statements.



(2) See STOCK SUBSCRIPTION APPLICATION, Appendix "A".

                            SELECTED FINANCIAL DATA


     The following table presents a summary of selected financial information for the Company's only subsidiary, Heritage Bank of Commerce, and except for the column entitled "for the Three Months Ended March 31, 1998" does not contain information with regards to the Company since the Company did not become the holding company for the Bank or commence operations until February 1998. This information should be read in conjunction with the Bank's and the Company's financial statements and notes thereto included within this Prospectus. The financial information for the years ended 1997, 1996, 1995 and 1994 as derived from audited financial statements. The financial statements for March 31, 1998 and 1997 are unaudited. Results of operations for the three months ended March 31, 1998 are not necessarily indicative of results of operations for the remainder of 1998.



                                        THREE MONTHS ENDED
                                             MARCH 31,                      YEARS ENDED DECEMBER 31,
                                      -----------------------   -------------------------------------------------
                                         1998         1997         1997         1996         1995       1994 (1)
                                      ----------   ----------   ----------   ----------   ----------   ----------
                                            (UNAUDITED)
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Interest income...................  $    5,172   $    3,394   $   16,251   $   10,525   $    6,421   $    1,244
  Interest expense..................       1,342          902        4,204        2,646        1,696          217
                                      ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income before
    provision for loan losses.......       3,830        2.492       12,047        7,879        4,725        1,027
  Provision for loan losses.........         160          220        1,060          830          496           76
                                      ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income after
    provision for loan losses.......       3,670        2,272       10,987        7,049        4,229          951
  Non-interest income                         79           74          590          296           71           18
  Non-interest expenses.............       3,018        1,812        9,168        5,724        4,098        2,976
                                      ----------   ----------   ----------   ----------   ----------   ----------
  Income (loss) before income
    taxes...........................         731          534        2,409        1,621          202       (2,007)
  Provision for income taxes........         278          187          844          220            1            1
                                      ----------   ----------   ----------   ----------   ----------   ----------
  Net income (loss).................  $      453   $      347   $    1,565   $    1,401   $      201   $   (2,008)
                                      ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA (2):
  Basic net income (loss) (3).......  $     0.14   $     0.11   $     0.48   $     0.48   $     0.08   $    (0.82)
  Diluted net income (loss) (4).....        0.12         0.10         0.45         0.46         0.08        (0.82)
  Book value (5)....................        6.93         6.20         6.78         6.56         6.03         5.56
  Average number of shares
    outstanding during the year.....   3,295,896    3,287,823    3,291,689    2,912,263    2,444,912    2,440,147
  Average number of shares and
    equivalents outstanding during
    the year........................   3,665,846    3,288,120    3,480,237    3,033,953    2,476,929    2,440,147
  Number of shares outstanding at
    year-end........................   3,295,896    3,287,239    3,295,896    3,130,696    2,125,534    2,112,681
BALANCE SHEET DATA:
  Investment securities.............  $   97,588   $   69,940   $   87,697   $   75,268   $   51,449   $   30,336
  Total loans before allowance for
    loan losses.....................     142,988       90,106      126,485       81,513       41,950       10,455
  Allowance for loan losses.........       2,540        1,622        2,285        1,402          572           76
  Total assets......................     328,976      207,573      267,575      173,303      132,160       59,037
  Total deposits....................     304,165      186,005      242,978      146,379      118,746       47,082
  Total shareholders' equity........      22,825       20,377       22,336       20,524       12,829       11,741
SELECTED PERFORMANCE RATIOS:
  Return on average assets (6)(7)...        0.68%        0.88%        0.74%        0.96%        0.22%         n/m
  Return on average equity (7)......        7.97%        8.10%        7.38%        8.56%        1.67%         n/m
  Net interest margin...............        6.45%        5.97%        6.23%        5.99%        5.81%        5.13%
  Average net loans after allowance
    for loan losses as a percentage
    of average deposits.............          55%          52%          52%          48%          37%          17%
  Average total shareholders' equity
    as a percentage of average total
    assets..........................           9%          11%          10%          11%          13%          31%
SELECTED ASSET QUALITY RATIOS (8):
  Net loan charge-offs to average
    loans...........................          --           --         0.18%          --           --           --
  Allowance for loan losses to total
    loans...........................        1.78%        1.80%        1.77%        1.69%        1.34%        0.73%
CAPITAL RATIOS (9):
  Tier 1 risk-based.................        13.1%        19.1%        14.6%        21.4%        22.5%        75.9%
  Total risk-based..................        14.6%        20.4%        15.8%        22.6%        23.6%        76.4%
  Leverage..........................         8.4%        10.9%        10.3%        13.9%        13.5%        29.6%

---------------

(1) Figures for 1994 are for the 207 day period from June 8 (inception) to December 31, 1994 and include pre-opening expenses of $1,080,000.


(2) All share figures are adjusted to reflect (i) a 10% stock dividend paid to shareholders of record as of February 5, 1996; (ii) a 5% stock dividend payable to shareholders of record as of February 5, 1997; and (iii) a 3-for-2 stock split payable to shareholders of record as of August 1, 1997, except number of shares outstanding at year-end, which are only adjusted retroactively to reflect the 3-for-2 stock split. All prior period per share amounts have been restated for the implementation of SFAS No. 128, as described in Note 1 to the financial statements.

(3) Represents net income (loss) divided by the average number of shares of common stock outstanding for the respective period.

(4) Represents net income (loss) divided by the average number of shares of common stock and common stock-equivalents outstanding for the respective period.

(5) Represents shareholders' equity divided by the number of shares of common stock outstanding at the end of the period indicated.

(6) Average balances used in this table and throughout this Prospectus are based on daily averages.


(7) Return on average assets, return on average equity and net loan charge-offs to average loans for the three months ended March 31, 1998 are annualized.



(8) Non-performing assets consist of non-accrual loans, loans past due 90 days or more, restructured loans, and other real estate owned. As of the dates indicated, the Bank had no non-performing assets, accordingly no non-performing asset to loan ratios are presented.



(9) The Risk-Based and Leverage Capital ratios are defined in "SUPERVISION AND REGULATION -- Capital Adequacy Guidelines."

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating an investment in the Company's Common Stock, prospective investors should consider carefully the following risk factors in addition to the other information presented in this Prospectus.


     Adverse Economic Conditions; Dependence on Technology Industry. Commencing in 1990, and lasting until 1996, the California economy was affected by an economic downturn. While improvement has been seen in the Company's service area, should the economic recovery stall in the Company's Santa Clara Valley market area (the southern portion of the San Francisco Bay Area), or should economic conditions worsen, the Company's business could be adversely affected, including the demand for new loans, refinancing activity, the ability of borrowers to repay outstanding loans and the value of the property held as collateral for outstanding loans. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Loan Portfolio." The economy of the Company's service area is dominated by the technology industry. Any softness in the technology industry could have an adverse effect on local market conditions and on the Company's financial condition and results of operations.



     The Company's Limited Operating History. At December 31, 1997, the Company had only recently been incorporated and had yet to transact business, while the Bank had completed just over three full years of operations. No assurance can be given that the Company will be owe to engage in any activity other than ownership of the Bank. No assurance can be given that the Bank will continue to increase in asset size at the rate it has grown since inception or that results of future operations can be predicted from its past operating history. See "TRADING HISTORY AND DIVIDENDS -- Dividends," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "COMPETITION" and "USE OF PROCEEDS."



     Limited Trading Market. While the Company's Common Stock is not subject to any specific restrictions on transfer, prior to this Offering there has been only a limited trading market for the Company's Common Stock. No assurance can be given that an active public market will develop as a result of this Offering or at any time in the future. See "TRADING HISTORY AND DIVIDENDS -- Trading History."



     Arbitrary Offering Price. The Offering Price has been set by the Company. The Offering Price does not reflect the price at which the Company's Common Stock currently trades, nor does the offering price necessarily reflect the price at which the Company's Common Stock will trade following this Offering.



     Immediate Dilution to Shareholders. The Offering Price per share exceeds the Company's book value per share. Based upon the Offering Price and the book value per share as of March 31, 1998, the sale of the Common Stock in this Offering will result in an immediate dilution of $7.71 per share for each of the shares offered hereby (assuming a fully-subscribed Offering). The exercise of outstanding stock options would result in additional dilution of $0.19 per share. See "DILUTION." See "DETERMINATION OF OFFERING PRICE." This Offering is not conditioned on the sale of any minimum number of shares.



     Lack of Dividends. The ability of the Company to pay cash dividends in the future will depend on the Company's profitability, growth, capital needs and compliance with regulatory capital requirements. The Board of Directors of the Company currently intends to retain earnings, if any, to support growth and has no present intention of paying dividends in the forseeable future. There can be no assurance as to when or whether the Company will pay a dividend. See "TRADING HISTORY AND DIVIDENDS -- Dividends."



     Competition. In California generally, and in the Company's service area specifically, major banks dominate the commercial banking industry. By virtue of their larger capital bases, such institutions have substantially greater lending limits than those of the Company's only subsidiary, the Bank, as well as more locations, products and services. In obtaining deposits and in making loans, the Bank competes with these larger commercial banks and other financial institutions, such as savings and loan associations and credit unions, which offer most services traditionally offered only by banks. In addition, the Bank competes with other institutions such as money market funds, brokerage firms, and even retail stores seeking to penetrate the financial services market. Such competition may have an adverse effect on the Company. See "BUSINESS OF THE BANK -- Competition."


     General Lending Risks. The Bank is engaged primarily in commercial, consumer and real estate lending. The risk of nonpayment of loans is inherent in the lending business. The ability of borrowers to repay their obligations can be adversely affected by factors beyond the control of the Bank, including local and general economic and market conditions. A substantial portion of the Bank's loans are secured by real estate. These same factors may adversely affect the value of real estate as collateral. The Bank maintains an allowance for loan losses and periodically makes additional provisions to the allowance to reflect the level of losses determined by management to be inherent in the loan portfolio. However, the level of the allowance and the amount of such provisions are only estimates based on management's judgment, and there can be no assurance that actual losses incurred will not exceed the amount of the allowance or require substantial additional provisions to the allowance.



     At March 31, 1998, land and construction loans comprised 20% of the Bank's loan portfolio, compared to 20% and 14% at December 31, 1997 and 1996. Land and construction loans are generally considered to involve greater risk of loss than other forms of commercial lending. The increase in these types of loan represents an increase in the risk profile of the Bank's loan portfolio.



     Dependence on Key Personnel. The Company is dependent upon a limited number of key management and technical personnel. The Company's future success will depend in part upon its ability to attract and retain highly qualified personnel. The Company competes for such personnel with other companies and other organizations. There can be no assurance that the Company will be successful in retaining or hiring qualified personnel. The loss of any of the Company's senior management or sales and marketing personnel, particularly to competitors, could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows. See "MANAGEMENT AND PRINCIPAL SHAREHOLDERS."



     Government Regulation and Legislation. The Company and its operations are subject to extensive state and federal regulation, supervision and legislation, and the laws that govern the Company and its operations are subject to change from time to time. From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. For example, the legislature periodically considers legislation to repeal the current statutory restrictions on affiliations between commercial banks and securities firms. Should major legislative changes occur, the impact such changes might have on the Company or the Bank are impossible to predict.



     The Company is subject to the BHCA and to regulation and supervision by the FRB. The Bank is subject to supervision and regulation by the Federal Deposit Insurance Corporation ("FDIC") and by the commissioner. These regulations are intended primarily for the protection of depositors and consumers, rather than for the benefit of investors. The Company and the Bank are subject to changes in federal and state law, as well as changes in regulation and governmental policies, income tax laws and accounting principles. The effects of any potential changes could adversely affect the business and operations of the Company and the Bank in the future.



     The commercial banking business is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the FRB. The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements, and by varying the interest rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates charged on loans and paid on deposits. Future changes in monetary policies could have an impact on the Company. See "SUPERVISION AND REGULATION."

     The FRB has adopted a policy which requires a bank holding company, such as the Company, to serve as a source of financial strength to its banking subsidiaries. The FRB has ordered bank holding companies to contribute cash to their troubled bank subsidiaries based upon this "source of strength" policy. This policy could have the effect of decreasing funds available for distributions to shareholders. In addition, a bank holding company in certain circumstances could be required to guaranty the capital plan of an undercapitalized banking subsidiary. The Bank is not currently undercapitalized, but there is no guarantee that it (or a de novo bank established by the Company) will not be undercapitalized in the future.



     External Factors Affecting Asset Quality. California is prone to earthquakes, flooding, and other natural disasters some of which may not be insurable. The Bank's properties and substantially all of the real and personal property securing loans in the Bank's portfolio are located in California. The Bank faces the risk that many of its borrowers may experience uninsured property damage, sustained interruption of their businesses, or loss of their jobs from earthquakes, floods or other disasters. As a result, these borrowers may be unable to repay their loans in accordance with their original terms, and the allowance for loan losses may not be adequate to cover losses resulting from such external factors. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Non-Performing Assets."



     Possible Volatility of Stock Price. The Company believes that factors such as announcements of developments related to the Company's business, announcements by competitors, quarterly fluctuations in the Company's financial results, and general conditions in the banking industry or economic conditions in the areas in which the Company or the Bank does business, and other factors could cause the price of the Company's Common Stock to fluctuate substantially. In addition, in recent years the stock market in general and the market for shares of small capitalization stocks in particular have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. Such fluctuations could have a material adverse effect on the market price of the Company's Common Stock.



     Since this Offering is not underwritten, no transaction will occur that has the effect of stabilizing or penalty bids. Without these types of bids, there are limited controls over the volatility of Company Common Stock associated with this Offering.



     Risks Relating to Organizing a De Novo Bank. With a portion of the proceeds of this Offering, the Company intends to organize a de novo bank in Fremont, California. The Company filed an application to establish a new bank with the Commissioner on May 22, 1998, and is in the process of filing the necessary applications with the FDIC. However, no assurances can be given that the Company will receive permission to organize a de novo bank. Also, no assurances can be given that the Company will be able to recruit personnel necessary to manage and operate a de novo bank, or that a de novo bank, if established, will be able to operate profitability.



     If the Company raises capital in the Offering but is not able to increase its assets and deposit base, through either a new bank or existing operations, the Company's return on average equity could decline. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." See "SUPERVISION AND REGULATION."


     Year 2000. The inability of computers, software, and other equipment utilizing microprocessors to recognize and properly process data fields containing a two-digit year is commonly referred to as the Year 2000 Compliance issue. As the year 2000 approaches, such systems may be unable to process accurately certain date-based information.


     The Company's vendors have provided appropriate assurances with regard to these issues. However, there can be no guarantee that these assurances will prove to be accurate, or that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company. The Company's bank subsidiary has begun the process of assessing the credit risk related to its borrowers' Year 2000 Compliance progress and will integrate a Year 2000 Compliance element into its credit approval process by December 31, 1998.

     The costs of, and the date on which the Company plans to complete the Year 2000 modification and testing process, are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third-party modification plans, and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ from those plans.



     No Underwriter. This Offering is not underwritten. The offering is not subject to the sale of any minimum number of shares. No assurance can be given as to the number of shares, if any, that the Company will sell in the Offering. The Company may terminate the offering after accepting subscriptions for any number of shares less than the 387,097 shares offered hereby. Sale of less than 387,097 shares may impair the Company's ability to charter a de novo bank. The Company has a limited ability to conduct the Offering because its directors and officers have only limited experience in conducting an offering of common stock.



     Geographic Concentration. The Bank's loan portfolio consists almost entirely of loans to businesses and are secured by real and personal property, located in California and in particular in Santa Clara County. This lack of geographic diversification in the loan portfolio could have a material adverse effect on the Bank's financial condition and results of operation if a cyclical downturn or natural disaster affected the local economy.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


     This Prospectus includes forward-looking statements that are based on the current beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. All statements other than statements of historical facts included in this Prospectus, including without limitation, statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business of the Company" regarding the Company's or the Bank's financial position, business strategy and plans and objectives of management of the Company and the Bank for future operations, are forward-looking statements. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar meaning, as they relate to the Company or Bank management, are intended to identify forward-looking statements.



     Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. A discussion of important factors that could cause actual results to differ materially from the Company's expectations ("cautionary statements") is included under "Risk Factors" and elsewhere in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. Based upon changing conditions, if any one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.


                                USE OF PROCEEDS


     The net proceeds from the sale of 387,097 shares of Common Stock offered hereby are estimated to be approximately $5,850,000 (maximum). No minimum amount of capital will be raised in the Offering. Although the Company is considered well capitalized on a consolidated basis under applicable regulatory risk-based capital guidelines at present, based upon the rate of growth evidenced to date and on anticipated growth, and assuming current market conditions prevail, the Company hopes to raise capital in this Offering to support future growth prospects. The Company intends to use up to $5,500,000 to capitalize a de novo bank in Fremont, California with the remaining amount to be used for general corporate purposes. The Company believes, based on discussions with bank regulators, that the regulators will require not less than this amount of capital as a condition to approval of a new bank. If the Company does not establish a de novo bank in Fremont or elsewhere for any reason, including failure to raise sufficient funds in this Offering to capitalize a de novo bank, the Company intends to retain any capital received in the Offering and to invest part or all of such capital in the Bank to support growth in Southern Alameda County as the Company deems appropriate. Proceeds retained in the Company and not used to capitalize a new bank will initially be invested in government securities or other permitted investments and ultimately used in the discretion of the Board of Directors. No assurance can be given that all of any portion of the 387,097 shares offered hereby will be sold.



     The Company anticipates that future growth may take the form of additional market share in its current markets, or it may involve geographic expansion. The Bank recently opened a branch in Fremont, California, in an effort to expand its market area. If the Company succeeds in opening a de novo bank in Fremont, it expects (subject to regulatory restrictions) to cause the Bank to transfer the assets, liabilities and operations of the Fremont branch to the de novo bank. Certain risks relating to the organizing of a de novo bank are discussed in "RISK FACTORS -- Risks Relating to Organizing a De Novo Bank." See also "CAPITALIZATION." If the Company does not succeed in establishing a new bank in Fremont, it will nevertheless attempt to increase its banking business in southern Alameda County through its Fremont branch, and any proceeds of the Offering may be used to support such growth. The Company may engage, directly or through subsidiary corporations, in those activities closely related to banking which are specifically permitted under the BHCA.

     The amount and timing of such uses of the net proceeds will depend on the capital needs and financial requirements of the Company and on local loan demand and expansion opportunities. In the interim, proceeds from the Offering will be invested in securities issued by the U.S. Treasury. No assurance can be given that any de novo bank will be established or that asset growth will otherwise be achieved in the future or that, if a de novo bank is established or growth otherwise achieved, the resulting impact on the Company's financial condition will be favorable.


                                    DILUTION


     At March 31, 1998, the shareholders' equity, or net book value, of the Company was $22,825,000, or $6.93 per share. Net book value per share represents the Company's total assets less total liabilities divided by the total number of shares of Common Stock outstanding, exclusive of shares subject to currently exercisable options.



     Net book value dilution per share represents the difference between the amount per share paid by the purchasers of Common Stock in the Offering and the pro forma net book value per share of Common Stock immediately after the completion of the Offering. After giving effect to the sale by the Company of the 387,097 shares of Common Stock offered herein at the public offering price of $15.50 per share and receipt by the Company of the net proceeds therefrom, the pro forma net book value of the Company at March 31, 1998, would have been a maximum of approximately $28,675,000 ($7.79 per share). This represents an immediate decrease in book value per share of $7.71 (maximum) per share to purchasers of shares in the Offering, as illustrated by the following:


DILUTION IN NET BOOK VALUE PER SHARE TO NEW INVESTORS


                                                               ASSUMING 387,097
                                                              NEW SHARES IN THE
                                                              OFFERING (MAXIMUM)
                                                              ------------------
Public offering price per share.............................        $15.50
Net book value per share at March 31, 1998..................          6.93
Increase per share attributable to new investors in the
  Offering..................................................          0.86
Pro forma net book value per share after the Offering.......          7.79
Dilution in net book value per share to new investors.......         (7.71)



     In addition, exercise of outstanding stock options would result in additional dilution to new investors of $0.19 per share (currently exercisable options) or $0.18 per share (all options).

                                 CAPITALIZATION


     The following table sets forth the capitalization and capital ratios of the Company, at March 31, 1998, and as adjusted to give pro forma effect to the Offering, assuming sale of all 387,097 shares offered hereby:


CAPITALIZATION AND CAPITAL RATIOS


                                                                     AT MARCH 31, 1998
                                                              -------------------------------
                                                                         AS ADJUSTED FOR THE
                                                              ACTUAL    OFFERING(1) (MAXIMUM)
                                                              -------   ---------------------
                                                                  (DOLLARS IN THOUSANDS)
Preferred Stock.............................................       --               --
Common stock, no par value, 30,000,000 shares authorized;
  shares outstanding: 3,295,896 at March 31, 1998 and
  3,720,896
  as adjusted...............................................  $23,447          $29,447
Accumulated deficit.........................................   (1,075)          (1,075)
Accumulated other comprehensive income......................      453              453
                                                              -------          -------
Total shareholders' equity..................................  $22,825          $28,825
                                                              =======          =======
Capital ratios for the Company(2):
Tier 1 risk-based capital...................................     13.1%            16.6%
Total risk-based capital....................................     14.6%            18.0%
Leverage....................................................      8.4%            10.6%


---------------
(1) After payment of direct expenses of the Offering, estimated at $150,000.


(2) Table assumes proceeds of offering are invested in U.S. Treasuries, with a 0% risk factor.



The table above does not reflect shares of Common Stock subject to outstanding stock options pursuant to the Company's Stock Option Plan. See "REMUNERATION AND OTHER TRANSACTIONS WITH MANAGEMENT."



     For a comparison of the Company's and the Bank's risk-adjusted capital ratios to applicable regulatory guidelines at December 31, 1997, see footnote 13 to the financial statements.


                        DETERMINATION OF OFFERING PRICE


     Prior to this Offering there has been only limited trading in the Bank's or the Company's Common Stock. See "TRADING HISTORY AND DIVIDENDS -- Trading History." The Offering Price per share was determined by the Board of Directors of the Company after considering several factors, including but not limited to recent trading prices of the Common Stock, book value per share, historical results of operations, assessment of the Company's management and financial condition and market activity of stock for other financial institutions. The Offering Price does not reflect the price at which the Common Stock currently trades, nor does the Offering Price necessarily reflect the price at which the Common Stock will trade following this Offering.


                         TRADING HISTORY AND DIVIDENDS

TRADING HISTORY


     The Company's Common Stock is traded on the Over the Counter Electronic Bulletin Board under the symbol "HTBK." On June 2, 1998, the Company applied with the Nasdaq stock market for inclusion of the Common Stock for quotation on the Nasdaq National Market. It is a condition of this Offering that the Common Stock be approved for quotation on the Nasdaq National Market. In any event, the Company expects that there will only be a limited market for the Company's Common Stock. No assurance can be given that an active trading market will develop or be sustained for the Common Stock as a result of this Prospectus, or at any other time in the future.

     The information in the following table indicates the high and low bid quotations for the Company's Common Stock since February 17, 1998 and the Bank's Common Stock before that date for each quarterly period for the last two fiscal years, and is based upon information provided by certain brokerage firms handling transactions in the Common Stock. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, do not reflect actual transactions, and do not include nominal amounts traded directly by shareholders or through other dealers.



                                                            HIGH        LOW
                                                           ------      ------
1998
Second Quarter (through June 1, 1998)....................  $17.00      $14.50
First Quarter............................................   17.00       15.00
1997
Fourth Quarter...........................................   20.00       16.00
Third Quarter............................................   14.50        8.67
Second Quarter...........................................    8.50        8.33
First Quarter............................................    8.67        8.09
1996
Fourth Quarter...........................................    7.93        7.93
                                                                  No activity
Third Quarter............................................         reported(1)
                                                                  No activity
Second Quarter...........................................         reported(1)
First Quarter............................................    7.14        6.83


---------------

(1) During the period indicated, the Bank was in the process of completing an Offering for 825,495 shares at $7.93.



     The listed prices reflect (i) a 10 percent stock dividend which was paid on February 26, 1996, (ii) a 5 percent stock dividend which was paid on February 26, 1997 and (iii) a 3 for 2 stock split on August 15, 1997. Effective February 17, 1998, the Bank's stock was exchanged on a share for share basis with the stock of the Company with the shares issued pursuant to this exchange mailed to shareholders as they surrender their Heritage Bank of Commerce shares.



     According to management's best knowledge, the most recent trade in the Common Stock prior to the date of this Prospectus occurred on June 2, 1998 for 200 shares, at a sales price of $17.00 per share. As of March 31, 1998, the Company had approximately 643 shareholders of record.



DIVIDEND POLICY AND HISTORY



     The Company. The Company currently has no intention of paying cash dividends in the foreseeable future. Payment of cash dividends is subject to the Company's earnings, financial condition, cash needs, the discretion of the Company's Board of Directors and compliance with regulatory requirements. For discussion of regulatory requirements, see "-- Limitations on Dividends" below. At present, the Board of Directors intends to consider payment of cash dividends only when the Company achieves significant retained earnings and the Board determines that retention of earnings is not necessary to support anticipated growth in assets.



     The Bank. The primary source of funds for payment of dividends by the Company to its shareholders is expected to be the receipt of cash dividends from the Bank. The Bank's ability to pay dividends to the Company is limited by applicable state and federal law. See " -- Limitations on Dividends." At present, the Board of Directors intends to consider payment of cash dividends only when the Company has significant retained earnings and the Board determines that retention of earnings is not necessary to support anticipated growth in assets.



     Payment of cash dividends in the future will depend upon the Bank's earnings and financial condition and other factors deemed relevant by management including compliance with regulatory requirements. The Bank has an accumulated deficit which precludes the Bank from paying cash dividends without the consent of the Commissioner. In April 1998, the Bank received permission from the Commissioner to pay a cash dividend of

$300,000 to the Company. The Company is using the funds to repay its costs of organization (estimated at $76,000) and to pay costs of the Offering as incurred.



     In December 1995, the Bank's Board of Directors declared a 10% stock dividend payable to shareholders of record as of February 5, 1996. The payable date of the dividend was February 26, 1996. In accordance with generally accepted accounting principles, the Bank accounted for the 1996 transaction by increasing the recorded accumulated deficit and transferred $1,384,000, the fair value of the additional shares issued, to permanent capital. All tables in this document which include share price data, show the effect of this stock dividend.


     In January, 1997, the Bank's Board of Directors declared a 5% stock dividend payable to shareholders of record as of February 5, 1997. The payable date of the dividend was February 26, 1997. In accordance with generally accepted accounting principles, the Bank accounted for the 1997 transaction by increasing the recorded accumulated deficit and transferred $1,304,000, the fair value of the additional shares issued, to permanent capital. All tables in this document which include share price data, show the effect of this stock dividend.

     In August, 1997, the Bank's Board of Directors declared a 3 for 2 stock split payable to shareholders of record as of August 1, 1997. In accordance with generally accepted accounting principles, the Bank accounted for the transaction by restating all share information to reflect the effect of the split. The payable date of the split was August 15, 1997. All tables in this document which include share price data, show the effect of this stock split.

LIMITATIONS ON DIVIDENDS


     The Company. A California corporation such as the Company may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. In the event sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if, after giving effect to the distribution, the corporation's assets equal at least 125% of its liabilities and certain other conditions are met. Since the 125% ratio is equivalent to a capital-to-assets ratio of 20%, most bank holding companies, including the Company, based on its current capital ratios, are unable to meet this last test and therefore may pay cash dividends only if they have sufficient retained earnings.



     A bank holding company may not pay a cash dividend if, as a result, its capital ratios would fall below regulatory requirements. See "Regulation and Supervision -- Capital Adequacy Requirements." The FRB may prohibit payment of cash dividends if it determines that such payment might be unsafe or unsound.



     The Bank. The legal ability of the Bank to pay dividends to the Company is subject to restrictions set forth in the California Banking Law and regulations of the FDIC.



     The California Banking Law provides that a state-licensed bank may not make a cash distribution to its shareholders in excess of the lesser of the following: (i) the bank's retained earnings, or (ii) the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank to its shareholders during such period. However, a bank, with the prior approval of the Commissioner, may make a distribution to its shareholders of an amount not to exceed the greater of (i) a bank's retained earnings, (ii) its net income for its last fiscal year, or (iii) its net income for the current fiscal year.


     The FDIC and the Commissioner have authority to prohibit a bank from engaging in business practices which are considered to be unsafe or unsound. Depending upon the financial condition of bank and upon other factors, the FDIC or Commissioner could assert that payments of dividends or other payments by the Bank might be such an unsafe or unsound practice.

                      OFFERING AND METHOD OF SUBSCRIPTION

GENERAL


     The Prospectus is dated                     , 1998. The Offering commences
this date and shall remain open for 60 days thereafter, except as follows: this Offering may be terminated early or may be extended by up to 30 days. Any extension or early termination of this Offering is at the discretion of the Company.



     The Company is offering up to 387,097 shares of its Common Stock for a cash price of $15.50 per share. A minimum purchase of 100 shares ($1,550) is required. The Company reserves the right to accept individual subscriptions for fewer than 100 shares, or to reject or cancel any subscription, in whole or in part, for any reason whatsoever. Under this Offering, except with the express consent of the Company, the FRB and the Commissioner, no investor will be allowed to purchase, directly or indirectly, shares which together with any shares previously held by the investor, equal or exceed 10% of the Common Stock of the Company to be outstanding immediately following completion of this Offering. In addition, under this Offering, except with the express consent of the Company, no investor will be allowed to purchase in this Offering, directly or indirectly, shares which together with any shares previously held by the investor, equal or exceed 5% of the Common Stock of the Company to be outstanding immediately following completion of this Offering.



     This Offering is not underwritten and is not conditioned on the sale of any minimum number of shares. Only the directors and officers of the Company are authorized to solicit subscriptions for shares. The directors and officers of the Company intend to solicit by means of personal and telephone contact with prospective subscribers, and by direct mailing of the Prospectus. Offers for shares must be preceded or accompanied by this Prospectus. The persons authorized to solicit subscriptions may be reimbursed for reasonable expenses, if any, incurred in connection with the selling of shares.



     The Prospectus includes one integral Appendix: Appendix "A," the Stock Subscription Application ("Application"). Triplicate executable copies of the Application, together with IRS Form W-9 accompany the Prospectus. The Prospectus is incorporated by reference in the Application.



     See Appendix "A" "STOCK SUBSCRIPTION APPLICATION".


APPLICATION FOR COMMON STOCK


     A purchaser may subscribe to purchase shares hereunder by executing and delivering an Application to the Company together with a check payable to "Heritage Commerce Corp" in the amount of the purchase price and a completed IRS Form W-9 Request for Taxpayer Identification Number and Certification.



     The Company shall notify each purchaser in writing as to the extent to which the purchaser's offer is accepted, not later than one month after receipt of the Application. To the extent the purchaser's offer is not accepted by the Company, and concurrently with such rejection, the Company will return the purchaser's unaccepted funds together with interest actually earned thereon.



     All funds received from purchasers for the Company's common stock, will be deposited in an interest-bearing account at Heritage Bank of Commerce (the "Impound Account"). Funds in the Impound Account will bear simple interest at a rate of 3% per annum. Any funds in the Impound Account are insured by the FDIC up to a maximum of $100,000 per purchaser, however; the Company's Common Stock is not subject to FDIC insurance.



     On the last day of the Offering, the Company will conduct a closing at its premises (the "Closing"). Upon the closing, funds in the Impound Account (including any interest earned thereon) attributable to Applications accepted by the Company shall be released to the Company.



     The Company will mail to each purchaser whose application is accepted, within 10 business days after the Closing, a stock certificate, registered in the purchaser's name or as directed by the purchaser, representing the respective Shares subscribed.

     If the Company does not accept an Application for any reason, the Company will return funds submitted on account of the purchase price, plus interest actually earned on such funds while on deposit in the Impound Account.



     If for any reason whatsoever, the Offering does not close by 60 days from the date of the Offering (or by 30 days thereafter, if the Company elects to extend the Offering), the Company will deliver written notice to each purchaser, together with funds submitted by each purchaser on account of the purchase price, plus interest actually earned on such funds while on deposit in the Impound Account.



     See Appendix "A" "STOCK SUBSCRIPTION APPLICATION".

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Bank's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW


COMPARISON OF FIRST QUARTER 1998 TO FIRST QUARTER 1997



     Net income for the quarter ended March 31, 1998 was $453,000, ($0.14 per share, basic; $0.12 per share, diluted) as compared to net income of $347,000,($0.11 per share, basic; $0.10 per share, diluted) for the same period in 1997. The increase was attributable to growth in the level of earnings assets overall, and of loans in particular, funded by new deposits at favorable weighted average rates of interest. Return on average assets annualized for the first quarter of 1998 was 0.7%, compared to 0.8% for the first quarter of 1997. Annualized return on average equity for the first quarter of 1998 was 8.1%, compared to 6.9% for the first quarter of 1997.



     Average interest-earning assets for the quarter ended March 31, 1998 were up $67,348,000 or 40% over 1997, with much of the increase primarily attributable to growth in loans. The average rate earned on loans in the first quarter of 1998 was up over 1997, and, as a result of the increase in both rate and volume of loans, the average rate on earning assets increased to 8.71% for the quarter ended March 31, 1998, up from 8.15% for the same period of 1997.



     Average interest-bearing liabilities were up $41,558,000 or 39% from 1997 to 1998, with the increase primarily attributable to growth in savings and money market accounts, and secondarily to growth in time deposits of $100,000 or more. The average rate paid on interest-bearing liabilities increased to 3.65% from 3.41% at March 31, 1998 and 1997, respectively. However, due to the growth in interest-earning assets and the improvement in yield thereon, the net interest margin improved to 6.45% in the first quarter of 1998 from 5.97% in 1997.



     The Company had no non-performing assets (including nonaccrual loans, loans 90 days past due and still accruing and other real estate owned ("OREO")) at March 31, 1998, December 31, 1997, and March 31, 1997.



     Shareholders' equity increased $489,000 to $22,825,000, or 6.94% of assets, at March 31, 1998, from $22,336,000 million, or 8.35% of assets, at December 31, 1997. The increase was due primarily to net earnings. The Company's Tier 1 and total risk-based capital ratios were 13.1% and 14.6%, respectively, at March 31, 1998, compared to 14.6% and 15.8%, respectively, at December 31, 1997, and 19.1% and 20.4%, respectively, at March 31, 1997. The Company's leverage capital ratio decreased to 8.4% at March 31, 1998 from 10.3% at December 31, 1997 and 11.3% at March 31, 1997. At March 31, 1998, the Company's risk-based capital and leverage ratios exceeded the ratios for a well-capitalized financial institution as defined in the Federal Deposit Insurance Corporation Improvement Act under the prompt corrective action regulations.


COMPARISON OF 1997 VERSUS 1996

     Net income for the year ended December 31, 1997 was $1,565,000, or $0.48 per share (basic), compared to $1,401,000 or $0.48 per share (basic) and $201,000, or $0.08 per share (basic) for the years ended December 31, 1996 and 1995, respectively. This increase was primarily attributable to growth in the level of earning assets, funded by new deposits at favorable weighted average rates of interest, as well as to improvements in the Bank's mix of earning assets in favor of higher yielding assets, such as loans.

     Average interest-earning assets for 1997 were up 47% over 1996. The increase was primarily attributable to growth in loans and, as a result, the average rate on interest-earning assets increased to 8.40% in 1997, up from 8.00% in 1996. Average interest-bearing deposits for 1997 were up 49% over 1996, with the increase primarily attributable to growth in savings and money market accounts. The impact on the Bank's average rate paid on interest-bearing liabilities, however, was modest, an increase to 3.49% in 1997, up from 3.28% in 1996. As a result, net interest margin improved to 6.23% in 1997 from 5.99% in 1996.

     The Bank's loan quality remained high in 1997. As of December 31, 1997, loans classified by the Bank constituted 2% and 11%, respectively, of total loans (shareholders' equity) and capital and reserves (allowance for loan losses), down from 5% and 18%, respectively, as of December 31, 1996. Net loan charge-offs during 1997 were 0.18% of average loans outstanding; the Bank had no loan charge-offs in any prior year.

     Fee income rose 16% from 1996 to 1997. Many of the Bank's deposit accounts maintain balances higher than that which is required to offset activity charges and, as such, are not assessed fees. Other components of non-interest income such as gain on sale of securities available-for-sale and on sale of SBA loans rose more dramatically, up 681% and 103%, respectively, from 1996 to 1997.


     Return on average equity in 1997 was 7.38%, compared to 8.56% in 1996. Return on average equity fell in 1997, in spite of the fact that net income increased on an absolute basis over 1996, due to an increase in average equity that resulted from the Bank's second offering in the latter half of 1996.


     Return on average assets in 1997 dropped to 0.74% from 0.96% in 1996. In 1997, average assets grew at a faster rate than net earnings, which were adversely impacted by higher taxes as the Bank exhausted the remainder of its operating loss carry forwards in 1996. Return on average assets was 0.22% in 1995.

COMPARISON OF 1996 VERSUS 1995

     Net interest income for the year ended December 31, 1996 was $7,879,000, an increase of $3,154,000 (or 67%) over the $4,725,000 reported for 1995. The increase occurred primarily as a result of growth that occurred in the Bank's earning assets, the yield on which was enhanced by an improvement in the net yield on interest-earning assets during 1996 as compared with 1995. The increase in net yield on interest earning assets in turn resulted from an improved mix of assets (in favor of higher yielding assets such as loans) which offset the effect of interest rate decreases that occurred during the first quarter of 1996. The Bank's average interest-earning assets were $131,511,000 in 1996, up $50,195,000 (or 62%) from the average of $81,316,000 for 1995. The net interest margin on interest-earning assets improved during 1996 to 5.99% from 5.81% for 1995.


     Non-interest income for the year ended December 31, 1996 was $296,000, up $225,000 (or 317%) from $71,000 for 1995. This increase was primarily the result of sales of SBA-guaranteed loans and certain investment securities available-for-sale, which resulted in profits on sale, as well as an increase in deposit levels, which generate monthly service charges.


     Non-interest expenses for the year ended December 31, 1996 were $5,724,000, up $1,626,000 (or 40%) from $4,098,000 for the year ended December 31, 1995.
Growth in the Bank's infrastructure to support loan and deposit growth was responsible for the increase in non-interest expenses. Salaries and benefits expense rose 43% from 1995 to 1996, with the increase attributable to growth in the number of employees. The Bank employed 55 people at December 31, 1996, up 22 from 33 employees at December 31, 1995. Furniture and equipment expenses and occupancy expenses were similarly affected by the increase in employees. Client services expenses were up as a result of additional funds on deposit at the Bank.

                             RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN


     The following table presents the Company's average balance sheet, net interest income and the resultant yields for the quarterly periods presented:





                                                              FOR THE THREE MONTHS ENDED MARCH 31,
                                            -------------------------------------------------------------------------
                                                           1998                                  1997
                                            -----------------------------------   -----------------------------------
                                                       INTEREST                              INTEREST
                                            AVERAGE     EARNED    AVERAGE YIELD   AVERAGE     EARNED    AVERAGE YIELD
                                            BALANCE    OR PAID    OR RATE PAID    BALANCE    OR PAID    OR RATE PAID
                                            --------   --------   -------------   --------   --------   -------------
INTEREST-EARNING ASSETS:
  Net loans...............................  $131,672    $3,550        10.93%      $ 86,993    $2,132        9.94%
  Investments.............................    92,872     1,405         6.14         73,093     1,148        6.37
  Federal funds sold......................    16,193       217         5.43          8,806       114        5.25
                                            --------    ------        -----       --------    ------        ----
         Total interest-earning assets....  $240,737    $5,172         8.71%      $168,892    $3,394        8.15%
                                            ========    ======        =====       ========    ======        ====
INTEREST-BEARING LIABILITIES:
  Deposits:
    Demand, interest-bearing..............  $  6,205    $   29         1.89%      $  4.227    $   20        1.92%
    Savings and money market..............    95,640       739         3.13         71,712       512        2.90
    Time deposits, $100,000 and over......    39,523       489         5.01         23,189       268        4.69
    Time deposits, less than $100,000.....     7.512        85         4.60          8.055       100        5.03


    Other borrowings......................        11        <1         5.58            150         2        5.41
                                            --------    ------        -----       --------    ------        ----
         Total interest-bearing
           liabilities....................  $148,891    $1,342         3.65%      $107,333    $  902        3.41%
                                            ========    ======        =====       ========    ======        ====
Net interest income/margin................              $3,830         6.45%                  $2,492        5.97%
                                                        ======        =====                   ======        ====



Note: Yields and amounts earned on loans include loan fees of $277,000 and $137,000 for the three month periods ended March 31, 1998 and 1997, respectively.



Note: The yield on investment securities does not include a fair value adjustment.



     The Company's net interest income for the first quarter of 1998 was $3,830,000, an increase of $1,338,000 over the first quarter of 1997. When compared to the first quarter of 1997, average earning assets increased by $67,348,000, while the net yield on average earning assets increased from 5.97% in the first quarter of 1997 to 6.45% in the first quarter of 1998. The increase in net interest income was primarily due to an increase in the volume of interest-earning assets, predominantly loans.

     The following table presents the average amounts outstanding for the major categories of the Bank's interest-earning assets and interest-bearing liabilities, the average interest rates earned or paid thereon, and the net yield on average interest-earnings assets for the years ended 1997, 1996 and 1995:



                                               1997                             1996                             1995
                                   -----------------------------    -----------------------------    ----------------------------
                                              INTEREST   AVERAGE               INTEREST   AVERAGE              INTEREST   AVERAGE
                                   AVERAGE    INCOME/    YIELD/     AVERAGE    INCOME/    YIELD/     AVERAGE   INCOME/    YIELD/
                                   BALANCE    EXPENSE     RATE      BALANCE    EXPENSE     RATE      BALANCE   EXPENSE     RATE
                                   --------   --------   -------    --------   --------   -------    -------   --------   -------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS:
Loans, net(1)....................  $ 98,930   $10,376     10.49%    $ 61,130   $ 6,138     10.04%    $29,419    $3,134     10.65%
Investment securities(2)(3)......    84,196     5,323      6.32       57,769     3,724      6.45      40,388     2,623      6.49
Federal funds sold...............    10,233       552      5.39       12,612       663      5.26      11,509       664      5.77
                                   --------   -------     -----     --------   -------     -----     -------    ------     -----
        Total interest-earning
          assets.................   193,359   $16,251      8.40%     131,511   $10,525      8.00%     81,316    $6,421      7.90%
                                   --------   -------     -----     --------   -------     -----     -------    ------     -----
Cash and due from banks..........    13,961                           11,270                           7,723
Premises and equipment, net......     1,756                            1,152                             985
Other assets.....................     3,586                            1,802                           1,204
        Total assets.............  $212,662                         $145,736                         $91,228
                                   ========                         ========                         =======
LIABILITIES AND SHAREHOLDERS'
  EQUITY:
Deposits:
  Demand, interest-bearing.......  $  4,988   $    95      1.91%    $  3,654   $    68      1.86%    $ 2,059        40      1.93%
  Savings and money-market.......    80,168     2,401      3.00       60,686     1,772      2.92      40,871     1,332      3.26
  Time deposits, $100,000 and
    over.........................    27,314     1,330      4.87       11,220       557      4.96       4,486       221      4.92
  Time deposits, less than
    $100,000.....................     7,530       361      4.79        4,962       244      4.92       1,958       102      5.22
Other borrowings.................       297        17      5.72           85         5      5.88          11         1      6.04
                                   --------   -------     -----     --------   -------     -----     -------    ------     -----
        Total interest-bearing
          liabilities............   120,297   $ 4,204      3.49%      80,607   $ 2,646      3,28%     49,385    $1,696      3.43%
                                   --------   -------     -----     --------   -------     -----     -------    ------     -----
Demand deposits..................    69,376                           47,696                          29,362
Other liabilities................     1,782                            1,062                             433
        Total liabilities........   191,455                          129,351                          79,180
Shareholders' equity.............    21,207                           16,371                          12,048
        Total liabilities and
          shareholders' equity...  $212,662                         $145,736                         $91,228
                                   ========                         ========                         =======
Net interest income/margin.......             $12,047      6.23%               $ 7,879      5.99%               $4,725      5.81%
                                              =======     =====                =======     =====                ======     =====


---------------

(1) Yields and amounts earned on loans include loan fees of $709,000, $388,000, and $115,000 for the years ended December 31, 1997, 1996, and 1995, respectively. The Company had no non-accrual loans for the periods presented.



(2) Interest income is reflected on an actual basis, not fully taxable equivalent basis.



(3) The yield on investment securities does not include a fair value adjustment.



     Net interest income for the year ended December 31, 1997 was $12,047,000, an increase of $4,168,000 (or 53%) over the $7,879,000 reported for 1996. The increase occurred primarily as a result of growth that occurred in the Bank's earning assets, the yield on which was enhanced by an improvement in the net yield on interest-earning assets during 1997 as compared with 1996. The increase in net yield on interest earning assets in turn resulted from an improved mix of assets (in favor of higher yielding assets such as loans). The Bank's average interest-earning assets were $193,359,000 in 1997, up $61,848,000 (or 47%) from the average of $131,511,000 for 1996. The net yield on interest-earning assets improved during 1997 to 6.23% from 5.99% for 1996 and 5.81% for 1995.

     The following table sets forth an analysis of the changes in interest income and interest expense. The total change is shown in the column designated "Net Change" and is allocated in the columns to the left, to the portions respectively attributable to volume changes and rate changes that occurred during the period indicated. Changes due to both volume and rate categories in proportion to the relationship of the changes due solely to the changes in volume and rate, respectively.



                                                              THREE MONTHS ENDED MARCH 31
                                                                     1998 VS. 1997
                                                              ----------------------------
                                                                INCREASE (DECREASE) DUE
                                                                     TO CHANGE IN:
                                                              VOLUME    RATE    NET CHANGE
                                                              ------    ----    ----------
INTEREST-EARNINGS ASSETS
  Net loans.................................................  $1,187    $231      $1,418
  Investments...............................................     301     (43)        257
  Federal funds sold........................................      99       4         103
                                                              ------    ----      ------
Total interest-earning assets...............................  $1,587    $192      $1,778
                                                              ======    ====      ======
INTEREST-BEARING LIABILITIES
  Demand, interest-bearing..................................  $    9    $  0      $    9
  Savings and money market..................................     182      45         227
  Time deposits, $100,000 and over..........................     201      20         221
  Time deposits, less than $100,000.........................      (6)     (8)        (15)
  Other borrowings..........................................      (2)     --          (2)
                                                              ------    ----      ------
Total interest-bearing liabilities..........................  $  384    $ 56      $  440
                                                              ------    ----      ------
Change in net interest income...............................                      $1,338
                                                                                  ======



     The following table sets forth an analysis of the changes in interest income and interest expense:


                                                              YEARS ENDED DECEMBER 31
                                  --------------------------------------------------------------------------------
                                             1997 VERSUS 1996                          1996 VERSUS 1995
                                  --------------------------------------    --------------------------------------
                                  INCREASE (DECREASE) DUE TO CHANGE IN:     INCREASE (DECREASE) DUE TO CHANGE IN:
                                  --------------------------------------    --------------------------------------
                                   AVERAGE      AVERAGE                      AVERAGE      AVERAGE
                                   VOLUME        RATE        NET CHANGE      VOLUME        RATE        NET CHANGE
                                  ---------    ---------    ------------    ---------    ---------    ------------
                                                               (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans, net....................    $3,953        $285         $4,238         $3,194       $(190)        $3,004
  Investment securities.........     1,672         (72)         1,599          1,121         (20)         1,101
  Federal funds sold............      (128)         16           (111)            61         (62)            (1)
                                    ------        ----         ------         ------       -----         ------
          Total interest-earning
            assets..............    $5,497        $229         $5,726         $4,376       $(272)        $4,104
                                    ======        ====         ======         ======       =====         ======
INTEREST-BEARING LIABILITIES:
  Demand, interest-bearing......    $   25        $  2         $   27         $   30       $  (2)        $   28
  Savings and money-market......       583          46            629            590        (150)           440
  Time deposits, $100,000 and
     over.......................       784         (11)           773            334           2            336
  Time deposits, less than
     $100,000...................       123          (7)           117            148          (6)           142
  Other borrowings..............        12          --             12              4          --              4
                                    ------        ----         ------         ------       -----         ------
          Total interest-bearing
            liabilities.........    $1,527        $ 31         $1,558         $1,106       $(156)        $  950
                                    ------        ----         ------         ------       -----         ------
Net interest income.............    $3,970        $198         $4,168         $3,270       $(116)        $3,154
                                    ======        ====         ======         ======       =====         ======

Note: Yields and amounts earned on loans include loan fees of $709,000, $388,000, and $115,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

     The total change is shown in the column designated "Net Change" and is allocated in the columns to the left, to the portions respectively attributable to volume changes and rate changes that occurred during the period. Changes due to both volume and rate have been allocated between the volume and rate categories in proportion to the relationship of the changes due solely to the changes in volume and rate, respectively.

PROVISIONS FOR LOAN LOSSES


     During the first quarter of 1998, the provision for loan losses was $160,000, down $60,000 from $220,000 for the first quarter of 1997. The decrease in the provision, in spite of overall growth in the loan portfolio, was due to the recovery during the first quarter of 1998 of a prior period charge-off of $95,000. The recovery was added to the allowance for loan losses. The allowance for loan losses was 1.78% of total loans outstanding at March 31, 1998.


     During 1997, the provision for loan losses was $1,060,000, up $230,000 (or 28%) from $830,000 during 1996. The increase in the provision during 1997 reflected the overall growth in the loan portfolio and the Bank's policy of making provisions to the allowance for estimated probable losses. The provision for 1996 was up $334,000 (or 67%) from $496,000 during 1995.

     The allowance for loan losses was 1.77%, 1.69%, and 1.34% of total loans at December 31, 1997, 1996, and 1995, respectively.

NON-INTEREST INCOME


     The following table sets forth the various components of the Bank's non-interest income for the periods indicated.



                                                                                  INCREASE (DECREASE)
                                                                THREE MONTHS      -------------------
                                                              ENDED MARCH 31,      1998 VERSUS 1997
                                                              ----------------    -------------------
                                                              1998        1997    AMOUNT     PERCENT
                                                              ----        ----    -------    --------
                                                                      (DOLLARS IN THOUSANDS)
Service charges and other fees..............................   50          46        4            9%
Gain on securities available-for-sale.......................   18          16        2           13
Gain on sale of loans held-for-sale.........................   --           4       (4)        (100)
Other income................................................   11           8        2           30
                                                               --          --       --         ----
         Total..............................................   79          74        5            6%
                                                               ==          ==       ==         ====



     Fee income from service charges rose 9% from the first quarter of 1997 to 1998. Many of the Bank's deposit accounts maintain balances higher than that which is required to offset activity charges and, as such, are not assessed fees.



     The following table sets forth the various components of the Bank's non-interest income for the periods indicated:


                                                                            INCREASE (DECREASE)
                                               YEARS ENDED         --------------------------------------
                                               DECEMBER 31,        1997 VERSUS 1996     1996 VERSUS 1995
                                           --------------------    -----------------    -----------------
                                           1997    1996    1995    AMOUNT    PERCENT    AMOUNT    PERCENT
                                           ----    ----    ----    ------    -------    ------    -------
                                                               (DOLLARS IN THOUSANDS)
Gain on sale of loans held-for sale......  $205    $101    $--      $104       103%      $101        --%
Service charges and other fees...........   173     149     59        24        16         90       153
Gain on securities available-for-sale....   164      21      3       143       681         18       600
Other income.............................    48      25      9        23        92         16       178
                                           ----    ----    ---      ----       ---       ----       ---
         Total...........................  $590    $296    $71      $294        99%      $225       317%
                                           ====    ====    ===      ====       ===       ====       ===

     Non-interest income for the year ended December 31, 1997 was $590,000, up $294,000 (or 99%) from $296,000 for 1996. This increase was primarily the result of gains recognized on the sale of securities available-for-sale (up $143,000), sales of SBA loans (up $104,000), and an increase in deposit service charges (up $24,000).

NON-INTEREST EXPENSES


     The following table sets forth the various components of the Bank's non-interest expenses for the periods indicated:



                                                                  FOR THE THREE MONTHS ENDED MARCH 31,
                                                            ------------------------------------------------
                                                             1998      1997     INCREASE    PERCENT INCREASE
                                                            ------    ------    --------    ----------------
                                                                         (DOLLARS IN THOUSANDS)
Salaries and benefits.....................................  $1,580    $  966     $  614            64%
Client services...........................................     360       248        112            45%
Advertising and promotion.................................     173        91         82            91%
Furniture and equipment...................................     170       114         56            50%
Professional fees.........................................     164        75         89           118%
Occupancy.................................................     150        97         53            55%
Loan origination costs....................................      82        64         18            28%
All other.................................................     339       157        182           114%
                                                            ------    ------     ------           ---
         Total............................................  $3,018    $1,812     $1,206            67%
                                                            ======    ======     ======           ===



     Non-interest expenses for the first quarter of 1998 were $3,018,000, up $1,206,000 (or 67%) from $1,812,000 for the first quarter of 1997. The increase in non-interest expenses reflects the growth in infrastructure to support the Bank's loan and deposit growth.



     Non-interest expenses consist primarily of salaries and employee benefits (52% and 53% of total non-interest expenses for the first quarter of 1998 and 1997, respectively) and client services (23% and 14% of total non-interest expenses for the first quarter of 1997 and 1997, respectively). The increase in salaries and benefits expenses was primarily attributable to an increase in the number of employees. The Bank employed 105 people at March 31, 1997, up 36 from 69 employees at March 31, 1997. Client services expenses include outside data processing service costs, courier and armored car costs, imprinted check costs, and other client services costs, all of which are directly related to the amount of funds on deposit at the Bank. The increase in furniture and equipment expenses and in occupancy expenses was primarily attributable to an increase in the number of employees. Advertising expenses increased due to the Bank's co-sponsorship of a professional auto racing team.



     The following table sets forth the various components of the Bank's non-interest expense for the years ended December 31, 1997, 1996 and 1995:



                                                                             INCREASE (DECREASE)
                                                                    --------------------------------------
                                       YEARS ENDED DECEMBER 31,     1997 VERSUS 1996     1996 VERSUS 1995
                                      --------------------------    -----------------    -----------------
                                       1997      1996      1995     AMOUNT    PERCENT    AMOUNT    PERCENT
                                      ------    ------    ------    ------    -------    ------    -------
                                                             (DOLLARS IN THOUSANDS)
Salaries and benefits...............  $4,933    $2,942    $2,062    $1,991       68%     $ 880        43%
Client services.....................   1,169       910       491       259       28        419        85
Furniture and equipment.............     542       330       220       212       64        110        50
Advertising and promotion...........     450       260       154       190       73        106        69
Occupancy...........................     440       293       296       147       50         (3)       (1)
Professional fees...................     372       224       302       148       66        (78)      (26)
Loan origination costs..............     326       146        39       180      124        107       274
Other...............................     936       619       534       317       51         85        16
                                      ------    ------    ------    ------      ---      ------      ---
         Total......................  $9,168    $5,724    $4,098    $3,444       60%     $1,626       40%
                                      ======    ======    ======    ======      ===      ======      ===


     Non-interest expenses for the year ended December 31, 1997 were $9,168,000, up $3,444,000 (or 60%) from $5,724,000 for the year ended December 31, 1996. The increase in non-interest expenses reflects the growth in infrastructure to support the Bank's loan and deposit growth.

     Non-interest expenses consist primarily of salaries and employee benefits (54%, 51%, and 50% of total non-interest expenses for 1997, 1996, and 1995, respectively) and client services (13%, 16%, and 12% of total non-interest expenses for 1997, 1996, and 1995, respectively). The increase in salaries and benefits expenses was primarily attributable to an increase in the number of employees. The Bank employed 88 people at December 31, 1997, up 33 from 55 employees at December 31, 1996. Client services expenses include outside data processing service costs, courier and armored car costs, imprinted check costs, and other client services costs, all of which are directly related to the amount of funds on deposit at the Bank. The increase in furniture and equipment expenses and in occupancy expenses was primarily attributable to an increase in the number of employees. Advertising expenses increased in 1997 due to broader advertising coverage and to the Bank's co-sponsorship of a professional auto racing team.

YEAR 2000

     The inability of computers, software, and other equipment utilizing microprocessors to recognize and properly process data fields containing a two-digit year is commonly referred to as the Year 2000 Compliance issue. As the year 2000 approaches, such systems may be unable to process accurately certain date-based information.

     The Company has identified all significant applications that will require modification to ensure Year 2000 Compliance. Internal and external resources are being used to make the required modifications and test Year 2000 Compliance. The modification process of all significant applications is underway and should be substantially complete by June 30, 1998. The Company plans to complete the testing process of all significant applications by December 31, 1998.


     In addition, the Company has communicated with a vendor with whom it does significant business to determine its Year 2000 Compliance readiness and the extent to which the Company is vulnerable to any third-party Year 2000 risks. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company. The Bank has begun the process of assessing the credit risk related to its borrowers' Year 2000 Compliance progress, and will integrate a Year 2000 Compliance element into its credit approval process by December 31, 1998.


     The total cost to the Company of Year 2000 Compliance activities has not been and is not anticipated to be material to its financial position or results of operations in any given year. These costs and the date on which the Company plans to complete the Year 2000 modification and testing process are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third-party modification plans, and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ from those plans.

PROVISION FOR INCOME TAXES


     The provision for income taxes for the quarter ended March 31, 1998 was $278,000. Provision for income taxes was $844,000, $220,000, and $1,000, for the years ended December 31, 1997, 1996, and 1995, respectively. The Bank's effective tax rates were 35.0%, 13.6%, and 0.5%, for the years ended December 31, 1997, 1996, and 1995, respectively. The decrease in the effective tax rate from the statutory tax rate in 1996 and 1995 was due to state income taxes, change in the income tax valuation allowance, and non-taxable interest income. The 1995 provision reflected state minimum income taxes due to utilization of net operating losses.

                              FINANCIAL CONDITION

SECURITIES PORTFOLIO

     The following table summarizes the amounts and distribution of the Bank's investment securities and the weighted average yields as of December 31, 1997:

                                                                          DECEMBER 31, 1997
                                      ------------------------------------------------------------------------------------------
                                                                      MATURITY
                                      ------------------------------------------------------------------------
                                                        AFTER ONE YEAR    AFTER FIVE YEARS
                                                              AND          AND WITHIN TEN                        TOTAL AMORTIZED
                                      WITHIN ONE YEAR   WITHIN 5 YEARS          YEARS         AFTER TEN YEARS         COST
                                      ---------------   ---------------   -----------------   ----------------   ---------------
                                      AMOUNT    YIELD   AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD
                                      -------   -----   -------   -----   --------   ------   -------   ------   -------   -----
                                                                        (DOLLARS IN THOUSANDS)
Securities available for sale:
  U.S. Treasury.....................  $ 6,977   6.17%   $25,217   6.27%   $ 3,026     6.49%   $   --       --%   $35,220   6.27%
  U.S. government agencies..........    2,002   5.60      2,985   6.28     10,383     6.71     1,000     8.00     16,370   6.57
  Municipals -- taxable.............       --     --         --     --         --       --     2,000     6.01      2,000   6.01
  Municipals -- tax exempt..........       --     --         --     --        735     4.67     1,861     4.89      2,596   4.83
  Preferred stock...................       --     --      1,525   6.18         --       --       687     5.46      2,212   5.96
  Commercial paper..................       --     --      1,515   6.43         --       --       522     7.97      2,036   6.82
                                      -------   ----    -------   ----    -------     ----    ------     ----    -------   ----
        Total Available-for-sale....  $ 8,979   6.04%   $31,242   6.27%   $14,144     6.56%   $6,070     6.10%   $60,434   6.29%
Securities held-to-maturity:
  Municipals -- taxable.............  $ 1,765   5.98%   $ 5,816   6.36%   $ 1,748     6.50%   $  269     6.30%   $ 9,598   6.31%
  Municipals -- tax exempt..........       89   4.67        405   5.03      4,957     4.80     1,401     4.98      6,852   4.85
  U.S. Government agencies..........       --     --      1,731   6.94      4,302     7.11        --       --      6,033   7.06
  U.S. Treasury.....................    1,993   6.66      2,054   6.36         --       --        --       --      4,048   6.51
                                      -------   ----    -------   ----    -------     ----    ------     ----    -------   ----
        Total held-to-maturity......  $ 3,847   6.30%   $10,006   6.41%    11,007     5.97%    1,670     5.19%   $26,531   6.14%
                                      -------   ----    -------   ----    -------     ----    ------     ----    -------   ----
        Total securities............  $12,826   6.12%   $41,248   6.31%   $25,150     6.30%   $7,740     5.90%   $86,965   6.24%
                                      =======   ====    =======   ====    =======     ====    ======     ====    =======   ====

Note: Yields on tax exempt municipal securities are not on a fully tax equivalent basis.

     As of December 31, 1997, the only securities held by the Bank where the aggregate book value of the Bank's investment in securities of a single issuer exceeded 10% of the Bank's shareholders' equity were direct obligations of the U.S. government or U.S. government agencies.

     Securities are pledged to meet requirements imposed as a condition of deposit by some depositors, such as political subdivisions (public funds) or of other funds such as bankruptcy trustee deposits. Securities with amortized cost of $27,470,000 as of December 31, 1997 were pledged to secure public and certain other deposits as required by law or contract.

LOANS

     General. The following table presents the Bank's loans outstanding at year end by loan type:


                                                                              DECEMBER 31,
                                       ------------------------------------------------------------------------------------------
                                       MARCH 31,   % OF               % OF              % OF              % OF              % OF
                                         1998      TOTAL     1997     TOTAL    1996     TOTAL    1995     TOTAL    1994     TOTAL
                                       ---------   -----   --------   -----   -------   -----   -------   -----   -------   -----
                                                                                   (DOLLARS IN THOUSANDS)
Commercial...........................  $ 68,596      48%   $ 63,833     50%   $44,448     54%   $23,456     55%   $ 6,538     62%
Real estate -- mortgage..............    39,440      28      38,446     29     26,070     31     13,345     31      2,550     24
Real estate -- land and
  construction.......................    32,752      23      25,780     20     11,918     14      5,105     12      1,370     13
Consumer.............................     2,333       1         824      1        558      1        735      2        110      1
                                       --------     ---    --------    ---    -------    ---    -------    ---    -------    ---
        Total loans..................  $143,121     100%   $128,883    100%   $82,994    100%   $42,641    100%    10,568    100%
Deferred loan fees...................      (133)               (113)              (79)             (119)              (37)
Allowance for loan losses............    (2,285)             (2,285)           (1,402)             (572)              (76)
                                       --------            --------           -------           -------           -------
Net loans............................  $140,448            $126,485           $81,513           $41,950           $10,455
                                       ========            ========           =======           =======           =======


     The Bank's commercial loans are made for the purpose of providing working capital, financing the purchase of equipment or for other business purposes. Such loans include loans with maturities ranging from thirty days to one year and "term loans," with maturities normally ranging from one to twenty-five years.

Short-term business loans are generally intended to finance current transactions and typically provide for periodic principal payments, with interest payable monthly. Term loans normally provide for floating interest rates, with monthly payments of both principal and interest.


     The Bank is an active participant in the Small Business Administration
(SBA) and California guaranteed lending programs, and has been approved by the SBA as a lender under the Preferred Loan Program (PLP). The Bank regularly makes SBA-guaranteed loans, the guaranteed portion of which is held for possible resale in the secondary market. In the event of the sale of a guaranteed portion SBA loan, the Bank retains the servicing rights for the sold portion. At March 31, 1998, the Bank serviced $5,800,000 in SBA loans for others. At December 31, 1997, 1996, and 1995, $6,000,000, $2,100,000 and $77,000, respectively, in SBA loans for others. The Bank generally considers its SBA loans to be investment loans, but has from time to time sold the guaranteed portion of certain loans.


     The Bank's real estate term loans consist primarily of loans made based on the borrower's cash flow and are secured by deeds of trust on commercial and residential property to provide a secondary source of repayment. It is the Bank's policy to restrict real estate term loans to no more than 80% of the lower of the Bank's appraised value or the purchase price of the property, depending on the type of property and its utilization. The Bank offers both fixed and floating rate loans. Maturities on such loans are generally restricted to between five and seven years (on an amortization ranging from fifteen to twenty-five years with a balloon payment due at maturity); however, SBA and certain other real estate loans easily sold in the secondary market may be granted for longer maturities.


     The Bank's real estate land and construction loans are primarily interim loans made by the Bank to finance the construction of commercial and single family residential properties. These loans are typically short term. The Bank utilizes underwriting guidelines to assess the likelihood of repayment from sources such as sale of the property or permanent mortgage financing prior to making the construction loan. Land and construction loans have increased as a percentage of the loan portfolio, from 14% as of December 31, 1996 to 20% and 20%, respectively, as of December 31, 1997 and March 31, 1998. These loans generally involve a greater risk of loss than other forms of commercial lending. The increase represents an increase in the risk profile of the Bank's loan portfolio.


     Consumer loans are made for the purpose of financing automobiles, various types of consumer goods, and other personal purposes. Additionally, the Bank makes equity lines of credit and equity loans available to its clientele. Consumer loans generally provide for the monthly payment of principal and interest. Most of the Bank's consumer loans are secured by the personal property being purchased, or, in the instances of equity loans or lines, real property.


     With certain exceptions, the Bank is permitted to make extensions of its credit to any one borrowing entity up to 15% of the Bank's capital and reserves for unsecured loans and up to 25% of the Bank's capital and reserves for secured loans. These lending limits for the Bank were $3,800,000 and $6,300,000, respectively, at March 31, 1998 and $3,700,000 and $6,200,000, respectively, at December 31, 1997. The Bank sells participations in its loans when necessary to stay within lending limits. The Bank generally maintains an "in-house limit" of $3,000,000 for unsecured loans, and $5,000,000 for secured loans.



     Loan Concentrations. The Bank does not have any concentrations in its loan portfolio by industry or group of industries, however, 56%, 59% and 54% of its net loans were secured by real property as of March 31, 1998 and December 31, 1997 and 1996, respectively. All of the Bank's loans are located in California and most of them in Santa Clara County. The economy in Santa Clara County is dependent to a significant extent on the technology industry. A slowdown in the technology industry could have an adverse effect on the quality of the Bank's loan portfolio.

     Loan Portfolio Maturities and Interest Rate Sensitivity. The following table sets forth the maturity distribution of the Bank's loans at December 31, 1997:

                                            DUE IN         OVER ONE YEAR
                                         ONE YEAR OR       BUT LESS THAN
                                             LESS           FIVE YEARS      OVER FIVE YEARS     TOTAL
                                       ----------------    -------------    ---------------    --------
                                                            (DOLLARS IN THOUSANDS)
Commercial...........................      $27,053            $13,313           $23,736        $ 64,102
Real estate -- mortgage..............        6,276             17,706            14,297          38,279
Real estate -- land and
  construction.......................       24,725                837                --          25,562
Consumer.............................          158                669                --             827
                                           -------            -------           -------        --------
          Total loans................      $58,212            $32,525           $38,033        $128,770
                                           =======            =======           =======        ========
Loans with variable interest rates...      $57,321            $22,210           $27,866        $107,397
Loans with fixed interest rates......          891             10,315            10,167          21,373
                                           -------            -------           -------        --------
          Total......................      $58,212            $32,525           $38,033        $128,770
                                           =======            =======           =======        ========

     Note: Total shown is net of deferred loan fees of $113,000 at December 31, 1997.


     Credit Risk Management. The risk of non-payment of loans is an inherent feature of the banking business. That risk varies with the type and purpose of the loan, the collateral that is utilized to secure payment, and ultimately, the creditworthiness of the borrower. In order to minimize this credit risk, the Bank requires that all loans be approved by at least the Chief Credit Officer, the Senior Loan Officer, or the Chief Executive Officer, who individually have approval authority of $150,000 each, and in combination may approve loans of up to $600,000. Loans in excess of $600,000 must be approved by the Officers' Loan Committee. Loans over $1,000,000 must be approved by the Directors' Loan Committee. The Bank has established an in-house lending limit of $3,000,000 for unsecured transactions, and $5,000,000, for secured transactions, which is subject to review or exception from time to time. Its legal limit is $3,805,000 for unsecured loans and $6,341,000 for secured loans.


     The Bank assigns a risk grade consistent with the system recommended by regulatory agencies to all of its loans. Grades range from "Pass" to "Loss," depending on credit quality, with "Pass" representing loans that involve an acceptable degree of risk. Additionally, the Bank maintains a program for regularly scheduled reviews of certain new and renewed loans by an outside loan review consultant. Any loans identified during an external review process that expose the Bank to increased risk are appropriately downgraded and an increase in the allowance for loan losses is established for such loans. Further, the Bank is examined periodically by the FDIC, FRB, and the California Department of Financial Institutions, at which time a further review of loans is conducted.

     Loans that demonstrate a weakness, for which there is a possibility of loss if the weakness is not corrected, are categorized as "classified." Classified loans may result from problems specific to a borrower's business or from economic downturns which affect the borrower's ability to repay or which cause a decline in the value of the underlying collateral (particularly real estate). Management believes that it has adequately provided an allowance to provide for estimated probable losses in the credit portfolio. Significant deterioration in Northern California real property values or economic downturns could impact future operating results, liquidity, or capital resources and require additional provisions to the allowance or cause losses in excess of the allowance.


     Non-Performing Assets. At March 31, 1998, December 31, 1997, 1996 and 1995, the Bank had no non-accrual loans. During the period ended March 31, 1998 the average balance of non-accrual loans was zero. During the year ended December 31, 1997 the average balance of non-accrual loans was $100,000. At March 31, 1998, December 31, 1997, 1996 and 1995, the Bank had no assets classified as other real estate owned. The Bank has no troubled debt restructuring and no loans 90 days past-due and still accruing.



     For the period ended March 31, 1998, the Bank had not foregone any interest income as a result of non-accrual loans. For the year ended December 31, 1997, the Bank had forgone interest income in the amount of

$17,000 as a result of non-accrual loans. Through December 31, 1996, the Bank had not foregone any interest income as a result of non-accrual loans or restructured debt.


     As of March 31, 1998, loans classified by the Bank were $3,698,000. These loans constituted 3% of total loans and 15% of the Bank's shareholders' equity and allowance for loan losses at that date. As of December 31, 1997, loans classified by the Bank were $2,695,000. These loans constituted 2% of total loans and 11% of the Bank's shareholders' equity and allowance for loan losses as of that date. As of December 31, 1996, loans classified by the Bank were $4,005,000. These loans constituted 5% of total loans and 18% of the Bank's shareholders' equity and allowance for loan losses as of that date. As of December 31, 1995, loans classified by the Bank were $296,804. These loans constituted 1% of total loans and 2% of the Bank's capital and reserves as of that date. Through March 31, 1998 and December 31, 1997, the Bank has not made loans to any foreign entities.


ALLOWANCE FOR LOAN LOSSES

     The following table summarizes the Bank's loan loss experience as well as transactions in the allowance for loan losses and certain pertinent ratios for the periods indicated:


                                                THREE MONTHS
                                                    ENDED           YEAR ENDED
                                                  MARCH 31,        DECEMBER 31,
                                               ---------------   ----------------
                                                1998     1997     1997      1996     1995   1994
                                               ------   ------   ------    ------    ----   -----
                                                             (DOLLARS IN THOUSANDS)
Balance, beginning of period.................  $2,285   $1,402   $1,402    $  572    $ 76   $  --
Charge-offs -- Commercial loans..............      --       --     (224)       --      --      --
Recoveries -- Commercial loans...............      95       --       47        --      --      --
                                               ------   ------   ------    ------    ----   -----
Net charged-offs.............................      95       --     (177)       --      --      --
                                               ------   ------   ------    ------    ----   -----
Provision for loan losses....................     160      220    1,060       830     496      76
                                               ------   ------   ------    ------    ----   -----
Balance, end of period.......................  $2,540   $1,622   $2,285    $1,402    $572   $  76
                                               ======   ======   ======    ======    ====   =====
Ratios:
  Net charge-offs to average loans
     outstanding.............................   (0.07)%   0.00%    0.18%       --%     --%     --%
  Allowance for loan losses to average
     loans...................................    1.93     1.86     2.31%     2.29%   1.94%   1.60%
  Allowance for loan losses to total loans at
     end of period...........................    1.78     1.80     1.77%     1.69%   1.34%   0.72%


     The following table summarizes the allocation of the allowance for loan losses by loan type and the allocation as a percent of loans outstanding in each loan category at the dates indicated:


                                                                         MARCH 31,
                                                 ---------------------------------------------------------
                                                            1998                          1997
                                                 ---------------------------   ---------------------------
                                                             ALLOCATION AS A               ALLOCATION AS A
                                                               % OF LOANS                    % OF LOANS
                                                               OUTSTANDING                   OUTSTANDING
                                                 ALLOWANCE     IN CATEGORY     ALLOWANCE     IN CATEGORY
                                                 ---------   ---------------   ---------   ---------------
                                                                  (DOLLARS IN THOUSANDS)
Commercial.....................................   $1,091          1.58%         $  449          0.99%
Real estate -- mortgage........................      172          0.44             204          0.63
Real estate -- land and construction...........      439          1.35             197          1.69
Consumer.......................................       23          0.98               5          1.00
Unallocated....................................      815                           767
                                                  ------          ----          ------          ----
          Total................................   $2,540          1.78%         $1,622          1.80%
                                                  ======          ====          ======          ====

                                                                   DECEMBER 31,
                       -----------------------------------------------------------------------------------------------------
                                1997                      1996                      1995                      1994
                       -----------------------   -----------------------   -----------------------   -----------------------
                                   ALLOCATION                ALLOCATION                ALLOCATION                ALLOCATION
                                    AS A % OF                 AS A % OF                 AS A % OF                 AS A % OF
                                      LOANS                     LOANS                     LOANS                     LOANS
                                   OUTSTANDING               OUTSTANDING               OUTSTANDING               OUTSTANDING
                       ALLOWANCE   IN CATEGORY   ALLOWANCE   IN CATEGORY   ALLOWANCE   IN CATEGORY   ALLOWANCE   IN CATEGORY
                       ---------   -----------   ---------   -----------   ---------   -----------   ---------   -----------
                                                              (DOLLARS IN THOUSANDS)
Commercial...........   $  821        1.29%       $  512        1.15%       $  267        1.14%       $   --          --%
Real estate --
  mortgage...........      205        0.53           117        0.45           102        0.76            --          --
Real estate -- land
  and construction...      379        1.47           227        1.90            54        1.06            --          --
Consumer.............        7        0.85             6        1.08             6        0.82            --          --
Unallocated..........      873                       540                       143                        76
                        ------        ----        ------        ----        ------        ----        ------        ----
         Total.......   $2,285        1.77%       $1,402        1.69%       $  572        1.34%       $   76        0.72%
                        ======        ====        ======        ====        ======        ====        ======        ====


     The Bank maintains an allowance for loan losses to provide for probable losses in the loan portfolio. Additions to the allowance are made by charges to operating expenses in the form of a provision for loan losses. All loans that are judged to be uncollectable are charged against the allowance and any recoveries are credited to the allowance. Management conducts a critical evaluation of the loan portfolio monthly. This evaluation includes an assessment of the following factors: past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. At March 31, 1998 and December 31, 1997, the allowance for loan losses was 1.78%, and 1.77%, respectively, of gross loans then outstanding.


     During 1997, the Bank charged off three loans with principal balance totaling $224,000, and recovered two of those loans for $48,000, with accrued interest and costs. Through December 31, 1996, the Bank had no loan charge-offs and no charge-off recoveries.

     In an effort to improve its analysis of risk factors associated with its loan portfolio, the Bank continues to monitor and to make appropriate changes to its internal loan policies. These efforts better enable the Bank to assess risk factors prior to granting new loans and to assess the sufficiency of the allowance for loan losses. The allowance for loan losses is deemed adequate by the management for known and currently anticipated future risks inherent in the loan portfolio. However, the Bank's loan portfolio can be adversely affected if California economic conditions and the real estate market in the Bank's market area were to weaken. The effect of such events although uncertain at this time, could result in an increase in the level of non-performing loans and increased loan losses which could adversely affect the Bank's future growth and profitability.

DEPOSITS


     Deposits totaled $304,165,000 at March 31, 1998, an increase of 25%, as compared to total deposits of $242,978,000 at December 31, 1997. The increase in deposits was due to the Company's continued marketing efforts directed at commercial business clients. Non-interest-bearing deposits were $127,078,000 at March 31, 1998, an increase of 30% as compared to $97,736,000 at December 31, 1997. Interest-bearing deposits were $177,087,000 at March 31, 1998, an increase of 22% as compared to $145,242,000 at December 31, 1997.


     The following table summarizes the distribution of average deposits and the average rates paid for the periods indicated:


                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                  MARCH 31, 1998              1997                   1996
                               --------------------   --------------------   --------------------
                               AVERAGE     AVERAGE    AVERAGE     AVERAGE    AVERAGE     AVERAGE
                               BALANCE    RATE PAID   BALANCE    RATE PAID   BALANCE    RATE PAID
                               --------   ---------   --------   ---------   --------   ---------
                                                     (DOLLARS IN THOUSANDS)
Demand, non-interest
  bearing....................  $ 92,020       --%     $ 69,376       --%     $ 47,696       --%
Demand, interest bearing.....     6,205     1.86         4,988     1.91         3,654     1.86
Savings and money market.....    95,640     3.09        80,168     3.00        60,686     2.92
Time deposits, $100,000 and
  over.......................    39,523     4.95        27,314     4.87        11,220     4.96
Time deposits less than
  $100,000...................     7,512     4.54         7,530     4.79         4,962     4.92
                               --------     ----      --------     ----      --------     ----
     Total average
       deposits..............  $240,900     2.23%     $189,376     2.22%     $128,218     2.06%
                               ========     ====      ========     ====      ========     ====


     At December 31, 1997, the Bank had a deposit mix of 26% in money market accounts, 17% in time deposits, 14% in savings deposits, 3% in NOW accounts, and 40% in non-interest-bearing demand deposits. On the same date, $158,000 of the Bank's deposits were from public sources. At December 31, 1996, the Bank had a deposit mix of 24% in money market accounts, 20% in time deposits, 15% in savings deposits, 3% in NOW accounts, and 38% in non-interest-bearing demand deposits. On the same date, $200,000 of the Bank's deposits were from public sources. The Bank's net interest income is enhanced by its percentage of non-interest bearing deposits.


     The Bank's deposits are obtained from a cross-section of the communities it serves. The Bank's business is not seasonal in nature. The Bank had brokered deposits totaling approximately $12,000,000 at December 31, 1997. The Bank is not dependent upon funds from sources outside the United States.


DEPOSIT CONCENTRATION AND DEPOSIT VOLATILITY


     The following table indicates the maturity schedule of the Bank's time deposits of $100,000 or more at the periods indicated:



                                                MARCH 31, 1998          DECEMBER 31, 1997
                                             BALANCE    % OF TOTAL    BALANCE    % OF TOTAL
                                             -------    ----------    -------    ----------
                                                         (DOLLARS IN THOUSANDS)
Three months or less.....................    $34,174         73%      $20,836         60%
Over three months through six months.....      8,546         18         8,741         25
Over six months through twelve months....      2,967          6         5,235         15
Over twelve months.......................      1,400          3           136         G1
                                             -------       ----       -------       ----
     Total...............................    $47,087        100%      $34,948        100%
                                             =======       ====       =======       ====


     The Bank focuses primarily on servicing business accounts that are frequently over $100,000 in average size. Certain types of accounts that the Bank makes available are typically in excess of $100,000 in average balance per account, and certain types of business clients whom the Bank serves typically carry deposits in excess of $100,000 on average. The account activity for some account types and client types necessitates appropriate liquidity management practices by the Bank to ensure its ability to fund deposit withdrawals.

LIQUIDITY AND LIABILITY MANAGEMENT


     To meet liquidity needs, the Bank maintains a portion of its funds in cash deposits in other banks, in federal funds sold, and in investment securities. As of March 31, 1998, the Bank's primary liquidity ratio was 43.1% as a percentage of total deposits of $304,200,000, comprised of $51,227,000 in investment securities available-for-sale with maturities (or probable calls) of up to five years, federal funds sold of $52,200,000, and $27,700,000 in cash and due from Banks. As of December 31, 1997, the Bank's primary liquidity ratio was 37.6% as a percentage of total deposits of $243,000,000, comprised of $48,200,000 in investment securities available-for-sale of maturities (or probable calls) of up to five years, federal funds sold of $27,100,000, and $16,100,000 in cash and due from banks. As of December 31, 1996, the Bank's primary liquidity ratio was 37.9% as a percentage of total deposits of $146.4 million, comprised of $42,900,000 in investment securities available-for-sale of maturities (or probable calls) of up to five years, and $12,600,000 in cash and due from banks. Liquidity was essentially unchanged from 1996 to 1997 as deposit growth was matched by commensurate growth in liquid assets.


     The following table summarizes the Bank's borrowings under its federal funds purchased and security repurchase arrangements for the periods indicated:

                                                           1997            1996
                                                          -------        --------
                                                          (DOLLARS IN THOUSANDS)
Average balance during the year.........................   $ 297          $   85
Average interest rate during the year...................    5.72%           5.64%
Maximum month-end balance during the year...............   $ 300          $5,010
Average rate at December 31.............................      --            6.75%

     The Bank has federal funds purchase lines of $15,000,000 and $2,000,000, respectively, from its two correspondent banks, and a repurchase arrangement of $10,000,000 with a commercial brokerage firm. There were no borrowings under these arrangements as of December 31, 1997.

INTEREST RATE SENSITIVITY


     The following table sets forth the interest rate sensitivity of the Company's interest-earning assets and interest-bearing liabilities as of March 31, 1998, using the rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or when it is scheduled to mature within the specified time frame:



                                                            MATURITY OR REPRICING
                                  -------------------------------------------------------------------------
                                   WITHIN    DUE IN THREE    DUE AFTER
                                   THREE      TO TWELVE     ONE TO FIVE   DUE AFTER    NOT RATE-
                                   MONTHS       MONTHS         YEARS      FIVE YEARS   SENSITIVE    TOTAL
                                  --------   ------------   -----------   ----------   ---------   --------
                                                           (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
  Federal funds sold............  $ 52,200     $    --        $    --      $     --                $ 52,200
  Securities....................     5,515       8,602         51,352        32,119                  97,588
  Total loans...................   110,934      10,625         14,718         6,711                 142,988
  Other assets..................        --       4,525             --            --                   4,525
                                  --------     -------        -------      --------    ---------   --------
Total interest earning assets...   168,649      23,752         66,070        38,830                 297,301
                                  --------     -------        -------      --------    ---------   --------
Cash and due from banks.........                                                       $  27,696     27,696
Other assets....................                                                           3,979      3,979
                                  --------     -------        -------      --------    ---------   --------
Total assets....................  $168,649     $23,752        $66,070      $ 38,830    $  31,675   $328,976
                                  ========     =======        =======      ========    =========   ========
INTEREST BEARING LIABILITIES:
  Demand, interest-bearing......  $  6,702     $    --        $    --      $     --                $  6,702
  Savings and money market......   115,269          --             --            --                 115,269
  Time deposits.................    39,019      14,024          2,072            --                  55,115
                                  --------     -------        -------      --------    ---------   --------
Total interest bearing
  liabilities...................   160,990      14,024          2,072            --                 177,086
                                  --------     -------        -------      --------    ---------   --------
Non-interest demand deposits....                                                       $ 127,079    127,079
Other liabilities...............                                                           1,986      1,986
Shareholders' equity............                                                          22,825     22,825
                                  --------     -------        -------      --------    ---------   --------
Total liabilities and
  shareholders' equity..........  $160,990     $14,024        $ 2,072      $     --    $ 151,890   $328,976
                                  ========     =======        =======      ========    =========   ========
Interest rate sensitivity gap...  $  7,659     $ 9,728        $63,998      $ 38,830    $(120,215)        --
                                  ========     =======        =======      ========    =========   ========
Cumulative interest rate
  sensitivity gap...............  $  7,659     $17,387        $81,385      $120,215           --         --
Cumulative interest rate
  sensitivity gap ratio.........      2.33%       5.29%         24.74%        36.54%



     The foregoing table demonstrates that the Company had a positive cumulative one year gap of $17.4 million, or 5.29% of total assets, at March 31, 1998. In theory, this would indicate that $17.4 million more in assets than liabilities would reprice if there was a change in interest rates over the next year. If interest rates were to increase, the positive gap would tend to result in a higher net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as a basis risk and, generally, relates to the repricing characteristics of short-term funding sources such as certificates of deposit.



     Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis table. These prepayments may have significant effects on the Company's net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of the Company's exposure to changes in interest rates.


     Since interest rate changes do not affect all categories of assets and liabilities equally or simultaneously, a cumulative gap analysis alone cannot be used to evaluate the Bank's interest rate sensitivity position. To supplement traditional gap analysis, the Bank performs simulation modeling to estimate the potential effects of changing interest rates. The process allows the Bank to explore the complex relationships within the gap over time and various interest rate environments. For additional information on the Bank's simulation model and the methodology used to estimate the potential effects of changing interest rates, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK."


     The Bank's internal Asset/Liability Committee and the Finance and Investment Committee of the Board each meet monthly to monitor the Bank's investments and liquidity needs and to oversee its asset/liability management. The Bank evaluates the rates offered on its deposit products on a weekly basis.


CAPITAL RESOURCES


     The following table summarizes risk-based capital, risk-weighted assets, and risk-based capital ratios of the Company at March 31, 1998 and the Bank at December 31, and March 31, 1997:



                                                         MARCH 31,                         MINIMUM
                                                    -------------------   DECEMBER 31,    REGULATORY
                                                      1998       1997         1997       REQUIREMENTS
                                                    --------   --------   ------------   ------------
                                                                 (DOLLARS IN THOUSANDS)
Capital components:
  Tier 1 Capital..................................  $ 22,354   $ 20,629      21,899
  Tier 2 Capital..................................     2,540      1,350       1,885
                                                    --------   --------     -------
          Total risk-based capital................  $ 24,894   $ 21,979     $23,784
                                                    ========   ========     =======
Risk-weighted assets..............................   170,353    107,728     150,418
Average assets....................................   265,791    181,841     251,767
Capital ratios:
          Total risk-based capital................      14.6%      20.4%       15.8%         8.0%
  Tier 1 risk-based capital.......................      13.1       19.1        14.6          4.0
  Leverage ratio(1)...............................       8.4       11.3        10.3          4.0


---------------
(1) Tier 1 capital divided by average assets (excluding goodwill).


     At March 31, 1998 and December 31, 1997, the Bank's capital exceeded all minimum regulatory requirements and the Bank was considered to be "well capitalized," as defined in the regulations issued by the FDIC. The table above presents the capital ratios of the Company as of March 31, 1998 and the Bank as of December 31 and March 31, 1997 computed in accordance with applicable regulatory guidelines and compared to the standards for minimum capital adequacy requirements under the FDIC's prompt corrective action authority as of December 31, 1997. The risk-based and leverage capital ratios are defined in "SUPERVISION AND REGULATION -- Capital Adequacy Guidelines."



     The Company intends to raise equity capital in the Offering to capitalize a proposed de novo bank in Fremont as part of its efforts to expand its banking business in southern Alameda County. No assurance can be given that the Company will be able to raise the additional capital needed to support the organization of a new bank. Management believes that the Company has sufficient capital and cash flows to fund operations for the next year regardless of its success in raising capital in the Offering. The Company has no other plans to raise capital beyond this Offering.



INFLATION



     The impact of inflation on a financial institution can differ significantly from that exerted on other companies. Banks, as financial intermediaries, have many assets and liabilities that may move in concert with inflation both as to interest rates and value. This is especially true for companies, such as the Bank, with a high percentage of interest rate sensitive assets and liabilities. It is the Bank's policy to have the majority of its loan portfolio be variable interest rate loans. A bank can further reduce the impact of inflation if it can manage its interest rate sensitivity gap. The Bank attempts to structure its mix of financial instruments and manage its interest rate and sensitivity gap in order to minimize the potential adverse effects of inflation or other market forces on its net income and therefore, on its earnings and capital.



EXPANSION IN FREMONT



     The Bank opened a branch in Fremont, California, in February, 1998. The Bank intends to utilize the Fremont branch to obtain deposits and loans in southern Alameda County. If the Company succeeds in raising $6,000,000 or more in this Offering and in establishing a de novo bank in Fremont, the Company intends to cause the Bank to transfer its assets, liabilities and operations of the Fremont branch to the de novo bank. The Company expects that the de novo bank, if established, will have its own board of directors consisting of individuals who live or work in Fremont and whose community contacts will help promote the interests of the de novo bank in Fremont. The Company believes that a de novo bank with management drawn from the Fremont community will be better able to attract and retain banking business in the Fremont community than the Bank's existing Fremont branch and to compete with other financial institutions without such ties to the local community. No assurance can be given that a de novo bank will attract the amount of business anticipated by the Company or that the de novo bank can operate at a profit in either the short term or long term.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     As a financial institution, the Company's primary component of market risk is interest rate volatility. The primary source of the Company's interest rate risk is the difference in the repricing characteristics of its assets and liabilities. At December 31, 1997 and March 31, 1998, the Company's assets generated interest rate risk that was principally tied to the U.S. Treasury rate for securities and the Prime rate for the loan portfolio. Deposit rates are based upon short term market rates. Most of the Company's loans reprice rapidly in response to changes in the Prime rate, while the Company's deposit liabilities reprice more slowly, if at all, in response to changes in market interest rates.


     Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of the Bank's assets and liabilities, and the market value of all interest-earning assets, other than those which have a short term to maturity. Since all of the Company's interest-bearing assets and liabilities are located at the Bank, all of the Company's interest rate risk exposure lies at the Bank level, as well. As a result, all interest rate risk management procedures are performed at the Bank level. Based upon the nature of the Bank's operations, the Bank is not subject to foreign exchange or commodity price risk. The Company does not own any trading assets. As of December 31, 1997, the Company does not use interest rate derivatives to hedge its interest rate risk.

     The Bank's exposure to market risk is reviewed on a regular basis by the Asset/Liability Committee (ALCO). Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximize income. Management realizes certain risks are inherent, and that the goal is to identify and accept the risks. Management uses two methodologies to manage interest rate risk: 1) a standard GAP analysis; and 2) an interest rate shock simulation model. The Bank has no market risk sensitive instruments held for trading purposes.


     The detail from the Bank's GAP analysis is shown above, and is not discussed here. The Bank applies a market value (MV) methodology to gauge its interest rate risk exposure as derived from its simulation model. Generally, MV is the discounted present value of the difference between incoming cash flows on interest earning assets and other investments and outgoing cash flows on interest bearing liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the MV which would result from a theoretical 200 basis point (1 basis point equals 0.01%) change in market interest rates. Both a 200 basis point increase and a 200 basis point decrease in market rates are considered.



     At March 31, 1998, it was estimated that the Company's MV would increase 5.2% in the event of a 200 basis point increase in market interest rates. The Company's MV at the same date would decrease 6.8% in the event of a 200 basis point decrease in market interest rates.



     Presented below, as of March 31, 1997, is an analysis of the Company's interest rate risk as measured by changes in MV for instantaneous and sustained parallel shifts of 200 basis points in market interest rates:



                                                             MARKET VALUE AS A % OF
                                              % CHANGE IN   PRESENT VALUE OF ASSETS
                                                MARKET      ------------------------
  CHANGE IN RATES  $ CHANGE IN MARKET VALUE      VALUE      MV RATIO    CHANGE (BP)
  ---------------  ------------------------   -----------   ---------   ------------
                    (DOLLARS IN THOUSANDS)
          +200 bp          $ 2,296                5.2%        17.3%           86
             0 bp               --                 --         16.4            --
          -200 bp           (3,002)              (6.8)        15.3          (112)


     Management believes that the MV methodology overcomes three shortcomings of the typical maturity gap methodology. First, it does not use arbitrary repricing intervals and accounts for all expected future cash flows. Second, because the MV method projects cash flows of each financial instrument under different interest rate environments, it can incorporate the effect of embedded options on an institutions interest rate risk exposure. Third, it allows interest rates on different instruments to change by varying amounts in response to a change in market interest rates, resulting in more accurate estimates of cash flows.


     However, as with any method of gauging interest rate risk, there are certain shortcomings inherent to the MV methodology. The model assumes interest rate changes are instantaneous parallel shifts in the yield curve. In reality, rate changes are rarely instantaneous. The use of the simplifying assumption that short-term and long-term rates change by the same degree may also misstate historic rate patterns, which rarely show parallel yield curve shifts. Further, the model assumes that certain assets and liabilities of similar maturity or period to repricing will react the same to changes in rates. In reality, certain types of financial instruments may react in advance of changes in market rates, while the reaction of other types of financial instruments may lag behind the change in general market rates. Additionally, the MV methodology does not reflect the full impact of annual and lifetime restrictions on changes in rates for certain assets, such as adjustable rate loans. When interest rates change, actual loan prepayments and actual early withdrawals from certificates may deviate significantly from the assumptions used in the model. Finally, this methodology does not measure or reflect the impact that higher rates may have on adjustable-rate loan clients' ability to service their debt. All of these factors are considered in monitoring the Company's exposure to interest rate risk.

     The following "Business of the Company" section contains forward-looking statements that involve risks and uncertainties. The Company's and the Bank's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this Prospectus.


                            BUSINESS OF THE COMPANY

GENERAL


     The Company was recently incorporated as a for-profit corporation under the California General Corporation Law for the principal purpose of engaging in activities permitted for a bank holding company. The Company is the holding company for the Bank and is a legal entity separate and distinct from the Bank. The operations of the Company will be conducted at the same location and in the same facilities as the operations of the Bank. The Company does not expect to engage in activities other than the operation of subsidiary banks in the immediate future. The Company may also receive income from dividends paid to it by the Bank, subject to legal restriction. However, the Bank has no formal dividend policy, and dividends are issued solely in the discretion of the Bank's Board of Directors. There can be no assurance as to when or whether such a dividend will be paid or the amount thereof. The Bank currently has a retained deficit which precludes it from paying cash dividends without the consent of the Commissioner. See "SUPERVISION AND REGULATION -- Limitations on Dividends." If this Offering is completed, the Company may earn interest on investment of funds not used to capitalize a de novo bank. See "USE OF PROCEEDS."


     The activities of the Company will be subject to the supervision of the FRB. The Company may engage, directly or through subsidiary corporations, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956, as amended. See "SUPERVISION AND REGULATION."


THE BANK



     Heritage Bank of Commerce commenced operations as a California state-chartered bank on June 8, 1994. The Bank's deposit accounts are insured by the FDIC, up to the applicable limits. The Bank is not a member of the Federal Reserve System. The Bank's main office is located in the city of San Jose, California.



     The Bank offers a range of loans, primarily commercial loans, including real estate loans, construction loans, SBA loans, inventory and accounts receivable loans, and equipment loans. The Bank also accepts checking, savings, and time deposits; NOW and money market deposit accounts; and provides travelers' checks, safe deposit, and other customary non-deposit banking services. The Bank issues VISA and MasterCard credit cards through a correspondent. The Bank has no subsidiaries and does not have a trust department.


BUSINESS AND MARKETING STRATEGY


     Management believes that the Company will benefit from its location in the downtown business district of the City of San Jose much the same as the Bank has benefited from being in the same location. By virtue of its local ownership, management, decision making, and subsidiary, the Company hopes to benefit from the continuing trend in the banking industry towards merger and consolidation. The Company's, as well as the Bank's, business strategy and promotional activities emphasize service and responsiveness to local needs. Management believes that the capital provided by this Offering can allow the Company to implement its strategy of establishing new de novo banks, branches, or representative offices in contiguous geographic areas.



     The Bank's primary focus is on small to medium sized businesses, their owners, operators and employees, operating in the Santa Clara Valley. The Bank's marketing and sales are confined primarily to personal contacts and referrals in the community, which are focused primarily on obtaining business from clients who require an unusual degree of personal service and attention from their bank. The Bank conducts a traditional banking business, including the acceptance of demand, savings and time deposits and the making of commercial, real estate, and consumer loans. Businesses served include manufacturers, distributors, contractors, professional corporations/partnerships, and service businesses. The Bank had approximately 2,911 and 2,705 deposit accounts at March 31, 1998 and December 31, 1997, respectively. In February 1998, the Bank opened a branch office in Fremont, California.


MARKET AREA


     Currently, the Company's primary market area is comprised of Santa Clara and the southern portion of Alameda counties. The Company serves a secondary market consisting of the South Bay portion of the San Francisco Bay area, including portions of all counties contiguous to its primary market area. This area is characterized by a high degree of urbanization and several concentrations of the small industrial companies and small-to-medium service companies that comprise the Bank's target market.



LITIGATION


     From time to time, the Company will be involved in litigation as an incident to its business. In the opinion of management, no pending or threatened litigation is likely to have a material adverse effect on the Company's financial condition, results of operations or cash flows.


COMPETITION


     The banking and financial services business in California generally, and in both the Company's and the Bank's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. While the Company does not directly compete with any other business, the Bank does compete for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other non-bank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than the Bank. In order to compete with the other financial services providers, the Bank principally relies upon local promotional activities, personal relationships established by officers, directors, and employees with its customers, and specialized services tailored to meet its customers' needs. In those instances where the Bank is unable to accommodate a customer's needs, the Bank will seek to have those services provided in whole or in part by its correspondents. See "SUPERVISION AND REGULATION."

PREMISES

     The Bank's main office is located at 150 Almaden Boulevard, San Jose, California. The Company also conducts its operations in the same location and facilities. In addition, the Bank established a branch office at 3077 Stevenson Blvd., Fremont, California 94538.

     The main office is leased under non-cancelable operating leases with a non-affiliated third party with terms, including renewal options, ranging from five to fourteen years. The primary operating area consists of approximately 15,700 square feet of space comprising the entire usable ground floor and a portion of the second floor of a fifteen-story class-A office building in downtown San Jose. In addition, approximately 1,255 square feet of space is leased contiguous to the primary operating area for meetings, staff training, and marketing events. The lease for this additional space commenced January 1, 1997 and expires December 31, 2001.

     Since April 21, 1997, the Bank has also leased space at 100 Park Center Plaza, Suite 430 consisting of approximately 3,277 square feet of space. The space is in a five-story class-A office building on the same city block as the Bank's main office; the Bank's SBA department occupies this space. The lease commenced on April 21, 1997 and will terminate on April 30, 2000.

     In February, 1998, the Bank leased space at 3077 Stevenson Blvd., Fremont, California, consisting of 6,590 square feet of space in a stand-alone office building. The lease, which commenced February 1, 1998, is for a ten year period expiring January, 2008.

EMPLOYEES


     As of March 31, 1998, the Bank employed a total of 105 full-time equivalent employees, including 4 executive officers and a total of 24 other officers. None of the Bank's employees are presently represented by a union or covered by a collective bargaining agreement. The Bank believes that employee relations are excellent.


                           SUPERVISION AND REGULATION

GENERAL

     The regulation and supervision of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of the bank holding company stockholders or creditors. The banking agencies have broad enforcement power over bank holding companies and banks including the power to impose substantial fines and other penalties for violations of laws and regulations.

     The following description summarizes some of the laws to which the Company and the Bank are subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.

THE COMPANY

     The Company is a bank holding company registered under the BHCA, and is subject to regulation, supervision and examination by the FRB. The BHCA and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

     Regulatory Restrictions on Dividends; Source of Strength. It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     Under FRB policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this FRB policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

     Activities "Closely Related" to Banking. The BHCA prohibits a bank holding company, with certain limited exceptions, from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other that those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the FRB, by order or regulation, to be so closely related to banking or managing or controlling banks, as to be a proper incident thereto. Some of the activities that have been determined by regulation to be closely related to banking are making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies, and providing securities brokerage services. Other activities approved by the FRB include consumer financial counseling, tax planning and tax preparation, futures and options advisory services, check guaranty services, collection agency and credit bureau services, and personal property appraisals. In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the FRB considers a number of factors, and weighs the expected benefits to the public (such as greater convenience and increased competition or gains in efficiency) against the risks of possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices). The FRB is also empowered to differentiate between activities commenced de novo and activities commenced through acquisition of a going concern.

     Safe and Sound Banking Practices. Banks and bank holding companies are not permitted to engage in unsafe and unsound banking practices. The FRB's Regulation Y, for example, generally requires a holding company to give the FRB prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth. The FRB may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the FRB could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

     The FRB has broad authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues.

     Anti-Tying Restriction. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.


     Capital Adequacy Requirements. The FRB has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). Total capital is the sum of Tier 1 and Tier 2 capital. As of March 31, 1998, the Company's ratio of Tier 1 capital to total risk weighted assets was 13.1% and its ratio of total capital to total risk-weighted assets was 14.6%. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Capital Resources."



     In addition to the risk-based capital guidelines, the FRB uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company's Tier 1 capital divided be its average total consolidated assets. Certain highly-rated bank holding companies may maintain a minimum leverage ratio of 3.0%, but other bank holding companies may be required to maintain a leverage ratio of up to 200 basis points above the regulatory minimum. As of March 31, 1998, the Company's leverage ratio was 8.4%.


     The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. FRB guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

     Imposition of Liability for Undercapitalized Subsidiaries. Bank regulators are required to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

     The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." The bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior FRB approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

     Acquisitions by Bank Holding Companies. The BHCA requires every bank holding company to obtain the prior approval of the FRB before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the FRB is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

     Control Acquisitions. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the FRB has been notified and has not objected to the transaction. Under a rebuttable presumption established by the FRB, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company, would, under the circumstances set forth in the presumption, constitute acquisition of control of the Company.

     In addition, any company is required to obtain the approval of the FRB under the BHCA before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of the outstanding Common Stock of the Company, or otherwise obtaining control or a "controlling influence" over the Company.

     Exposure to and Management of Risk. The FRB has announced proposals to examine bank holding companies with respect to their exposure to and management of different categories of risk. Categories of risk identified by the FRB include legal risk, operational risk, market risk, credit risk, liquidity risk, and reputation risk. If adopted, this approach would cause bank regulators to focus on risk management procedures, rather than simply examining every asset and transaction. This approach, if adopted, would supplement rather than replace existing rating systems based on evaluation of an institution's capital, assets, management, earnings, and liquidity. Although the FDIC has not announced its intention to adopt this approach to risk evaluation, it is likely that the different bank regulatory agencies will eventually adopt similar approaches to this issue. No assurance can be given as to the effect, if any, that this examination approach would have on the Company.


     Limitations on Dividends. Under California law, the holders of common stock are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available therefor. A California corporation such as the Bank may make a distribution to its shareholder, the Company, if the corporation's retained earnings equal at least the amount of the proposed distribution. In the event sufficient retained earnings are not available for the proposed distribution, such a corporation may nevertheless make a distribution to its shareholders if, after giving effect to the distribution, the corporation's assets equal at least 125 percent of its liabilities and certain other conditions are met. Since the 125 percent ratio is equivalent to a capital-to-assets ratio of 20 percent, most banks and bank holding companies, including the Bank and the Company, based on their current capital ratios, are unable to meet this last test and so must have sufficient retained earnings to fund the proposed distribution and therefore may pay cash dividends only if they have sufficient retained earnings.


THE BANK

     The Bank is a member of the FDIC, which currently insures the deposits of each member bank to a maximum of $100,000 per depositor. For this protection, the bank pays a semi-annual assessment and is subject to the rules and regulations of the FDIC pertaining to deposit insurance and other matters.

     The Bank is a California state-chartered bank, but is not a member of the Federal Reserve System. State banks are subject to regulation, supervision and regular examination by the California Department of Financial Institutions. The regulations of these agencies govern most aspects of the Bank's business, including reporting requirements, activities, investments, loans, borrowings, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits, and other areas.

     Restrictions on Transactions with Affiliates and Insiders. Transactions between the Bank and its non-banking subsidiaries, including the Company, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of the Company or its subsidiaries.

     Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between the Bank and its affiliates be on terms substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

     The restrictions on loans to directors, executive officers, principal stockholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the DFI may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

     Limitations on Dividends. The primary source of funds for payment of dividends by the Company to its shareholders is the receipt of dividends and management fees from the Bank. The Company's ability to receive dividends from the Bank is limited by applicable state and federal law. Additionally, the FDIC and the Commissioner have authority to prohibit a bank from engaging in business practices that are considered to be unsafe or unsound. Depending upon the financial condition of a bank and upon other factors, the FDIC or the Commissioner could assert that payments of dividends or other payments by a bank might be such an unsafe or unsound practice.

     Because the Company is a legal entity separate and distinct from its subsidiaries, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its stockholders, including any depository institution holding company (such as the Company) or any stockholder or creditor thereof.

     Corrective Measures for Capital Deficiencies. The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A "well capitalized" bank has a total risk based capital ratio of 10% or higher; a Tier 1 risk based capital ratio of 6% or higher; a leverage ratio of 5% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk based capital ratio of 8% or higher, a Tier 1 risk based capital ratio of 4% or higher; a leverage ratio of 4% or higher (3% or higher if the bank was rated a CAMEL 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well capitalized bank. A bank is "undercapitalized" if it fails to meet any one of the ratios required to be adequately capitalized.

     In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment, and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

     Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.


     At March 31, 1998, the Bank's risk-based capital ratios were substantially identical to those of the Company.


     Audit Requirements. All depository institutions are required to have an annual, full-scope on-site examination. Those depository institutions with assets greater than $500 million are required to have annual, independent audits and to prepare all financial statements in accordance with generally accepted accounting principles. Each institution is required to have an independent audit committee comprised entirely of outside directors, independent of the institution's management.

     Community Reinvestment Act. The Community Reinvestment Act ("CRA") requires each bank to identify the communities served by the bank's offices and to identify the types of credit the bank is prepared to extend within such communities. It also requires the bank's regulators to assess the bank's performance in meeting the credit needs of its community and to take such assessment into consideration in reviewing applications for mergers, acquisitions and other transactions. An unsatisfactory rating may be the basis for denying such an application. The Bank was rated "excellent" in its most recent CRA examination.

     Potential Enforcement Actions; Supervisory Agreements. The Bank may be subject to potential enforcement actions by the FRB and the FDIC for unsafe or unsound practices in conducting its business, or for violations of any law, rule or regulation or provision, any consent order with any agency, any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, cease-and-desist orders and written agreements, the termination of insurance of deposits, the imposition of civil money penalties and removal and prohibition orders against institution-affiliated parties.

INTERSTATE BANKING

RIEGLE-NEAL INTERSTATE BANKING AND BRANCHING EFFICIENCY ACT OF 1994

     Interstate Banking and Branching. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") was enacted in September 1994. Generally, provisions of this Act authorize interstate banking and interstate branching, subject to certain state options.

     - Interstate acquisition of banks became permissible in all states on and after September 29, 1995; state law cannot vary this rule. However, states may continue to prohibit acquisition of banks that have been in existence less than five years and interstate chartering of new banks.

     - Interstate mergers of affiliated or unaffiliated banks will be permitted June 1, 1997, unless a state adopts legislation before June 1, 1997 to "opt out" of interstate merger authority, provided any limitations do not discriminate against out-of-state banks. Individual states may enact legislation to permit interstate mergers earlier than that date.

     - Interstate acquisition of branches will be permitted to a bank only if the law of the state where the branch is located expressly permits interstate acquisition of a branch without acquiring the entire bank.

     - Interstate de novo branching will be permitted to a bank only if a state adopts legislation to "opt in" to interstate de novo branching authority.

     Limitations on Concentrations. An interstate banking application may not be approved if the applicant and its depository institution affiliates would control more than 10% of insured deposits nationwide or more than 30% of insured deposits in the state in which the bank to be acquired is located. These limits do not apply to mergers solely between affiliates. States may waive the 30% cap on a nondiscriminatory basis. Nondiscriminatory state caps on deposit market share of a depository institution and its affiliates are not affected by the regulation.

     Agency Authority. A bank subsidiary of a bank holding company will be authorized to receive deposits, renew time deposits, close loans, service loans and receive payments on loans as an agent for a depository institution affiliate without being deemed a branch of the affiliate. A bank will not be permitted to engage, as agent for an affiliate, in any activity as agent that it could not conduct as a principal, or to have an affiliate, as its agent, conduct any activity that it could not conduct directly, under federal or state law.

     Host State Regulation. Out-of-state banks seeking to acquire or establish a branch will be required to comply with any nondiscriminatory filing requirements of the host state where the branch is located. The host state may set notification and reporting requirements for a branch of an out-of-state bank. A branch of an out-of-state bank will be subject to all of the laws of the host state regarding intrastate branching, consumer protection, fair lending and community reinvestment. A branch of a out-of-state bank will not be permitted to conduct any activities at the branch that are not permissible by a bank chartered by the host state.

     Community Reinvestment Act. Community Reinvestment Act ("CRA") evaluations will be required for each state in which an interstate bank has a branch. Interstate banks will be prohibited from using out-of-state branches "primarily for the purpose of deposit production." Federal banking agencies are required to adopt regulations by June 1, 1997 to ensure that interstate branches are being operated with a view to the needs of the host communities.

     Foreign Banks. Foreign banks will be able to branch to the same extent as U.S. domestic banks. Interstate branches acquired by foreign banks will be subject to the CRA to the extent the acquired branch was subject to the CRA before the acquisition.

     California Law. On September 28, 1995, California enacted state legislation in accordance with authority under the Riegle-Neal Act. This new state law permits banks headquartered outside California to acquire or merge with California banks that have been in existence for at least five years, and thereby establish one or more California branch offices. An out-of-state bank may not enter California by acquiring one or more branches of a California bank or other operations constituting less than the whole bank. The law authorizes waiver of the 30% limit on state-wide market share for deposits as permitted by the Riegle-Neal Act. This law also authorizes California state-licensed banks to conduct certain banking activities (including receipt of deposits and loan payments and conducting loan closings) on an agency basis on behalf of out-of-state banks and to have out-of-state banks conduct similar agency activities on their behalf.

     Before this new legislation, California law allowed California banks and bank holding companies to be acquired by banking organizations in other states on a reciprocal basis (i.e., provided the other state's laws permitted California banking organizations to acquire banking organizations in that state on substantially the same terms and conditions applicable to banking organizations whose operations were principally conducted within that state).

     State Bank Sales of Non-Deposit Investment and Insurance
Products. Securities activities of state non-member banks, as well as the activities of their subsidiaries and affiliates, are governed by guidelines and regulations issued by the securities and financial institution regulatory agencies. These agencies have taken the position that bank sales of alternative investment products, such as mutual funds and annuities, raise substantial bank safety and soundness concerns involving consumer confusion over the nature of the products offered, as well as the potential for mismanagement of sales programs which could expose a bank to liability under the antifraud provisions of federal securities laws.

     Accordingly, the agencies have issued guidelines that require, among other things, the establishment of a compliance and audit program to monitor a bank's mutual funds sales activities and its compliance with applicable federal securities laws; the provision of full disclosures to customers about the risks of such investments, including the possible loss of the customer's principal investment; and the conduct of securities activities of bank subsidiaries or affiliates in separate and distinct locations. In addition, the guidelines prohibit bank employees involved in deposit-taking activities from selling investment products or giving investment advice. Banks are also required to establish a qualitative standard for the selection and marketing of the investments offered by the bank, and to maintain appropriate documentation regarding the suitability of investments recommended to bank customers.

     California state-licensed banks have authority to engage in the insurance business as an agent or broker, but not as an insurance underwriter.

     Change in Senior Executives or Board Members. Certain banks and bank holding companies are required to file a notice with their primary regulator prior to (i) adding or replacing a member of the board of directors, or (ii) the employment of or a change in the responsibilities of a senior executive officer. Notice is required if the bank or holding company is failing to meet its minimum capital standards or is otherwise in a "troubled condition," as defined in FDIC regulations, has undergone a change in control within the past two years, or has received its bank charter within the past two years.

     Impact of Economic Conditions and Monetary Policies. The earnings and growth of both the Company and the Bank will be affected by general economic conditions, both domestic and international, and by the monetary and fiscal policies of the United States Government and its agencies, particularly the FRB. One function of the FRB is to regulate the national supply of bank credit in order to mitigate recessionary and inflationary pressures. Among the instruments of monetary policy used to implement those objectives are open market transactions in United States Government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements held by depository institutions. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. However, the effect, if any, of such policies on the future business and earnings of the Bank cannot be accurately predicted.

     Cross-Guarantee Provisions. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contain a "cross-guarantee" provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

     Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, the Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. The Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.

     Legislation and Proposed Changes. From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory agencies. Typically, the intent of such legislation is to strengthen the banking industry, even if it may on occasion prove a burden on management's plans. No prediction can be made as to the likelihood of any major changes or the impact such changes might have on the Company.

                     MANAGEMENT AND PRINCIPAL SHAREHOLDERS

BENEFICIAL OWNERSHIP OF COMMON STOCK


     The following table sets forth information as of March 31, 1998 pertaining to beneficial ownership of the Company's common stock (the sole class of stock outstanding) by persons known to the Company to own five percent or more of the Company's common stock, current directors of the Company, and all directors and officers of the Company as a group. This information has been obtained from the Company's records, or from information furnished directly by the individual or entity to the Company.



     For purposes of the following table, shares issuable pursuant to stock options which may be exercised within 60 days of March 31, 1998 are deemed to be issued and outstanding and have been treated as outstanding in determining the amount and nature of beneficial ownership and in calculating the percentage of ownership of those individuals possessing such interest, but not for any other individuals. Thus, the total number of shares considered to be outstanding for the purposes of this table may vary depending upon the individual's particular circumstance.



                                     RELATIONSHIP           AMOUNT AND NATURE
                                         WITH                 OF BENEFICIAL      EXERCISABLE     PERCENT
NAME OF BENEFICIAL OWNER(1)           THE COMPANY            OWNERSHIP(2,3)        OPTIONS     OF CLASS(3)
---------------------------  -----------------------------  -----------------    -----------   -----------
Frank G. Bisceglia           Director                             56,908(4)         15,094         1.7
James R. Blair               Director                             22,233(5)         11,051         0.9
Arthur C. Carmichael, Jr.    Director                             36,838(6)         11,639         1.1
Kenneth A. Corsello          Executive Vice President             17,637(7)         17,322         0.5
William J. Del Biaggio, Jr.  Chairman & Director                  94,159(8)         15,094         2.8
Anneke Dury                  Director                             18,322(9)         15,094         0.5
Tracey A. Enfantino          Director                             22,458(10)        11,639         0.7
Glenn A. George              Director                             65,031(11)         7,064         2.0
Robert P. Gionfriddo         Executive Vice President &          100,993(12)        59,306         2.7
                             Director
P. Michael Hunt              Director                             35,951(13)        10,678         1.1
Louis ("Lon") O. Normandin   Director                             69,914(14)        11,639         2.1
Jack L. Peckham              Director                            115,589(15)        11,639         3.5
Robert W. Peters             Director                             94,001(16)        15,094         2.8
Humphrey P. Polanen          Director                             35,538(17)        15,094         1.0
John E. Rossell III          President, Chief Executive           70,888(18)        59,306         1.9
                             Officer & Director
Kirk M. Rossmann             Director                             40,223(19)        11,639         1.2
All directors and executive                                      932,819           332,797        25.0
  officers as a group (18
  in number)(20)


---------------
 (1) The address for all persons is c/o Heritage Commerce Corp, 150 Almaden Boulevard, San Jose, California 95113.


 (2) Subject to applicable community property laws and shared voting and investment power with a spouse, the persons listed have sole voting and investment power with respect to such shares unless otherwise noted. Listed amounts reflect (i) a 10 percent stock dividend which was paid on February 26, 1996, (ii) a 5 percent stock dividend which was paid on February 26, 1997, and (iii) a 3 for 2 stock split on August 15, 1997.

 (3) Includes shares beneficially owned (including options exercisable within 60 days of March 31, 1998, as shown in the next column), both directly and indirectly together with associates.


 (4) Includes 2,598 shares held as trustee of the Edith Lico Simoni Trust, 2,874 shares as custodian for Thomas J. Bisceglia and 2,874 shares as custodian for Laura M. Bisceglia under the Uniform Gifts to Minors Act, 30,318 shares as one of two trustees of the Bisceglia Family Trust, and 3,150 shares held in a personal Individual Retirement Account.

 (5) Includes 8,032 shares held in a personal Individual Retirement Account and 3,150 shares held as trustee for the Blair Family Trust.

 (6) Includes 21,657 shares held in a personal Individual Retirement Account, 1,968 shares held as trustee of the Arthur and Jean Carmichael Living Trust, 787 shares held as trustee for Jennifer M. Carmichael, and 787 shares held as trustee for Arthur C. Carmichael, III.

 (7) Includes a total of 315 shares held as custodian for each of his two daughters.



 (8) Includes 39,375 shares held in a personal Individual Retirement Account, 36,225 shares as one of two trustees of the Del Biaggio Family Trust, and 3,465 shares held in the name of Helen N. Del Biaggio, his wife.



 (9) Includes 3,228 shares held in a personal Individual Retirement Account.



(10) Includes 9,954 shares held in the Environmental Systems, Inc. of California Profit Sharing Plan, of which she is one of three trustees.



(11) Includes 47,887 shares held as one of two trustees for the George and Noelle Trust, 9,450 shares held in a personal Individual Retirement Account, and 630 shares held by Joseph George Distributor, Inc., of which he is Chairman of the Board.



(12) Includes 34,650 shares held in a personal Individual Retirement Account and 1890 shares held in the Heritage Bank of Commerce 401K Plan.



(13) Includes 17,875 shares held by the Hunt and Associates Insurance Service, Inc., Profit Sharing Plan, 865 shares held in the name of Allison L. Hunt, 865 shares held in the name of Jason M. Hunt, 865 shares held in the name of Michelle L. Hunt, and 4,803 shares held in the Hunt Family Trust.



(14) Includes 58,275 shares as trustee of the Louis and Margaret Normandin
     Trust.



(15) Includes 103,950 shares as one of two trustees for the Peckham Revocable Trust.



(16) Includes 78,907 shares as one of two trustees for the Robert and Carolyn Peters Trust.



(17) Includes 6,898 shares held in a personal Individual Retirement Account, and 378 shares held by Azieb Nicodimos, his wife.



(18) Includes 11,513 shares held in a personal Individual Retirement Account.



(19) Includes 17,324 shares held in a personal Individual Retirement Account, and 2,598 shares held as custodian for Ty Rossmann under the Uniform Gifts to Minor Act.



(20) Included in the total, but not individually listed, are two executive officers, whose combined beneficial ownership totals 36,136 shares and exercisable options (which equals approximately one percent of class).


DIRECTORS AND EXECUTIVE OFFICERS

     The directors of the Company are the same as the directors of the Bank, namely: Frank G. Bisceglia, James R. Blair, Arthur C. Carmichael, Jr., William
J. Del Biaggio, Jr., Anneke Dury, Tracey Enfantino, Glenn A. George, Robert P. Gionfriddo, P. Michael Hunt, Louis O. (Lon) Normandin, Jack L. Peckham, Robert
W. Peters, Humphrey P. Polanen, John E. Rossell, III, and Kirk M. Rossmann. The following table sets forth the names and certain information, concerning the directors and executive officers of the Company. The directors are elected annually by the Company's shareholders and serve until the next Annual Meeting of Shareholders. Except as may be set forth in any applicable employment agreement, officers serve at the pleasure of the Board. See "REMUNERATION AND OTHER TRANSACTIONS WITH MANAGEMENT -- Employment Contracts."

     None of the directors or executive officers of the Company were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company, acting within their capacities as such.

DIRECTOR INFORMATION

                                                                      DIRECTOR OF
                                                        DIRECTOR OF       THE        PRINCIPAL OCCUPATION, BUSINESS
                                     POSITION WITH       THE BANK       COMPANY     EXPERIENCE DURING PAST FIVE YEARS
           NAME             AGE       THE COMPANY          SINCE         SINCE            AND OTHER INFORMATION
           ----             ---   -------------------   -----------   -----------   ---------------------------------
Frank G. Bisceglia          52    Director                 1994          1997       Senior Vice President --
                                                                                    Investments Portfolio Manager at
                                                                                    Paine Webber, an independent,
                                                                                    full service securities firm.
James R. Blair              53    Director                 1994          1997       President of Renco Properties,
                                                                                    Inc., a real estate development
                                                                                    company.
Arthur C. Carmichael, Jr.   57    Director                 1994          1997       Chairman, Willis Corroon of San
                                                                                    Jose, an insurance brokerage
                                                                                    firm.
William J. Del Biaggio,     57    Chairman and             1994          1997       Chief Executive Officer of MED-
  Jr.                             Director                                          COR Health Information Systems,
                                                                                    Inc., a release of information
                                                                                    and staff outsourcing company,
                                                                                    since 1996; President of Heritage
                                                                                    Beverage Company, a beverage
                                                                                    importer-brokerage firm, since
                                                                                    1994; and from 1991 to 1994,
                                                                                    General Manager of Coors of Santa
                                                                                    Clara Valley.
Anneke Dury                 53    Director                 1994          1997       Independent financial consultant
                                                                                    for various Santa Clara County
                                                                                    technology companies.
Tracey Enfantino            37    Director                 1994          1997       General Manager of Environmental
                                                                                    Systems, Inc., a mechanical
                                                                                    contracting company.
Glenn A. George             67    Director                 1994          1997       Chairman of the Board of Joseph
                                                                                    George Distributor, a wine
                                                                                    distribution firm.
Robert P. Gionfriddo        52    Executive Vice           1994          1997       Executive Vice President,
                                  President and                                     Heritage Bank of Commerce since
                                  Director                                          1994; from 1990 to 1993,
                                                                                    Executive Vice President at
                                                                                    Silicon Valley Bank; and from
                                                                                    1981 to 1990, Executive Vice
                                                                                    President at Comerica Bank-
                                                                                    California [formerly Plaza Bank
                                                                                    of Commerce].
P. Michael Hunt             54    Director                 1994          1997       President, Hunt & Associates
                                                                                    Insurance Service, Inc., an
                                                                                    employee benefits, life insurance
                                                                                    and retirement planning firm.
Louis ["Lon"] O. Normandin  63    Director                 1994          1997       Owner and President of Normandin
                                                                                    Chrysler-Plymouth Jeep Eagle.
Jack L. Peckham             56    Director                 1994          1997       President and CEO of Lightspeed
                                                                                    Semiconductor from December 1997
                                                                                    to present, Vice
                                                                                    President/General Manager of
                                                                                    Atmel Corporation, a
                                                                                    semiconductor manufacturing
                                                                                    company from 1985 to 1997.

                                                                      DIRECTOR OF
                                                        DIRECTOR OF       THE        PRINCIPAL OCCUPATION, BUSINESS
                                     POSITION WITH       THE BANK       COMPANY     EXPERIENCE DURING PAST FIVE YEARS
           NAME             AGE       THE COMPANY          SINCE         SINCE            AND OTHER INFORMATION
           ----             ---   -------------------   -----------   -----------   ---------------------------------
Robert W. Peters            58    Director                 1994          1997       Private investor in technology
                                                                                    companies since 1990; and from
                                                                                    1988 to 1990, Vice President of
                                                                                    Cisco Systems, a networking firm.
Humphrey P. Polanen         48    Director                 1994          1997       President and CEO, Trustworks
                                                                                    Systems, an internet security
                                                                                    company since February 1998.
                                                                                    General Manager, Network Security
                                                                                    Products Group, Sun Microsystems,
                                                                                    a computer systems company, 1997
                                                                                    to February 1998; General
                                                                                    Manager, Internet Commerce Group,
                                                                                    Sun Microsystems, from 1995 to
                                                                                    1997; and from 1981 to 1995,
                                                                                    Director of Worldwide Business
                                                                                    Development at Tandem Computers.
John E. Rossell III         50    President, Chief         1994          1997       President and CEO of Heritage
                                  Executive Officer &                               Bank of Commerce since 1994; and
                                  Director                                          from 1992 to 1993, Senior Credit
                                                                                    Officer at Silicon Valley Bank.
Kirk M. Rossmann            50    Director                 1994          1997       Chief Executive Officer of B/T
                                                                                    Management Group, LLC since 1996;
                                                                                    and from 1975 to 1996, President
                                                                                    of American Welding Supply, an
                                                                                    industrial and electronic
                                                                                    industrial gas supplier.

     There are no family relationships among any of the Company's Executive Officers, directors or director nominees.

     No director or nominee chosen by the Board of Directors is a director of any company with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of section 15(d) of such Act or of any company registered as an investment company under the Investment Company Act of 1940, as amended.

                       EXECUTIVE OFFICERS OF THE COMPANY



     Set forth below is certain information with respect to the executive officers of the Company who are not also directors.



                                                                      OFFICER OF
                                                        OFFICER OF        THE        PRINCIPAL OCCUPATION, BUSINESS
                                                         THE BANK       COMPANY     EXPERIENCE DURING PAST FIVE YEARS
           NAME             AGE        POSITION            SINCE         SINCE            AND OTHER INFORMATION
           ----             ---   -------------------   -----------   -----------   ---------------------------------
Kenneth A. Corsello         47    Executive Vice           1995          1997       From 1994 to 1995 Mr. Corsello
                                  President and Chief                               served as Senior Vice
                                  Credit Officer                                    President/Credit Administrator
                                                                                    with Cupertino National Bank, and
                                                                                    from 1990 to 1994 as a Department
                                                                                    Head with the Federal Deposit
                                                                                    Insurance Corporation
Kenneth B. Silveira         53    Executive Vice           1994          1997       From 1965 to 1993 Mr. Silveira
                                  President/Operations                              served as Vice President and
                                  and Administration                                Branch Manager, as Secretary of
                                                                                    the Corporate Pricing Committee,
                                                                                    and as Division Controller at
                                                                                    Bank of America
Daniel A. Northway          38    Chief Financial          1994          1997       Vice President of Commercial
                                  Officer                                           Banking and Credit Administrator
                                                                                    of Heritage Bank of Commerce from
                                                                                    1994 to 1995, and as Vice
                                                                                    President of Finance from 1995 to
                                                                                    1997. From 1993 to 1994 Mr.
                                                                                    Northway served as Vice President
                                                                                    of Commercial Lending with
                                                                                    Cupertino National Bank.

              REMUNERATION AND OTHER TRANSACTIONS WITH MANAGEMENT

SUMMARY COMPENSATION

     The following table sets forth a summary of compensation for services to the Bank for the Bank's President and Chief Executive Officer, the Bank's Executive Vice President, and the Bank's Executive Vice President/Chief Credit Officer who were the only executive officers of the Bank or the Company whose 1997 compensation exceeded $100,000:

                                                                                    LONG TERM COMPENSATION
                                                                                -------------------------------
                                                                                       AWARDS           PAYOUTS
                                                ANNUAL COMPENSATION             ---------------------   -------
                                      ---------------------------------------   RESTRICTED
                                                               OTHER ANNUAL       STOCK      OPTIONS/    LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY(1)   BONUS(1)    COMPENSATION(2)     AWARDS       SARS     PAYOUTS   COMPENSATION(3)
---------------------------   ----    ---------   ---------   ---------------   ----------   --------   -------   ---------------
John E. Rossell.............  1997    $150,000     $37,500        $13,050          --          3,000      --               --
  President and CEO.........  1996     150,000      30,000          8,174          --             --      --               --
                              1995     150,000       7,500          8,415          --             --      --               --

Robert P. Gionfriddo........  1997    $127,500     $37,500        $13,392          --          3,000      --          $20,000
  Executive Vice
    President...............  1996     125,000      30,000          9,821          --             --      --           20,000
                              1995     125,000       7,500         10,967          --             --      --           20,000

Kenneth A. Corsello.........  1997    $ 95,229     $20,400        $10,326          --             --      --               --
  Executive Vice
    President...............  1996      86,833      17,060          4,875          --          3,150      --               --
  Chief Credit Officer......  1995(4)       --          --             --          --         25,988      --               --

---------------
(1) Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(2) Amounts include an automobile allowance pursuant to the terms of each executive officer's employment and payments for unused vacation.


(3) Amounts shown are earnings on LTIP compensation for an amount payable in 1999 if Mr. Gionfriddo remains employed by the Bank.


(4) Mr. Corsello's employment with the Bank began November 27, 1995. For the two and one-half years prior to his employment with the Bank, Mr. Corsello was a Senior Credit Officer of Cupertino National Bank.

     The Bank pays the cost of premiums on life insurance policies insuring all employees, including executive officers, in amounts approximately two times their annual salaries. The policies are payable to the officers' designated beneficiaries. A portion of the premium paid by the Bank is imputed as income for tax purposes for the executive officers. Such amounts are included in the compensation table above.

STOCK OPTION PLAN


     Effective in the second quarter of 1994, the Board of Directors adopted the Heritage Bank of Commerce 1994 Tandem Stock Option Plan ("Option Plan"). The Option Plan authorizes the Bank to grant options that qualify as incentive stock options (ISO) under the Internal Revenue Code of 1986 and non-qualified stock options (NSO) to the key employees of the Bank. Non-employee directors are only eligible to receive NSOs. The Option Plan was approved at the Bank's first annual meeting of shareholders in April of 1995.



     Originally the Option Plan had 623,700 shares (adjusted for stock dividends and splits) authorized for issuance. During 1997, an additional 362,469 shares were added to the Option Plan for future grants. At March 31, 1998, 305,289 shares are available for future grants under the Option Plan. Shares were granted at prices that are the higher of $5.77 per share or an amount per share that approximates the fair market value of the Bank's Common Stock at the time of the grant. In addition, if an ISO is granted to an officer or key employee of the Bank who at the time of the grant owns more than ten percent of the Bank's Common Stock, the exercise price of the options must be not less than the greater of $6.35 per share or 110 percent of the fair market value of the Bank's Common Stock at the time the option is granted. All options granted expire ten years from the date of grant. The exercise price of all options must be paid in full in cash at the time of such exercise. The Personnel and Planning Committee, a committee appointed by the Board, administers the Plan.

     The following tables delineate options granted to executive officers, Messrs. Rossell, Gionfriddo, and Corsello:

OPTION GRANTS IN LAST FISCAL YEAR

                                                % OF TOTAL
                                              OPTION GRANTED      EXERCISE
                                               TO EMPLOYEES          OR                           GRANT DATE
          NAME             OPTIONS GRANTED    IN FISCAL YEAR     BASE PRICE    EXPIRATION DATE   PRESENT VALUE
          ----             ---------------    ---------------    ----------    ---------------   -------------
John E. Rossell..........       3,000               3.8%           $8.67          07/01/07        $11,786.39
  President and CEO
Robert Gionfriddo........       3,000               3.8%           $8.67          07/01/07        $11,786.39
  Executive Vice
     President
Kenneth A. Corsello......          --                --               --                --                --
  Executive Vice
     President

     Grant date present value is determined according to the option valuation provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Bank's stock option awards. Those models also require subjective assumptions, which greatly affect the calculated values. The calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 84 months; risk-free interest rate, 5.75%; stock volatility of 30%; and no dividends during the expected term. For the grants shown in the table above, and using the assumptions previously described, the present value of an option to purchase one share is $3.9288 at the date of grant.

AGGREGATED OPTIONS/SAR EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                        NUMBER OF       VALUE OF UNEXERCISED
                                                                       UNEXERCISED          IN-THE-MONEY
                                                                     OPTIONS/SARS AT      OPTIONS/SARS AT
                                                                        YEAR END              YEAR END
                                                                     ---------------    --------------------
                          SHARES ACQUIRED ON                          EXERCISABLE/          EXERCISABLE/
          NAME               EXERCISE(#)        VALUE REALIZED($)     UNEXERCISABLE        UNEXERCISABLE
          ----            ------------------    -----------------    ---------------    --------------------
John E. Rossell.........          --                   --             54,975/34,650      $554,000/$354,000
Robert Gionfriddo.......          --                   --             54,975/34,650      $554,000/$354,000
Kenneth A. Corsello.....          --                   --             14,248/14,889      $136,000/$140,000

EMPLOYMENT CONTRACTS


     JOHN E. ROSSELL III, the Bank's President and CEO, is employed under the terms of a written five-year employment contract with the Bank, terminating on June 8, 1999, which, among other terms, provides for the following: combined wages, including deferred compensation, of $150,000 per year, including an annual review for salary increase; bonuses based upon the performance of the Bank, awarded in the sole discretion of the Board of Directors; a car allowance; insurance; and severance compensation and benefits in the event the Bank terminates Mr. Rossell's employment without cause.



     If Mr. Rossell is terminated without cause, he shall be paid a severance in an amount equal to twelve months' base salary, plus cost of health insurance premiums for one year, the cost of life insurance for one year, and the cost of disability insurance for one year. There are no changes in control provisions in Mr. Rossell's employment agreement.



     In addition to the foregoing, the employment contract provided for the grant effective upon execution of the agreement, of qualified incentive stock options for the purchase of 86,625 shares of the Bank's common stock exercisable at the initial common stock offering price of $5.77 per share. These options vest quarterly over five years. In 1997, 3,000 non-qualified stock options were granted at a price of $8.67 per share. These options vested immediately.

     ROBERT P. GIONFRIDDO, the Bank's Executive Vice President and Chief Business Development officer, is employed under the terms of a written three-year employment contract with the Bank, terminating on June 8, 2000, which, among other terms, provides for the following: Combined wages, including deferred compensation, averaging $145,000 per year; bonuses based upon the performance of the Bank, awarded in the sole discretion of the Board of Directors; a car allowance; insurance; the beneficial use of a proprietary membership in a local country club; and severance compensation and benefits in the event the Bank terminates Mr. Gionfriddo's employment without cause.



     If Mr. Gionfriddo is terminated without cause, except as relating to a change in control, he shall be paid a severance in an amount equal to six months base salary plus health insurance premiums. If, in the event of a change in control and in conjunction with, or by reason of such change in control, Mr. Gionfriddo's employment is terminated without cause or materially reduced in scope, he shall be paid severance in an amount equal to (i) twelve months' total compensation (including base salary, performance bonus, and all other amounts includable as taxable income) if he is required to sign a non-competition agreement, or (ii) twelve months' base salary if he is not required to sign a non-competition agreement.



     In addition to the foregoing, the employment contract provided for the grant effective upon execution of the agreement, of qualified incentive stock options for the purchase of 86,625 shares of the Bank's common stock exercisable at the initial common stock offering price of $5.77 per share. The options vest quarterly over five years. In 1997, 3,000 non-qualified stock options were granted at a price of $8.67 per share. The options vested immediately.


     At present, the Bank is not a party to any other employment agreements.

401 (K) PLAN

     The Board of Directors has established an employee profit sharing plan
(Plan) under Section 401(k) of the Internal Revenue Code. The purpose of the Plan is to provide all eligible employees with supplemental income upon retirement and to increase their proprietary interest in the Bank. Eligible employees may make contributions to the Plan subject to annual limitations of the Internal Revenue Code. The Bank does not provide any matching contributions to the Plan. The Plan trustees, consisting of members of Bank management, administer the Plan.

EMPLOYEE STOCK OWNERSHIP PLAN


     During 1997, the Bank initiated an employee stock ownership plan (Stock Ownership Plan). The Stock Ownership Plan allows the Bank to purchase shares on the open market and award those shares to certain employees in lieu of paying cash bonuses. To be eligible to receive an award of shares under the Stock Ownership Plan, an employee must have worked at least 1,000 hours during the year and must be employed by the Bank on December 31. Awards under the Stock Ownership Plan generally vest over four years. During 1997, the Bank contributed $98,000 to the Stock Ownership Plan with contributions to John E. Rossell, III, Robert P. Gionfriddo and Kenneth A. Corsello totaling $4,500, $4,350 and $2,857 respectively. These amounts are included in the Summary Compensation table above in the column entitled "Other Annual Compensation."


                           COMPENSATION OF DIRECTORS

SUPPLEMENTARY RETIREMENT PLAN FOR DIRECTORS, INCLUDING TWO EXECUTIVE OFFICERS

     In June of 1997, the Bank provided each of its directors, including two executive officers, with a non qualified, defined contribution retirement and death benefit plan. The amount of each respective potential annual retirement benefit is indexed to the financial performance of specific single premium life insurance policies, owned by the Bank and insuring the life of the respective director. The Bank books as income any earnings on the policies, however, it retains only the amount of earnings which would have been earned had it purchased a one year Treasury Bill in lieu of the insurance policy. The "excess earnings" of each insurance policy (the amount earned by the policy over and above the amount determined by the Treasury Bill "hurdle rate" just described), is credited to a liability reserve account for the benefit of the director. Each plan participant earns a vested interest in the balance of his or her respective liability reserve account, at the rate of 12% per annum, beginning with that individual's first year of service and cumulating for as long as the director remains in the service of the Bank, or until the director achieves 100% vesting. The policies corresponding to each of the directors are denominated in one of two uniform premium amounts. One uniform premium amount is applicable to policies purchased to insure the lives of directors who are not also executive officers and the other is applicable to policies purchased to insure the lives of directors who are also Executive Officers, namely John E. Rossell, III, President and CEO, and Robert P. Gionfriddo, Executive Vice President. The benefits which will be realized under the plan are uncertain. The Plan is a defined contribution plan. Contributions to the plan are indexed to the performance of the insurance policies, whose performance is unpredictable. However, as to the directors who are also Executive Officers, it was the intention of the Board to design a plan which will ultimately provide the Executive Officer Directors with annual retirement benefits initially equal to approximately 50% of their respective salaries in the year prior to retirement, payable for life. The uniform premium amounts for each of the other directors was set, at the discretion of the Board, at 20% of the premium outlay made for each Executive Officer Director. As the non-Executive Officer directors are of widely different ages, these uniform premium amounts did not lend themselves to any particular targeted benefit amount.

     The death benefit for each of the directors is an endorsement to the executive's beneficiary of 80% of the net-at-risk insurance (death benefit in excess of cash value), together with any remaining balance in the related liability reserve account.


     The policies did not perform at a rate in excess of the hurdle rate in 1997, the initial year of the Plan. Therefore, no credit was made to the participant liability reserve accounts for the year, nor was any obligation incurred on the part of the Bank for future retirement payments.


DIRECTOR FEES AND DIRECTOR FEE DEFERRAL PLAN


     During 1997, the Bank paid $1,250 per month each to William Del Biaggio, Jr., Chairman of the Board and Frank Bisceglia, Chairman of the Directors' Loan Committee for their services during 1997, for a total of $30,000. In June, 1997, the Board approved a director compensation program, effective July 1, 1997, that extended the previous plan to include all non-Executive Officer directors. The fee plan grants fees to each director for chairmanship responsibilities (if any) on the Board's various committees, and based on the director's actual attendance at the Board meetings and those committee meetings of which the director is a member. If each director attends all of the meetings of the committees, and receives a fee for committee chairmanship where applicable, the fees paid to each director will range from $5,400 to $15,000 per year, and will total $129,000 for all the directors as a group.



     An option of the director compensation program is the deferral of fees ("Deferral Plan"). Under the Deferral Plan, a participating director may defer up to 100% of his monthly board fees into the Deferral Plan for up to ten years. Amounts deferred earn interest at the rate of 8% per annum. The director may elect a distribution schedule of up to ten years with interest accruing (at the same 8%) on the declining balance. The Bank has purchased life insurance policies on the lives of directors who have agreed to participate in the Deferral Plan. It is expected that the earnings on these policies will offset the cost of the program. In addition, the Bank will receive death benefit payments upon the death of the director. The proceeds will permit the Bank to "complete" the deferral program as the director originally intended if he dies prior to the completion of the deferral program. The disbursement of deferred fees is accelerated at death and commences one month after the director dies.


     In the event of the director's disability prior to attainment of his benefit eligibility date, the director may request that the Board permit him to receive an immediate disability benefit equal to the annualized value of the director's deferral account.


     To date, all directors except Messrs. Del Biaggio, Jr. and Bisceglia have elected to defer their fees. Through December 31, 1996, the directors were paid no attendance fee or retainer or other cash compensation for their participation on the Board or its committees. For the years 1996 and 1997 the Bank accrued expenses of zero and $50,000, respectively, to account for its obligation to pay deferred fees. For 1997 the Bank paid or accrued a total of $80,000 on account of directors fees.



     For 1997, the fees actually earned by the directors were as follows:



Frank Bisceglia(1).......................................    $15,000
James Blair..............................................      3,105
Arthur Carmichael........................................      4,570
William Del Biaggio, Jr.(1)..............................     15,000
Anneke Dury..............................................      3,450
Tracey Enfantino.........................................      2,700
Glenn George.............................................      4,425
P. Michael Hunt..........................................      2,700
Louis O. Normandin.......................................      5,165
Jack Peckham.............................................      2,700
Robert Peters............................................      4,140
Humphrey Polanen.........................................      3,300
Kirk Rossman.............................................      3,105
                                                             -------
          Total..........................................    $71,825
                                                             =======


---------------

(1) Messrs. Bisceglia and Del Biaggio, Jr. were paid fees for an entire year of activities in 1997, under a fee arrangement dating from 1996 and continuing through the end of 1997. All other directors were paid for the period commencing with the effective date of the plan discussed above (June 1, 1997) to the end of 1997.


CERTAIN OTHER DIRECTOR AND EXECUTIVE OFFICER TRANSACTIONS


     Some of the Company's directors and executive officers and their immediate families, as well as the companies with which such directors and executive officers are associated, are customers of, and have conducted banking transactions with, the Bank in the ordinary course of business and anticipate conducting such banking transactions with such persons in the future. In the opinion of management, all loans and commitments to lend included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness and did not involve more than a normal risk of collectability or present other unfavorable features. As of March 31, 1998 and December 31, 1997, 1996, and 1995, the aggregate indebtedness of all of the Bank's directors and principal officers (including associated companies) was $2,493,000, $2,145,000, $2,565,000, and $2,408,000, respectively, constituting 10.9%, 9.6%, 12.5%, and
18.8%, respectively, of the Bank's total equity capital at those dates. During 1997, no individual director's or officer's indebtedness to the Bank exceeded 10% of the Bank's total equity capital at any time.


     Except as noted above, there were no existing or proposed material transactions between the Company or the Bank and any of its executive officers, directors, or beneficial owners of 5% or more of the Common Stock, or the immediate family or associates of any of the foregoing persons during 1997, and none are proposed at present.

                    DESCRIPTION OF SECURITIES OF THE COMPANY

GENERAL


     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, no par value, of which 3,295,896 shares were issued and outstanding as of March 31, 1998. In addition, 986,169 shares have been reserved for issuance pursuant to the Option Plan, of which 680,880 have been granted, 30,654 have been exercised, and 305,289 remain available for grant as of March 31, 1998. Along with the common stock, the authorized capital of the Company includes 10,000,000 shares of Preferred Stock, of which none were issued and outstanding as of March 31, 1998. As of March 31, 1998, the Company had approximately 643 shareholders of record.


COMMON STOCK

     Each share of Common Stock has the same rights, privileges, and preferences as every other share of Common Stock, and there are no pre-emptive, conversion or redemption rights or sinking fund provisions applicable thereto. The shares outstanding are fully paid, as described below.

     Voting Rights. Each holder of the Common Stock is entitled to one vote per share on any issue requiring a vote at any meeting, except that in connection with the election of directors, the shares may be voted cumulatively. Cumulative voting entitles a shareholder the right to vote the number of shares he or she owns, multiplied by the number of directors to be elected. This total number of votes may be cast for one candidate or may be distributed on the same principle among as many candidates as the shareholder may desire.


     The Company's Articles of Incorporation may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the outstanding shares.


     Liquidation Rights. Upon liquidation or dissolution of the Company, holders of the Common Stock are entitled to receive pro rata the net assets remaining after payment of all creditors of the Company.

     No Pre-emptive Rights. Holders of the Common Stock of the Company have no pre-emptive or other rights to subscribe for additional shares.

     Dividend Rights. Each share of the Company's Common Stock participates equally in dividends on Common Stock, which are payable when, as, and if declared by the Board of Directors out of funds legally available for that purpose. See "TRADING HISTORY AND DIVIDENDS -- Dividends."

     Transfer Agent. Gemisys serves as the registrar and transfer agent for the Company's Common Stock.

     Acquisition of Control. Both Federal and state law prohibit a person or company from acquiring 10% or more of the outstanding equity securities of a bank holding company without prior notice to and approval of the FDIC and Commissioner, respectively. No corporation may acquire 25% or more of the outstanding shares of a bank holding company without obtaining the prior approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act.

PREFERRED STOCK


     The Company is authorized to issue 10,000,000 shares of Preferred Stock. The Preferred Stock is available for issuance from time to time for various purposes as determined by the Company's Board of Directors, including, without limitation, making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Company's Articles of Incorporation, the Preferred Stock (or such convertible securities) may be issued on such terms and conditions, and at such times and in such situations, as the Board of Directors in its sole discretion determines to be appropriate, without any further approval or action by the shareholders (unless otherwise required by laws, rules, regulations or agreements applicable to the Company).



     The effects of the issuance of the Preferred Stock on the holders of Common Stock could include, among other things, (i) reduction of the amount otherwise available for payments of dividends on Common Stock if dividends are payable on the series of Preferred Stock; (ii) restrictions on dividends on Common Stock if dividends on the series of Preferred Stock are in arrears; (iii) dilution of the voting power of Common Stock if the series of Preferred Stock has voting rights, including a possible "veto" power if the series of Preferred Stock has class voting rights; (iv) dilution of the equity interest of holders of Common Stock if the series of Preferred Stock is convertible, and is converted, into Common Stock; and (v) restrictions on the rights of holders of Common Stock to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the holder of the series of Preferred Stock.


LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION

     Section 317 of the California Corporation Law ("Section 317") expressly grants to each California corporation, including the Bank and the Company, the power to indemnify its directors, officers and agents against certain liabilities and expenses incurred in the performance of their duties. Rights to indemnification beyond those provided by Section 317 may be valid to the extent that such rights are authorized in the corporation's articles of incorporation. Indemnification may not be made, however, with respect to liability incurred in connection with any of the specific acts for which the liability of directors may not be limited as discussed in the previous section.

     With respect to all proceedings other than shareholder derivative actions,
Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (i) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, unless such indemnification is approved by the court; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by
Section 317, a corporation is obligated by Section 317 to indemnify such person against expenses actually and reasonably incurred by him in connection with the proceeding.

     FDIC regulations prohibit the indemnification by insured banks and their holding companies of their directors, officers and other institution-affiliated persons for that portion of the costs sustained with regard to an administrative or civil enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which a director, officer or other party is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured institution or required to cease and desist from or to take an affirmative action under the Federal Deposit Insurance Act. This regulation permits an institution to make an indemnification payment to, or for the benefit of, a director, officer or other party only if the institution's Board of Directors, in good faith, determines that the individual acted in good faith and in a manner that he or she believed to be in the best interests of the institution and that the payment of indemnification will not adversely affect the institution's safety and soundness. The director, officer or other party must agree in writing to reimburse the institution for any indemnification payments received should the proceeding result in a final order being instituted against the individual assessing a civil money penalty, removing the individual from office, or requiring the individual to cease and desist from certain institutional activity.

                                 LEGAL MATTERS

SIGNIFICANT LITIGATION

     The Company is not involved in any litigation outside the ordinary scope of the Company's business.

OTHER LEGAL MATTERS


     Certain legal matters in connection with this Offering have been reviewed for the Company by the firm of McCutchen, Doyle, Brown & Enersen, LLP, San Francisco, California. Such review should not be construed as constituting an opinion as to the merits of this Offering, the accuracy or adequacy of the disclosures contained herein, or the suitability of this investment for any investors or class of investors by McCutchen, Doyle, Brown & Enersen, LLP.


                                    EXPERTS


     The financial statements as of December 31, 1997 and for the year then ended included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of the Bank as of December 31, 1996, and for each of the two-years then ended included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, stated in their report appearing herein and are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             AVAILABLE INFORMATION


     Since March 5, 1998, the Company has been subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act"). In accordance with Sections 12, 13, and 14 of the Exchange Act, the Company files certain reports, proxy materials, information statements and other information with the SEC. Copies of these statements may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Commission maintains an internet web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants which file electronically with the Commission. From April 1997 to March 1998, the Bank's Common Stock was registered under the 1934 Act with the FDIC. Copies of the Bank's filings under the 1934 Act for this period can be obtained from the FDIC at Division of Supervision, Regulation, Distribution and Securities Operations Unit, 550 17th St. N.W., Washington, D.C., 20429.

                             HERITAGE COMMERCE CORP

                         AND HERITAGE BANK OF COMMERCE


                         INDEX TO FINANCIAL STATEMENTS

                      MARCH 31, 1998 AND DECEMBER 31, 1997



                                                              PAGE
                                                              ----
Heritage Commerce Corp Consolidated Statement of Financial
  Condition dated March 31, 1998 (Unaudited)................   F-2
Heritage Commerce Corp Consolidated Statements of Income for
  the three months ended March 31, 1998 and 1997............   F-3
Heritage Commerce Corp Consolidated Statements of Cash Flows
  for the three months ended March 31, 1998 and 1997........   F-4
Notes to Consolidated Financial Statements dated March 31,
  1998......................................................   F-5
Independent Auditors' Report for Statements dated December
  31, 1997 and 1996.........................................  F-13
Heritage Bank of Commerce Balance Sheets for the years ended
  December 31, 1997 and 1996................................  F-15
Heritage Bank of Commerce Income Statements for the years
  ended December 31, 1997, 1996 and 1995....................  F-16
Heritage Bank of Commerce Statements of Shareholders' Equity
  for the years ended December 31, 1997, 1996 and 1995......  F-17
Heritage Bank of Commerce Statements of Cash Flows for the
  years ended December 31, 1997, 1996 and 1995..............  F-18
Notes to Financial Statements for the years ended December
  31, 1997, 1996 and 1995...................................  F-19

                     HERITAGE COMMERCE CORP AND SUBSIDIARY



            UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                     ASSETS



                                                               MARCH 31,
                                                                  1998
                                                              ------------
Cash and due from banks.....................................  $ 27,696,000
Federal funds sold..........................................    52,200,000
                                                              ------------
          Total cash and cash equivalents...................    79,896,000
Securities available-for-sale, at fair value................    69,831,000
Securities held-to-maturity, at amortized cost
  (fair value of $28,146,000 and $26,938,000,
  respectively).............................................    27,757,000
Loans:
  Commercial................................................    68,913,000
  Real estate -- mortgage...................................    39,243,000
  Real estate -- land and construction......................    32,496,000
  Consumer..................................................     2,336,000
                                                              ------------
Total loans.................................................   142,988,000
Allowance for possible loan losses..........................    (2,540,000)
                                                              ------------
          Loans, net........................................   140,448,000
Premises and equipment, net.................................     2,655,000
Accrued interest receivable and other assets................     3,864,000
Other investments...........................................     4,525,000
                                                              ------------
          TOTAL.............................................  $328,976,000
                                                              ============
                   LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits:
     Demand, non-interest bearing...........................  $127,078,000
     Demand, interest bearing...............................     6,702,000
     Savings and money market...............................   115,270,000
     Time deposits, $100,000 and over.......................    47,087,000
     Time deposits less than $100,000.......................     8,028,000
                                                              ------------
Total deposits..............................................   304,165,000
Accrued interest payable and other liabilities..............     1,986,000
                                                              ------------
          Total liabilities.................................   306,151,000
                                                              ------------
Commitments and contingent liabilities
(See Notes 9 and 12 to financial statements dated December
  31, 1997)
  Preferred Stock, no par value; 10,000,000 shares
     authorized; zero shares outstanding
  Shareholders' equity:
  Common Stock, no par value; 30,000,000 shares authorized;
     shares issued and outstanding: 3,295,896
     at March 31, 1998 and December 31, 1997................    23,447,000
  Accumulated other comprehensive income....................       453,000
  Accumulated deficit.......................................    (1,075,000)
                                                              ------------
          Total shareholders' equity........................    22,825,000
                                                              ------------
          TOTAL.............................................  $328,976,000
                                                              ============



                       See notes to financial statements.

                     HERITAGE COMMERCE CORP AND SUBSIDIARY



                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME


                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                 1998             1997
                                                              -----------      -----------
Interest income:
  Interest and fees on loans................................  $3,550,000       $2,132,000
  Interest on investment securities -- taxable..............   1,285,000        1,134,000
  Interest on investment securities -- non taxable..........     120,000           14,000
  Interest on federal funds sold............................     217,000          114,000
                                                              ----------       ----------
Total interest income.......................................   5,172,000        3,394,000
                                                              ----------       ----------
Interest expense:
  Savings and other interest-bearing deposits...............     853,000          634,000
  Time certificates, $100,000 and over......................     489,000          268,000
                                                              ----------       ----------
Total interest expense......................................   1,342,000          902,000
                                                              ----------       ----------
Net interest income.........................................   3,830,000        2,492,000
Provision for loan losses...................................     160,000          220,000
                                                              ----------       ----------
Net interest income after provision for loan losses.........   3,670,000        2,272,000
                                                              ----------       ----------
Other income:
  Service charges and other fees............................      50,000           46,000
  Other income..............................................      29,000           28,000
                                                              ----------       ----------
Total other income..........................................      79,000           74,000
                                                              ----------       ----------
Other expenses:
  Salaries and employee benefits............................   1,580,000          966,000
  Client services...........................................     325,000          248,000
  Furniture and equipment...................................     171,000          114,000
  Professional fees.........................................     164,000           75,000
  Advertising and promotion.................................     152,000           91,000
  Occupancy.................................................     150,000           97,000
  Deferred loan costs and other loan original expenses......      82,000           64,000
  Other.....................................................     394,000          157,000
                                                              ----------       ----------
Total other expenses........................................   3,018,000        1,812,000
                                                              ----------       ----------
Net income before income taxes..............................     731,000          534,000
Provision for income taxes..................................     278,000          187,000
                                                              ----------       ----------
Net income..................................................   $ 453,000        $ 347,000
                                                              ==========       ==========
Net income per share (basic)................................       $0.14            $0.11
Average number of common shares.............................   3,295,896        3,287,823
Net income per share (diluted)..............................       $0.12            $0.10
Average number of common shares and equivalents.............   3,665,846        3,444,558

                       See notes to financial statements.

                            HERITAGE COMMERCE CORP.


                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  1998             1997
                                                              -------------    ------------
Cash flows from operating activities:
Net Income..................................................  $    453,000     $   347,000
Adjustments to reconcile net income to net cash used in
  operating activities:
Depreciation and amortization...............................       125,000          84,000
Provision for possible loan losses..........................       160,000         220,000
Gain on sale of investments available-for-sale..............       (18,000)        (16,000)
Amortization (accretion) of discounts and premiums..........       (27,000)         68,000
Proceeds from sales of loans................................       (18,000)         (4,000)
Originations of loans held for sale.........................    (1,813,000)     (1,976,000)
Maturities of loans held for sale...........................        18,000              --
Increase in accrued interest receivable and other assets....       (97,000)       (106,000)
Decrease in accrued interest payable and other
  liabilities...............................................      (299,000)       (164,000)
                                                              ------------     -----------
Net cash used in operating activities.......................    (1,516,000)     (1,547,000)
Cash flows from investing activities
Net increase in loans.......................................   (12,310,000)     (5,212,000)
Purchases of investment securities available-for-sale.......   (11,637,000)     (3,019,000)
Maturities of investment securities available-for-sale......     3,046,000       2,018,000
Proceeds from sales of investment securities
  available-for-sale........................................        18,000       4,573,000
Purchases of investment securities held-to-maturity.........    (3,083,000)       (844,000)
Maturities of investment securities held-to-maturity........     1,867,000       2,013,000
Purchases of corporate owned life insurance.................       (57,000)             --
Capital expenditures........................................      (809,000)       (235,000)
                                                              ------------     -----------
Net cash used in investing activities.......................   (22,960,000)       (706,000)
Cash flows from financing activities:
Net increase in deposits....................................    61,187,000      39,627,000
Proceeds from sale of securities under agreement to
  repurchase................................................            --      (5,010,000)
Proceeds from issuance of common stock......................            --           6,000
                                                              ------------     -----------
Net cash provided by financing activities...................    61,187,000      39,623,000
                                                              ------------     -----------
Net increase in cash and cash equivalents...................    36,711,000      32,370,000
Cash and cash equivalents, beginning of period..............    43,185,000      12,615,000
                                                              ------------     -----------
Cash and cash equivalents, end of period....................  $ 79,896,000     $44,985,000
                                                              ============     ===========
Other cash flow information:
Interest paid...............................................  $  1,239,000     $   895,000
Income taxes paid...........................................       385,000          40,000

Non-cash financing activity:
Transfer from accumulated deficit to common stock due to
  stock dividend............................................  $         --     $ 1,304,000


                       See notes to financial statements.

                     HERITAGE COMMERCE CORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION


     The unaudited condensed consolidated financial statements of Heritage Commerce Corp and its wholly owned subsidiary, Heritage Bank of Commerce, have been prepared pursuant to the rules and regulations for reporting on Form 10-Q. Accordingly, certain information and notes required by generally accepted accounting principles for complete financial statements are not included herein. The interim statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1997 included in this Prospectus.


     In the Company's opinion, all adjustments necessary for a fair presentation of these condensed consolidated financial statements have been included and are of a normal and recurring nature. Certain reclassifications have been made to prior year amounts to conform with current year presentation.

     The results for the three months ended March 31, 1998 are not necessarily indicative of the results expected for any subsequent period or for the entire year ended December 31, 1998.

(2) SHARE AND PER SHARE AMOUNTS

     Earnings per common share (basic) are calculated based on the weighted average number of shares outstanding during the period. Earnings per common and common equivalent share (diluted) are calculated based on the weighted average number of shares outstanding during the period, plus equivalent shares representing the dilutive effect of stock options. There is no difference in net income for the purposes of calculating basic and diluted earnings per common share for each period presented.

(3) LOAN CLASSIFICATION


     The Bank classifies the guaranteed portion of Small Business Administration loans as "held for sale" according to generally accepted accounting principles, but for the purposes of this Prospectus, the balances are included in the commercial loan totals.


DEFERRED LOAN FEES

     Total loans in the accompanying consolidated balance sheet are net of deferred loan fees totaling $133,000 and $113,000 at March 31, 1998 and December 31, 1997, respectively.

(5) COMPREHENSIVE INCOME


     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which requires that an enterprise report and display, by major components and as a single total, the change in its net assets during the period from non-owner sources. This Statement is effective for fiscal years beginning after December 15, 1997. The adoption of this Statement in the first quarter of 1998 resulted in a change in the financial statement presentation, but did not have an impact on the Company's consolidated financial position, results of operations or cash flows. Certain amounts in the prior period have been reclassified to conform to the current presentation under SFAS No. 130. Total comprehensive income for the quarters ended March 31, 1998 and 1997 was $488,000 and (154,000), respectively.

                     HERITAGE COMMERCE CORP AND SUBSIDIARY

                                 MARCH 31, 1998
                                  (UNAUDITED)


     The following is a summary of the components of comprehensive income.



                                                      FOR THE THREE MONTHS ENDED
                                                              MARCH 31,
                                                      --------------------------
                                                         1998           1997
                                                      -----------    -----------
Net Income..........................................   $453,000       $ 347,000
Other comprehensive income, net of tax;
  Net unrealized holding gain (loss) on
     available-for-sale securities during the
     quarter........................................     46,000        (491,000)
  Less: Reclassification adjustment for realized
     gains on available-for-sale securities included
     in net income during the quarter...............    (11,000)        (10,000)
                                                       --------       ---------
Other comprehensive income (loss)...................     35,000        (501,000)
                                                       --------       ---------
Comprehensive income (loss).........................   $488,000       $(154,000)
                                                       ========       =========

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Heritage Bank of Commerce
San Jose, California

     We have audited the accompanying balance sheet of Heritage Bank of Commerce as of December 31, 1997, and the related statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The balance sheet of the Bank for the year ended December 31, 1996 and the related statements of income, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1996 were audited by other auditors whose report, dated January 10, 1997, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

     In our opinion, such 1997 financial statements present fairly, in all material respects, the financial position of the Bank as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
San Jose, California

January 23, 1998 (June 3, 1998 as to Note 14)

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Heritage Bank of Commerce:

     We have audited the accompanying balance sheet of Heritage Bank of Commerce (the Bank) as of December 31, 1996, and the related statements of income, shareholders' equity, and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Heritage Bank of Commerce as of December 31, 1996, and the results of its operations and its cash flows for each of the years in the two-year period then ended in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Mountain View, California

January 10, 1997

                           HERITAGE BANK OF COMMERCE

                                 BALANCE SHEETS

                                     ASSETS


                                                                YEARS ENDED DECEMBER 31,
                                                                  1997            1996
                                                              ------------    ------------
Cash and due from banks.....................................  $ 16,060,000    $ 12,615,000
Federal funds sold..........................................    27,125,000              --
                                                              ------------    ------------
          Total cash and cash equivalents...................    43,185,000      12,615,000
Securities available-for-sale, at fair value................    61,166,000      50,016,000
Securities held-to-maturity, at amortized cost (fair value
  of $26,938,000 and $25,454,000, respectively).............    26,531,000      25,252,000
Loans.......................................................   128,770,000      82,915,000
Allowance for loan losses...................................    (2,285,000)     (1,402,000)
                                                              ------------    ------------
          Loans, net........................................   126,485,000      81,513,000
Premises and equipment, net.................................     1,971,000       1,530,000
Accrued interest receivable and other assets................     3,764,000       2,377,000
Other investments...........................................     4,473,000              --
                                                              ------------    ------------
          Total.............................................  $267,575,000    $173,303,000
                                                              ============    ============

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits..................................................  $242,978,000    $146,379,000
  Securities sold under agreements to repurchase............            --       5,010,000
  Accrued interest payable and other liabilities............     2,261,000       1,390,000
                                                              ------------    ------------
          Total liabilities.................................   245,239,000     152,779,000
                                                              ------------    ------------
Commitments and contingent liabilities
  (See Notes 9 and 12 to financial statements)
Shareholders' equity:
  Common Stock, no par value; 10,000,000 shares authorized;
     shares issued and outstanding: 3,295,896 in 1997 and
     3,130,696 in 1996......................................    23,447,000      22,093,000
  Accumulated other comprehensive income....................       418,000         221,000
  Accumulated deficit.......................................    (1,529,000)     (1,790,000)
                                                              ------------    ------------
          Total shareholders' equity........................    22,336,000      20,524,000
                                                              ------------    ------------
          Total.............................................  $267,575,000    $173,303,000
                                                              ============    ============


                       See notes to financial statements.

                           HERITAGE BANK OF COMMERCE

                               INCOME STATEMENTS

                                                               YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1997           1996           1995
                                                       -----------    -----------    ----------
Interest income:
  Loans, including fees..............................  $10,376,000    $ 6,138,000    $3,134,000
  Securities, taxable................................    5,188,000      3,723,000     2,623,000
  Securities, tax-exempt.............................       87,000          1,000            --
  Federal funds sold.................................      552,000        663,000       664,000
  Other investments..................................       48,000             --            --
                                                       -----------    -----------    ----------
Total interest income................................   16,251,000     10,525,000     6,421,000
Interest expense:
  Deposits...........................................    4,187,000      2,641,000     1,695,000
  Other..............................................       17,000          5,000         1,000
                                                       -----------    -----------    ----------
Total interest expense...............................    4,204,000      2,646,000     1,696,000
                                                       -----------    -----------    ----------
Net interest income before provision for loan
  losses.............................................   12,047,000      7,879,000     4,725,000
Provision for loan losses............................    1,060,000        830,000       496,000
                                                       -----------    -----------    ----------
Net interest income after provision for loan
  losses.............................................   10,987,000      7,049,000     4,229,000
                                                       -----------    -----------    ----------
Other income:
  Gain on sale of loans held for sale................      205,000        101,000            --
  Service charges and other fees.....................      173,000        149,000        59,000
  Gain on sales of securities available-for-sale.....      164,000         21,000         3,000
  Other income.......................................       48,000         25,000         9,000
                                                       -----------    -----------    ----------
Total other income...................................      590,000        296,000        71,000
                                                       -----------    -----------    ----------
Other expenses:
  Salaries and employee benefits.....................    4,933,000      2,942,000     2,062,000
  Client services....................................    1,169,000        910,000       491,000
  Furniture and equipment............................      542,000        330,000       220,000
  Advertising and promotion..........................      450,000        260,000       154,000
  Occupancy..........................................      440,000        293,000       296,000
  Professional fees..................................      372,000        224,000       302,000
  Loan origination costs.............................      326,000        146,000        39,000
  Other..............................................      936,000        619,000       534,000
                                                       -----------    -----------    ----------
Total other expenses.................................    9,168,000      5,724,000     4,098,000
                                                       -----------    -----------    ----------
Net income before income taxes.......................    2,409,000      1,621,000       202,000
Provision for income taxes...........................      844,000        220,000         1,000
                                                       -----------    -----------    ----------
Net income...........................................  $ 1,565,000    $ 1,401,000    $  201,000
                                                       ===========    ===========    ==========
Earnings per share:
     Basic...........................................  $      0.48    $      0.48    $     0.08
     Diluted.........................................  $      0.45    $      0.46    $     0.08

                       See notes to financial statements.

                           HERITAGE BANK OF COMMERCE

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                            ACCUMULATED
                                   COMMON STOCK                OTHER                            TOTAL
                              -----------------------      COMPREHENSIVE      ACCUMULATED   SHAREHOLDERS'
                               SHARES       AMOUNT            INCOME            DEFICIT        EQUITY
                              ---------   -----------   -------------------   -----------   -------------
BALANCE, JANUARY 1, 1995....  2,112,681   $14,085,000        $(336,000)
                              ---------   -----------        ---------        -----------    -----------
Stock options exercised.....     12,853        85,000               --                 --         85,000
Net income..................         --            --               --            201,000        201,000
Accumulated other
  comprehensive income......         --            --          802,000                 --        802,000
                              ---------   -----------        ---------        -----------    -----------
BALANCES, DECEMBER 31,
  1995......................  2,125,534    14,170,000          466,000         (1,807,000)    12,829,000
                              ---------   -----------        ---------        -----------    -----------
Stock dividend..............    212,535     1,384,000               --         (1,384,000)            --
Stock options exercised.....      6,441        39,000               --                 --         39,000
Common Stock issued pursuant
  to secondary offering (net
  of issuance costs of
  $51,000)..................    786,186     6,500,000               --                 --      6,500,000
Net income..................         --            --               --          1,401,000      1,401,000
Accumulated other
  comprehensive income......         --            --         (245,000)                --       (245,000)
                              ---------   -----------        ---------        -----------    -----------
BALANCES, DECEMBER 31,
  1996......................  3,130,696    22,093,000          221,000         (1,790,000)    20,524,000
                              ---------   -----------        ---------        -----------    -----------
Stock dividend..............    156,349     1,304,000               --         (1,304,000)            --
Fractional shares canceled
  due to stock split........       (194)       (2,000)                                 --         (2,000)
Stock options exercised.....      9,045        52,000               --                 --         52,000
Net income..................         --            --               --          1,565,000      1,565,000
Accumulated other
  comprehensive income......         --            --          197,000                 --        197,000
                              ---------   -----------        ---------        -----------    -----------
BALANCES, DECEMBER 31,
  1997......................  3,295,896   $23,447,000        $ 418,000        $(1,529,000)   $22,336,000
                              =========   ===========        =========        ===========    ===========


                       See notes to financial statements

                           HERITAGE BANK OF COMMERCE

                            STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       1997            1996            1995
                                                   ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................  $  1,565,000    $  1,401,000    $    201,000
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization..................       388,000         260,000         193,000
  Provision for possible loan losses.............     1,060,000         830,000         496,000
  Gain on sales of securities
     available-for-sale..........................      (164,000)        (21,000)         (3,000)
  Amortization / accretion of discounts and
     premiums on securities......................        56,000          52,000         170,000
  Proceeds from sales of loans held for sale.....     4,198,000       1,724,000              --
  Originations of loans held for sale............    (4,626,000)    (11,587,000)     (4,220,000)
  Maturities of loans held for sale..............        45,000              --              --
  Increase in accrued interest receivable and
     other assets................................    (1,400,000)       (939,000)       (681,000)
  Increase (decrease) in accrued interest payable
     and other liabilities.......................       605,000        (295,000)        371,000
  Proceeds from relocation.......................            --       1,100,000              --
                                                   ------------    ------------    ------------
Net cash provided by (used in) operating
  activities.....................................     1,727,000      (7,475,000)     (3,473,000)
                                                   ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans............................   (45,650,000)    (30,450,000)    (27,771,000)
Purchases of securities available-for-sale.......   (49,116,000)    (27,611,000)    (35,167,000)
Maturities of securities available-for-sale......    16,588,000      13,683,000      14,268,000
Proceeds from sales of securities
  available-for-sale.............................    21,955,000       5,081,000       3,016,000
Purchases of securities held-to-maturity.........    (7,659,000)    (16,248,000)     (6,089,000)
Proceeds from maturities of securities
  held-to-maturity...............................     6,388,000       1,000,000       3,494,000
Purchase of corporate-owned life insurance.......    (4,473,000)             --              --
Purchases of property and equipment..............      (829,000)       (887,000)       (105,000)
                                                   ------------    ------------    ------------
Net cash used in investing activities............   (62,796,000)    (55,432,000)    (48,354,000)
                                                   ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits.........................    96,599,000      27,633,000      71,664,000
(Repayments) proceeds from sale of securities
  under agreements to repurchase.................    (5,010,000)      5,010,000              --
Net proceeds from issuance of common stock.......        50,000       6,539,000          85,000
                                                   ------------    ------------    ------------
Net cash provided by financing activities........    91,639,000      39,182,000      71,749,000
                                                   ------------    ------------    ------------
Net increase (decrease) in cash and cash
  equivalents....................................    30,570,000     (23,725,000)     19,922,000
Cash and cash equivalents, beginning of year.....    12,615,000      36,340,000      16,418,000
                                                   ------------    ------------    ------------
Cash and cash equivalents, end of year...........  $ 43,185,000    $ 12,615,000    $ 36,340,000
                                                   ============    ============    ============
Supplemental disclosures of cash flow
  information:
  Cash paid during the year for:
     Interest....................................  $  4,477,000    $  2,610,000    $  1,660,000
     Income taxes................................  $  1,536,000    $    218,000    $      1,000
Supplemental schedule of non-cash investing and
  financing activity:
  Transfer from accumulated deficit to common
     stock due to stock dividend.................  $  1,304,000    $  1,384,000    $         --

                       See notes to financial statements.

                           HERITAGE BANK OF COMMERCE

                         NOTES TO FINANCIAL STATEMENTS

(L) SIGNIFICANT ACCOUNTING POLICIES

  Description of Business and Basis of Presentation

     Heritage Bank of Commerce (the Bank) is a California state chartered bank which offers a full range of commercial and personal banking services to residents and the business/professional community in Santa Clara County, California, through a facility located in downtown San Jose, California. The Bank was incorporated on November 23, 1993 as Heritage Bank of Commerce and commenced operations on June 8, 1994. The accounting and reporting policies of the Bank conform to generally accepted accounting principles and prevailing practices within the banking industry.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The allowance for possible loan losses is a material estimate. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Bank considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold and purchased for one-day periods.

  Securities

     The Bank classifies its securities into two categories, available-for-sale and held-to-maturity, at the time of purchase. Securities available-for-sale are measured at fair value with a corresponding recognition of the net unrealized holding gain or loss as a separate component of shareholders' equity, net of taxes, until realized. Securities held-to-maturity are measured at amortized cost, based on the Bank's positive intent and ability to hold the securities to maturity.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the corresponding establishment of a new cost basis for the security. No such declines have occurred.

     Premiums and discounts are amortized, or accreted, over the life of the related investment security as an adjustment to income using the straight-line method. Interest income is recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

  Loans Held for Sale

     The Bank holds for sale the guarantied portion of certain Small Business Administration (SBA) loans. These loans are carried at the lower of cost or market, determined in the aggregate.

     Gains or losses on loans held for sale are recognized upon completion of the sale, and are based on the difference between the net sales proceeds and the relative fair value of the guarantied portion of the loan sold compared to the relative fair value of the unguarantied portion. A portion of the gain is deferred and amortized over the life of the loan based on the difference between the principal retained and the relative value of the unguarantied portion of the loan.

     The servicing assets that result from the sale of SBA loans sold with servicing rights retained are amortized over the lives of the loans using a method approximating the interest method.

                           HERITAGE BANK OF COMMERCE

  Loans

     Loans are stated at the principal amount outstanding. The majority of the Bank's loans are at variable interest rates. Interest on loans is credited to income when earned.

     Generally, a loan is classified as non-accrual, the accrual of interest is discontinued, any accrued and unpaid interest is reversed, and the amortization of deferred loan fees and costs is discontinued, when the payment of principal or interest is 90 days past due, unless the amount is well secured and in the process of collection. Any interest or principal payments received on non-accrual loans are normally applied toward reduction of principal. Non-accrual loans generally are not returned to performing status until the obligation is brought current, has performed in accordance with the contract terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

     Management, considering current information and events, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the note agreement. When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate, or the fair value of the collateral if the loan is secured by real estate.

     Non-refundable loan fees and direct origination costs are deferred and recognized over the expected lives of the related loans using the effective yield interest method.

  Allowance for Loan Losses

     The allowance for loan losses is established through a provision charged to expense. Loans are charged against the allowance when management believes that the collectability of the principal is doubtful. Recoveries are credited to the allowance. The allowance for loan losses is a valuation allowance that management believes will be adequate to absorb losses inherent in existing loans, based on evaluations of collectability. These evaluations take into consideration such factors as the composition of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, and current and anticipated local economic conditions that may affect a borrower's ability to repay.

  Premises and Equipment

     Premises and equipment are stated at cost. Depreciation and amortization are computed on a straight-line basis over the lesser of the lease terms or estimated useful lives of five to fifteen years.

  Other Investments

     Other investments consist of cash surrender value of life insurance policies for certain officers and directors of the Bank.

  Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

     The Bank adopted Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, effective January 1, 1997. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under this approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The adoption of this Statement did not have a significant impact on the Bank's financial position or results of operations.

  Long-Lived Assets

     The Bank evaluates the recoverability of long-lived assets on an on-going basis.

                           HERITAGE BANK OF COMMERCE

  Income Taxes

     Income taxes are provided at current rates. Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. A valuation allowance is established to reduce the deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized in the future.

  Stock-Based Compensation

     As allowed for by SFAS No. 123, Accounting for Stock-Based Compensation, the Bank accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

  Earnings Per Share

     Earnings per share are computed in compliance with SFAS No. 128, Earnings Per Share. Basic earnings per share are computed by dividing net income by the weighted average common shares outstanding. Diluted earnings per share reflect potential dilution from outstanding stock options, using the treasury stock method. For each of the years presented, net income is the same to basic and diluted earnings per share. Reconciliation of weighted average shares used in computing earnings per share are as follows:

                                                 YEARS ENDED DECEMBER 31,
                                            -----------------------------------
                                              1997         1996         1995
                                            ---------    ---------    ---------
Weighted average common shares
  outstanding.............................  3,291,689    2,912,263    2,444,912
Dilutive effect of stock options
  outstanding, using the treasury stock
  method..................................    188,548      121,690       34,744
                                            ---------    ---------    ---------
Shares used in computing diluted earnings
  per share...............................  3,480,237    3,033,953    2,479,656

     All share numbers have been retroactively restated for stock dividends and stock splits.

  Reclassifications

     Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation. These reclassifications had no impact on shareholders' equity and net income.

  New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130 Reporting Comprehensive Income, which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources; and SFAS No. 131 Disclosures about Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas, and major customers. The Bank is required to adopt these statements in 1998 and their adoption will not impact the Bank's financial position, results of operations or cash flows.

                           HERITAGE BANK OF COMMERCE

(2) SECURITIES

     The amortized cost and estimated fair value of securities as of December 31, 1997 were as follows:

                                                      GROSS         GROSS
                                      AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                        COST          GAINS         LOSSES         VALUE
                                     -----------    ----------    ----------    -----------
SECURITIES AVAILABLE-FOR-SALE:
  U.S. Treasury....................  $35,220,000     $451,000      $     --     $35,671,000
  U.S. Government Agencies.........   16,370,000      202,000            --      16,572,000
  Municipals.......................    4,596,000       67,000            --       4,663,000
  Preferred Stock..................    2,212,000       48,000            --       2,260,000
  Commercial Paper.................    2,036,000           --       (36,000)      2,000,000
                                     -----------     --------      --------     -----------
Total securities
  available-for-sale...............  $60,434,000     $768,000      $(36,000)    $61,166,000
                                     ===========     ========      ========     ===========
SECURITIES HELD-TO-MATURITY:
  Municipals.......................  $16,450,000     $255,000      $     --     $16,705,000
  U.S. Government Agencies.........    6,033,000      118,000            --       6,151,000
  U.S. Treasury....................    4,048,000       34,000            --       4,082,000
                                     -----------     --------      --------     -----------
Total securities
  held-to-maturity.................  $26,531,000     $407,000      $     --     $26,938,000
                                     ===========     ========      ========     ===========

     The amortized cost and estimated fair value of securities as of December 31, 1996 were as follows:

                                                      GROSS         GROSS
                                      AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                        COST          GAINS         LOSSES         VALUE
                                     -----------    ----------    ----------    -----------
SECURITIES AVAILABLE-FOR-SALE:
  U.S. Treasury....................  $28,092,000     $193,000      $(12,000)    $28,273,000
  U.S. Government Agencies.........   16,624,000       75,000       (31,000)     16,668,000
  Municipals.......................    2,517,000       26,000        (2,000)      2,541,000
  Commercial Paper.................    2,527,000       10,000        (3,000)      2,534,000
                                     -----------     --------      --------     -----------
Total securities
  available-for-sale...............  $49,760,000     $304,000      $(48,000)    $50,016,000
                                     ===========     ========      ========     ===========
SECURITIES HELD-TO-MATURITY:
  Municipals.......................  $ 9,616,000     $ 57,000      $(38,000)    $ 9,635,000
  U.S. Treasury....................    8,084,000       62,000            --       8,146,000
  U.S. Government Agencies.........    7,552,000      123,000        (2,000)      7,673,000
                                     -----------     --------      --------     -----------
Total securities
  held-to-maturity.................  $25,252,000     $242,000      $(40,000)    $25,454,000
                                     ===========     ========      ========     ===========

     The amortized cost and estimated fair values of securities as of December 31, 1997 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or pre-pay obligations with or without call or pre-payment penalties.

                                              SECURITIES AVAILABLE-FOR-SALE    SECURITIES HELD-TO-MATURITY
                                              ------------------------------   ----------------------------
                                               AMORTIZED     ESTIMATED FAIR     AMORTIZED    ESTIMATED FAIR
                                                  COST            VALUE           COST           VALUE
                                              ------------   ---------------   -----------   --------------
Due within one year.........................  $ 8,979,000      $ 8,996,000     $ 3,848,000    $ 3,856,000
Due after one through five years............   31,241,000       31,583,000      10,006,000     10,138,000
Due after five through ten years............   14,144,000       14,440,000      11,007,000     11,231,000
Due after ten years.........................    6,070,000        6,147,000       1,670,000      1,713,000
                                              -----------      -----------     -----------    -----------
          Total.............................  $60,434,000      $61,166,000     $26,531,000    $26,938,000
                                              ===========      ===========     ===========    ===========

     Sales of securities available-for-sale resulted in gross realized gains of $170,000, $21,000, and $6,000 during the years ended December 31, 1997, 1996, and 1995, respectively.

                           HERITAGE BANK OF COMMERCE

     Sales of securities available-for-sale resulted in gross realized losses of $6,000, nil, and $3,000 during the years ended December 31, 1997, 1996, and 1995, respectively.

     Securities with amortized cost of $27,470,000 as of December 31, 1997 were pledged to secure public and certain other deposits as required by law or contract.

 (3) LOANS

     Loans as of December 31 were as follows:


                                                       1997           1996
                                                   ------------    -----------
Loans held for sale..............................  $ 15,411,000    $15,028,000
Loans held for investment
  Commercial.....................................    48,422,000     29,420,000
  Real estate -- mortgage........................    38,446,000     26,070,000
  Real estate -- land and construction...........    25,780,000     11,918,000
  Consumer.......................................       824,000        558,000
                                                   ------------    -----------
 .................................................   128,883,000     82,994,000
Deferred loan fees...............................      (113,000)       (79,000)
                                                   ------------    -----------
Total loans......................................  $128,770,000    $82,915,000
                                                   ============    ===========


     Changes in the allowance for loan losses were as follows:

                                                      AT OR FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                     ---------------------------
                                                      1997       1996      1995
                                                     -------    -------    -----
Balance, beginning of year.........................  $1,402     $  572     $ 76
Actual charge-offs.................................     224         --       --
Less recoveries....................................      47         --       --
                                                     ------     ------     ----
Net loans charged-off..............................     177         --       --
Provision for loan losses..........................   1,060        830      496
                                                     ------     ------     ----
Balance, end of year...............................  $2,285     $1,402     $572
                                                     ======     ======     ====

     As of December 31, 1997, 1996, and 1995, the Bank had no loans for which interest is no longer being accrued, no loans past due 90 days or more, and no loans considered to be impaired. For the year ended December 31, 1997, the Bank had foregone $17,000 of interest income as a result of non-accrual loans or restructured debt. For the years ended December 31, 1996 and 1995, the Bank had no forgone interest income as a result of non-accrual loans or restructured debt.

     The Bank had no non-accrual loans as of December 31, 1997 or 1996. SBA loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of these loans as of December 31, 1997 and 1996 were approximately $5,961,000 and $2,105,000, respectively. Concentrations of credit risk arise when a number of clients are engaged in similar business activities, or activities in the same geographic region, or have similar features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions. Although the Bank has a diversified loan portfolio, a substantial portion of its clients' ability to honor contracts is reliant upon the economic stability of Santa Clara County, California, including the real estate markets of the county. Loans are made on the basis of a secure repayment source, which generally is based on a detailed cash flow analysis; collateral is generally a secondary source for loan qualification.

     The Bank makes loans to executive officers, directors, and their affiliates in the ordinary course of business. These transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risk or unfavorable terms

                           HERITAGE BANK OF COMMERCE
for the Bank. At December 31, 1997, 1996 and 1995 the Bank had $2,145,000, $2,565,000 and $2,408,000, respectively in loans outstanding to related parties.



                                                      1997          1996          1995
                                                   -----------   -----------   ----------
Balance, beginning of year.......................  $ 2,565,000   $ 2,408,000   $1,150,000
New loan commitments.............................           --     1,917,000    2,031,000
Repayment of loans...............................   (1,275,000)   (1,013,000)    (488,000)
(Increase) decrease in undisbursed commitments...      855,000      (747,000)    (285,000)
                                                   -----------   -----------   ----------
Balance, end of year.............................  $ 2,145,000   $ 2,565,000   $2,408,000
                                                   ===========   ===========   ==========


(4) PREMISES AND EQUIPMENT

     Premises and equipment as of December 31 were as follows:

                                                         1997          1996
                                                      ----------    ----------
Furniture and equipment.............................  $1,812,000    $1,245,000
Leasehold improvements..............................     644,000       471,000
Software............................................     361,000       276,000
                                                      ----------    ----------
                                                       2,817,000     1,992,000
Accumulated depreciation and amortization...........    (846,000)     (462,000)
                                                      ----------    ----------
Premises and equipment, net.........................  $1,971,000    $1,530,000
                                                      ==========    ==========

 (5) DEPOSITS

     Deposits as of December 31, were as follows:

                                                      1997            1996
                                                  ------------    ------------
Demand, non-interest bearing....................  $ 97,737,000    $ 55,372,000
Demand, interest bearing........................     6,319,000       4,153,000
Savings and money market........................    96,712,000      56,848,000
Time deposits, $100,000 and over................    34,948,000      22,145,000
Time deposits, less than $100,000...............     7,262,000       7,861,000
                                                  ------------    ------------
Total deposits..................................  $242,978,000    $146,379,000
                                                  ============    ============

     At December 31, 1997, the scheduled maturities of time deposits was as follows:

Year 1998.......................................  $41,996,000
1999............................................      167,000
2000............................................       47,000
                                                  -----------
Total time deposits.............................  $42,210,000
                                                  ===========

                           HERITAGE BANK OF COMMERCE

 (6) BORROWING ARRANGEMENTS

  Available Lines of Credit

     The Bank has federal funds purchase lines of $15,000,000 and $2,000,000, respectively, from two correspondent banks, and a repurchase arrangement of $10,000,000 with a commercial brokerage firm. There were no borrowings under these arrangements as of December 31, 1997. The repurchase agreement is an overnight loan, with terms negotiated based on the nature of the securities offered for repurchase.

     Information concerning borrowings under the above arrangements is as follows:

                                                           1997        1996
                                                         --------   ----------
Average balance during the year........................  $297,000   $   85,000
Average interest rate during the year..................      5.72%        5.64%
Maximum month-end balance during the year..............  $300,000   $5,010,000
Average rate at December 31............................        --         6.75%

 (7) INCOME TAXES

     The provision for income taxes for the years ended December 31, consisted of the following:

                                                        1997         1996        1995
                                                     ----------    ---------    ------
CURRENT:
  Federal..........................................  $  939,000    $ 135,000    $   --
  State............................................     353,000      218,000     1,000
                                                     ----------    ---------    ------
Total current......................................   1,292,000      353,000     1,000
                                                     ----------    ---------    ------
DEFERRED:
  Federal..........................................    (372,000)    (104,000)       --
  State............................................     (76,000)     (29,000)       --
                                                     ----------    ---------    ------
Total deferred.....................................    (448,000)    (133,000)       --
                                                     ----------    ---------    ------
Provision for income taxes.........................  $  844,000    $ 220,000    $1,000
                                                     ==========    =========    ======

     The effective tax rate differs from the federal statutory rate for the years ended December 31, as follows:

                                                              1997    1996     1995
                                                              ----    -----    -----
Statutory federal income tax rate...........................  35.0%    35.0%    35.0%
State income taxes, net of federal tax benefit..............   7.5      7.7      0.3
Change in valuation allowance...............................  (8.7)   (29.5)   (42.0)
Non-taxable interest income.................................  (2.3)      --       --
Other.......................................................   3.5      0.4      7.2
                                                              ----    -----    -----
Effective tax rate..........................................  35.0%    13.6%     0.5%
                                                              ====    =====    =====

                           HERITAGE BANK OF COMMERCE

     Net deferred tax asset as of December 31 consists of the following:

                                                                 1997         1996
                                                              ----------    ---------
DEFERRED TAX ASSETS:
  Allowance for possible loan losses........................     886,000      429,000
  Servicing rights..........................................      99,000           --
  Deferred rent.............................................      89,000      161,000
  Accrued compensation......................................      20,000           --
  State taxes...............................................          --       82,000
  Other.....................................................      31,000      100,000
                                                              ----------    ---------
Gross deferred tax asset....................................   1,125,000      772,000
Valuation allowance.........................................          --     (209,000)
                                                              ----------    ---------
Deferred tax asset..........................................   1,125,000      563,000
                                                              ----------    ---------
DEFERRED TAX LIABILITIES:
  Securities available-for-sale.............................    (314,000)     (35,000)
  Accrual to cash adjustment................................    (278,000)    (346,000)
  Depreciation..............................................    (169,000)     (84,000)
  State income taxes........................................     (97,000)          --
                                                              ----------    ---------
Deferred tax liability......................................    (858,000)    (465,000)
                                                              ----------    ---------
Net deferred tax asset......................................  $  267,000    $  98,000
                                                              ==========    =========

     As it is more likely than not that the deferred tax assets would be realized, the valuation allowance decreased by $209,000, $478,000, and $77,000 during the years ended December 31, 1997, 1996, and 1995, respectively.

 (8) SHAREHOLDERS' EQUITY

  Common Stock

     In December, 1995, the Bank declared a 10% stock dividend payable to shareholders of record as of February 5, 1996. In January, 1997, the Bank declared a 5% stock dividend payable to shareholders of record as of February 5, 1997. In July, 1997, the Bank declared a three-for-two stock split for shareholders of record as of August 1, 1997. All share numbers have been retroactively restated for stock splits and stock dividends.

  Stock Option Plan

     The Bank has a stock option plan (the Plan) for directors, officers, and key employees. The Plan provides for the grant of incentive and non-qualified stock options. The Plan provides that the option price will be determined by the Board of Directors at no less than the fair value at the date of grant. Options granted vest on a schedule determined by the Board of Directors at the time of grant. Generally, options vest over four years. All options expire no later than ten years from the date of grant. The Plan had 623,700 shares (adjusted for stock dividends and splits) originally authorized for issuance. During 1997, an additional 362,469 shares were added to the Plan for future grants. At December 31, 1997, 316,289 shares are available for future grants under the Plan.

                           HERITAGE BANK OF COMMERCE

     Option activity under the Plan is as follows:

                                                               NUMBER      WEIGHTED AVERAGE
                                                              OF SHARES     EXERCISE PRICE
                                                              ---------    ----------------
BALANCES, JANUARY 1, 1995...................................        --          $  --
                                                               -------          -----
Granted (weighted average fair value of $2.40)..............   576,056           5.80
Exercised...................................................   (14,846)          5.77
Cancelled...................................................   (34,963)          5.77
                                                               -------          -----
BALANCES, DECEMBER 31, 1995.................................   526,247           5.80
(149,156 exercisable at a weighted average exercise price of
  $5.77)
                                                               -------          -----
Granted (weighted average fair value of $3.16)..............    65,363           7.63
Exercised...................................................    (6,763)          5.77
Cancelled...................................................   (10,326)          5.86
                                                               -------          -----
BALANCES, DECEMBER 31, 1996.................................   574,521           6.01
(275,482 exercisable at a weighted average exercise price of
  $5.83)
                                                               -------          -----
Granted (weighted average fair value of $4.42)..............    80,620           9.70
Exercised...................................................    (9,045)          5.80
Cancelled...................................................    (6,870)          6.55
                                                               -------          -----
BALANCES, DECEMBER 31, 1997.................................   639,226          $6.47
                                                               -------          -----

     Additional information regarding options outstanding under the Plan as of December 31, 1997 is as follows:

                          OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
               ------------------------------------------   ----------------------------
                              WEIGHTED
                               AVERAGE
  RANGE OF                    REMAINING       WEIGHTED                       WEIGHTED
  EXERCISE       NUMBER      CONTRACTUAL      AVERAGE         NUMBER         AVERAGE
   PRICES      OUTSTANDING   LIFE (YRS.)   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
-------------  -----------   -----------   --------------   -----------   --------------
 $5.77 - 7.27    514,506        6.62           $ 5.84         388,974         $ 5.81
  7.28 - 8.77    110,220        9.15             8.33          62,926           8.48
 8.78 - 16.00     14,500        9.91            14.76             361          11.70
                 -------        ----           ------         -------         ------
$5.77 - 16.00    639,226        7.13           $ 6.47         452,261         $ 6.19
                 -------        ----           ------         -------         ------

     As discussed in Note 1, the Bank continues to account for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock option arrangements.

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income and earnings per share had the Bank adopted the fair value method as of the beginning of fiscal 1995. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Bank's stock option awards. Those models also require subjective assumptions, which greatly affect the calculated values. The Bank's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 84 months; risk-free interest rate, 5.75% for 1997 and 6.60% for 1996 and 1995; stock volatility of 30% in 1997 and 20% in 1996 and 1995; and no dividends during the expected term. The Bank's calculations are based on a multiple option valuation approach, and forfeitures are recognized as they occur.

                           HERITAGE BANK OF COMMERCE

     If the computed fair values of the 1997, 1996, and 1995 awards had been amortized to expense over the vesting periods of the awards, pro forma net income and earnings per share would have been as follows:

                                            1997          1996         1995
                                         ----------    ----------    ---------
Pro forma net income (loss)............  $1,000,000    $1,093,000    $(155,000)
Pro forma earnings (loss) per share
  Basic................................  $     0.30    $     0.38    $   (0.06)
  Diluted..............................  $     0.29    $     0.36    $   (0.06)

 (9) LEASES

     The Bank leases its premises under non-cancelable operating leases with terms, including renewal options, ranging from five to fifteen years. Future minimum payments under the agreements are as follows:

 Year ending December 31,
   1998........................................    $  537,000
   1999........................................       553,000
   2000........................................       542,000
   2001........................................       556,000
   2002........................................       540,000
 Thereafter....................................     3,905,000
                                                   ----------
           Total...............................    $6,633,000
                                                   ==========

     Rent expense under operating leases was $314,000, $225,000, and $250,000 during the years ended December 31, 1997, 1996, and 1995, respectively.

(10) EMPLOYEE BENEFIT PLANS

     The Bank offers a 401(k) savings plan. All salaried employees are eligible to contribute up to 20% of their pre-tax compensation to the plan through salary deductions under Section 401(k) of the Internal Revenue Code. The Bank does not match employee contributions.

     During 1997, the Bank initiated an employee stock ownership plan. The plan allows the Bank to purchase shares on the open market and award those shares to certain employees in lieu of paying cash bonuses. To be eligible to receive an award of shares under this plan, an employee must have worked at least 1,000 hours during the year and must be employed by the Bank on December 31. Awards under this plan generally vest over four years. During 1997, the Bank funded $98,000 into the plan. The amount funded into this plan was recognized as salaries and benefits expense in the Bank's financial statements.

(11) DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value amounts have been determined by using available market information and appropriate valuation methodologies. However, considerable judgement is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation techniques may have a material effect on the estimated fair value amounts.

                           HERITAGE BANK OF COMMERCE

     The carrying amounts and estimated fair values of the Bank's financial instruments as of December 31, 1997 and 1996 were as follows:

                                                        1997                            1996
                                            -----------------------------   ----------------------------
                                              CARRYING     ESTIMATED FAIR    CARRYING     ESTIMATED FAIR
                                              AMOUNTS          VALUE          AMOUNTS         VALUE
                                            ------------   --------------   -----------   --------------
ASSETS
  Cash and cash equivalents...............  $ 43,185,000    $ 43,185,000    $12,615,000    $12,615,000
  Securities..............................    87,697,000      88,104,000     75,268,000     75,470,000
  Loans, net..............................   126,485,000     126,474,000     81,513,000     81,521,000
                                            ------------    ------------    -----------    -----------
LIABILITIES
  Demand deposits, non-interest bearing...  $ 97,737,000    $ 97,737,000    $55,372,000    $55,372,000
  Demand deposits, interest bearing.......  6,319,000...       6,319,000      4,153,000      4,153,000
  Savings and money market................    96,712,000      96,712,000     56,848,000     56,848,000
  Time deposits...........................    42,210,000      42,205,000     30,006,000     30,005,000
  Securities sold under agreements to
     repurchase...........................            --              --      5,010,000      5,010,000

     The following methods and assumptions were used to estimate the fair value in the table, above:

  Cash and Cash Equivalents

     The carrying amount approximates fair value because of the short maturities
of these instruments.   Securities

     The fair value of securities is estimated based on bid market prices. The fair value of certain municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on such dealer quotations.

  Loans, net

     Loans with similar financial characteristics are grouped together for purposes of estimating their fair value. Loans are segregated by type such as commercial, term real estate, residential construction, and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

     The fair value of performing, fixed rate loans is calculated by discounting scheduled future cash flows using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The fair value of variable rate loans is the carrying amount as these loans generally reprice within 90 days. The fair value calculations are adjusted by the allowance for possible loan losses.

  Deposits

     The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, and money market accounts, approximates the amount payable on demand. The carrying amount approximates the fair value of time deposits with a remaining maturity of less than 90 days. The fair value of all other time deposits is calculated based on discounting the future cash flows using rates currently offered by the Bank for time deposits with similar remaining maturities.

  Securities Sold Under Agreements to Repurchase

     The fair value of securities sold under agreements to repurchase approximates the carrying amount due to the short maturity.

                           HERITAGE BANK OF COMMERCE

  Limitations

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing financial instruments, as of the reporting dates, without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(12) COMMITMENTS AND CONTINGENT LIABILITIES

  Financial Instruments with Off-Balance Sheet Risk

     The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its clients. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk, in excess of the amounts recognized in the balance sheets.

     The Bank's exposure to credit loss in the event of non-performance of the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Credit risk is the possibility that a loss may occur because a party to a transaction failed to perform according to the terms of the contract. The Bank controls the credit risk of these transactions through credit approvals, limits, and monitoring procedures. Management does not anticipate any significant losses as a result of these transactions.

     Commitments to extend credit as of December 31, were as follows:

                                               1997           1996
                                            -----------    -----------
Commitments to extend credit..............  $68,611,000    $36,598,000
Standby letters of credit.................    2,370,000        410,000
                                            -----------    -----------
                                            $70,981,000    $37,008,000
                                            ===========    ===========

     Commitments to extend credit are agreements to lend to a client as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each client's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include cash, marketable securities, accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, and/or residential properties. Fair value of these instruments are not considered material.

     Standby letters of credit are written conditional commitments issued by the Bank to guaranty the performance of a client to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to clients. Fair value of these instruments are not considered material.

                           HERITAGE BANK OF COMMERCE

(13) REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 1997, the Bank meets all capital adequacy guidelines to which it is subject.

     The most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                TO BE WELL-CAPITALIZED
                                                            FOR CAPITAL        UNDER PROMPT CORRECTIVE
                                       ACTUAL            ADEQUACY PURPOSES:       ACTION PROVISIONS:
                                 -------------------    --------------------   ------------------------
                                   AMOUNT      RATIO      AMOUNT      RATIO       AMOUNT         RATIO
                                 -----------   -----    -----------   ------   -------------    -------
AS OF DECEMBER 31, 1997
Total Capital
  (to Risk-Weighted Assets)....  $23,784,000   15.8%    $12,033,000   $ 8.0%    $15,042,000      $ 10%
Tier I Capital
  (to Risk-Weighted Assets)....  $21,899,000   14.6%    $ 6,017,000   $ 4.0%    $ 9,025,000      $  6%
Tier I Capital
  (to Average Assets)..........  $21,899,000   10.3%    $ 8,499,000   $ 4.0%    $10,624,000      $  5%
AS OF DECEMBER 31, 1996
Total Capital
  (to Risk-Weighted Assets)....  $21,461,000   22.6%    $ 7,582,000   $ 8.0%    $ 9,478,000      $ 10%
Tier I Capital
  (to Risk-Weighted Assets)....  $20,273,000   21.4%    $ 3,791,000   $ 4.0%    $ 5,687,000      $  6%
Tier I Capital
  (to Average Assets)..........  $20,273,000   13.9%    $ 5,826,000   $ 4.0%    $ 7,283,000      $  5%

     The Bank is required to maintain reserves with the Federal Reserve Bank of San Francisco. Reserve requirements are based on a percentage of certain deposits. At December 31, 1997, the Bank maintained reserves of $3,449,000 in the form of vault cash and balances at the Federal Reserve Bank of San Francisco, which satisfied the regulatory requirements.

     Under California law, the holders of common stock are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available therefor. The California Banking Law provides that a state licensed bank may not make a cash distribution to its shareholders in excess of the lesser of the following: (i) the bank's retained earnings, or (ii) the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank to its shareholders during such period. However, a bank, with the prior approval of the Commissioner, may make a distribution to its shareholders of an amount not to exceed the

                           HERITAGE BANK OF COMMERCE
greater of (i) a bank's retained earnings, (ii) its net income for its last fiscal year, or (iii) its net income for the current fiscal year. In the event that the Commissioner determines that the shareholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the Commissioner may order a bank to refrain from making such a proposed distribution.


(14) COMPREHENSIVE INCOME



     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which requires that an enterprise report and display, by major components and as a single total, the change in its net assets during the period from non-owner sources. This Statement is effective for fiscal years beginning after December 15, 1997. The adoption of this Statement in the first quarter of 1998 resulted in a change in the financial statement presentation, but did not have an impact on the Company's consolidated financial position, results of operations or cash flows. Certain amounts in the prior period have been reclassified to conform to the current presentation under SFAS No. 130. Total comprehensive income for the years ended December 31, 1997, 1996 and 1995 was $1,762,000, $1,156,000 and $1,003,000, respectively.



     The following is a summary of the components of accumulated other comprehensive income.



                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1997         1996         1995
                                                             ----------   ----------   ----------
Net Income.................................................  $1,565,000   $1,401,000   $  201,000
Other comprehensive income, net of tax;
  Net unrealized holding gain (loss) on available-for-sale
     securities during the year, net of taxes of $301,000,
     $35,000, and $72,000..................................     303,000     (227,000)     805,000
  Less: reclassification adjustment for gains on available
     for sale securities included in net income during the
     year..................................................    (106,000)     (18,000)      (3,000)
                                                             ----------   ----------   ----------
Other comprehensive income.................................     197,000     (245,000)     802,000
                                                             ----------   ----------   ----------
Comprehensive income.......................................  $1,762,000   $1,156,000   $1,003,000
                                                             ==========   ==========   ==========



(15) OTHER MATTERS (UNAUDITED)


  Formation of Bank Holding Company

     On December 18, 1997, the shareholders of the Bank met at a special meeting to approve the formation of a bank holding company by the adoption of a merger agreement which provided for the merger of a merger subsidiary, a subsidiary of the newly formed Heritage Commerce Corp, with and into the Bank under the name and charter of the Bank. By this action, the Bank will become a wholly-owned subsidiary of Heritage Commerce Corp. Shareholders of the Bank received one share of Heritage Commerce Corp Common Stock for each share of Bank Common Stock held. The merger was effective February 17, 1998.

  New Branches

     On February 9, 1998, the Bank opened a full-service branch in the city of Fremont, California.

======================================================


  NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER BEING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ITS MANAGEMENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES, OR AN OFFER OF SUCH SHARES TO A PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY ITEM SUBSEQUENT TO ITS EFFECTIVE DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary.....................    1
The Offering...........................    2
Selected Financial Data................    3
Risk Factors...........................    5
Disclosure Regarding Forward-Looking
  Statements...........................    9
Use of Proceeds........................    9
Dilution...............................   10
Capitalization.........................   11
Determination of Offering Price........   11
Trading History and Dividends..........   11
Offering and Method of Subscription....   14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   16
Quantitative and Qualitative
  Disclosures about Market Risks.......   34
Business of the Company................   36
Supervision and Regulation.............   38
Management and Principal
  Shareholders.........................   45
Remuneration and Other Transactions
  with Management......................   50
Compensation of Directors..............   52
Description of Securities of the
  Company..............................   54
Legal Matters..........................   56
Experts................................   56
Available Information..................   57
Financial Statements...................  F-1


                            ------------------------

  UNTIL                , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.
======================================================
======================================================


                              UP TO 387,097 SHARES


                             HERITAGE COMMERCE CORP

                                  COMMON STOCK
                         ------------------------------

                                   PROSPECTUS

                         ------------------------------
                                           , 1998
======================================================

                                                                      APPENDIX B

                 STOCK SUBSCRIPTION APPLICATION -- PAGE 1 OF 2

                             HERITAGE COMMERCE CORP


     BY EXECUTING THIS STOCK SUBSCRIPTION APPLICATION, THE UNDERSIGNED AGREES TO THE TERMS OF THE PROSPECTUS, WHICH IS INCORPORATED HEREIN BY REFERENCE.


     The undersigned is aware that the purchase of the Common Stock involves a high degree of risk.


     The undersigned hereby subscribes for and offers to purchase the number of shares of Common Stock, no par value, of Heritage Commerce Corp ("Common Stock"), set forth below, upon the terms and conditions specified in the Prospectus and Subscription Agreement at a purchase price of $15.50 per share. All subscriptions must be for a minimum of 100 shares. NO FRACTIONAL SHARES WILL BE ISSUED.


     The undersigned acknowledges and agrees that this Application constitutes an irrevocable offer and may not be withdrawn without the consent of Heritage Commerce Corp. If any subscription is accepted only in part, any portion of funds not required for partial subscription will be returned to the subscriber together with interest actually earned on such portion. If any subscription is declined, subscription funds will be returned upon declination, with any interest actually earned thereon.

     If this offering of Common Stock by Heritage Commerce Corp is canceled in its entirety or the Company rejects the Application, this offer to purchase and subscribe shall become void and any payments received from the subscriber will be returned in full plus any actual interest earned on the amount returned. All such refunds will be mailed immediately upon termination of the offering or rejection of the Application.

     SUBSCRIPTIONS MAY BE MADE BY COMPLETING AND SIGNING THIS STOCK SUBSCRIPTION APPLICATION IN TRIPLICATE AND DELIVERING ALL THREE COPIES TO: HERITAGE COMMERCE CORP, 150 ALMADEN BOULEVARD, SAN JOSE, CALIFORNIA 95113, BY 5:00 P.M., PACIFIC STANDARD TIME, WITHIN 90 DAYS OF THE DATE OF THE OFFERING, UNLESS THIS DATE IS EXTENDED OR SHORTENED BY HERITAGE COMMERCE CORP, IN ITS DISCRETION. THE STOCK SUBSCRIPTION APPLICATION MUST BE DELIVERFED TOGETHER WITH A COMPLETED FORM W-9 AND THE FULL AMOUNT OF THE PURCHASE PRICE FOR THE SHARES SUBSCRIBED, IN UNITED STATES DOLLARS, BY CHECK, BANK DRAFT, OR MONEY ORDER, MADE PAYABLE TO "HERITAGE IMPOUND ACCOUNT".

     UPON CLOSING, ALL FUNDS RECEIVED FOR SUBSCRIPTIONS, WHICH ARE ACCEPTED BY HERITAGE COMMERCE CORP, SHALL BECOME CAPITAL OF HERITAGE COMMERCE CORP TOGETHER WITH INTEREST THEREON. THESE SECURITIES ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC.

                             HERITAGE COMMERCE CORP

                 STOCK SUBSCRIPTION APPLICATION -- PAGE 2 OF 2
Name(s) of Subscribers:  Date of Subscription
------------------------
Number of Shares  Amount of Subscription $
---------------------------------
Social Security Number or Tax ID Number
Address of Subscriber
Telephone Number: Day:  Evening

     SHARE REGISTRATION: IF SHARES ARE NOT TO BE PURCHASED WITH AN IRA, SEPP, KEOGH OR UNDER THE UNIFORM GIFTS TO MINORS ACT, PLEASE CHECK AS APPROPRIATE AND WRITE OUT THE WAY IN WHICH SHARES ARE TO BE REGISTERED:

         [ ]  INDIVIDUAL

         [ ] JT TEN -- as joint tenants with right of survivorship and not as tenants in common

         [ ]  TEN COM -- as tenants in common


         [ ]  OTHER


Registration Name

CHECK AS APPROPRIATE AND, IF CHECKED, COMPLETE AS INDICATED:

[ ] Uniform Gifts to Minors Act
                                                  (custodian)

Custodian for  under Uniform Gifts to Minors Act, State of
------------------
                         (minor)                                   (state)

[ ] IRA, SEPP or Keogh Account #

Brokerage Firm                                         Broker
---------------------------------------                ------------------------------------------------
Broker's Phone # ------------------------------------  Custodian Firm
                                                       ---------------------------------------

Mailing Address of Broker or Custodian

--------------------------------------------------------------------------------

       I have read and hereby agree to the terms of the this Application



                                                         Signature of Subscriber

                                   ---------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 -- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Commissions.................................................        0
Registration Fees...........................................    2,000
Federal Taxes...............................................        0
State Taxes and Fees........................................        0
Transfer Agents Fees........................................    5,000*
Printing and Engraving......................................   10,000
Legal and Accounting........................................  100,000
Miscellaneous...............................................   33,000
                                                              -------
          Total.............................................  150,000
                                                              =======


---------------
* estimated

ITEM 14 -- INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law and that the Company is authorized to provide for the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation in excess of that expressly permitted by such Section 317 for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law.

     Section 317 of the California Corporation Law ("Section 317") expressly grants to each California corporation, including Heritage Commerce Corp, the power to indemnify its directors, officers and agents against certain liabilities and expenses incurred in the performance of their duties. Rights to indemnification beyond those provided by Section 317 may be valid to the extent that such rights are authorized in the corporation's articles of incorporation. Indemnification may not be made, however, with respect to liability incurred in connection with any of the specific acts for which the liability of directors may not be limited as discussed in the previous section.

     With respect to all proceedings other than shareholder derivative actions,
Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (i) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, unless such indemnification is approved by the court; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by
Section 317, a corporation is obligated by Section 317 to indemnify such person against expenses actually and reasonably incurred by him in connection with the proceeding.

     FDIC regulations prohibit the indemnification by insured banks and their holding companies of their directors, officers and other institution-affiliated persons for that portion of the costs sustained with regard to an administrative or civil enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which a director, officer or other party is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured institution or required to cease and desist from or to take an affirmative action under the Federal Deposit Insurance Act. This regulation permits an institution to make an indemnification payment to, or for the benefit of, a director, officer or other party only if the institution's Board of Directors, in good faith, determines that the individual acted in good faith and in a manner that he or she believed to be in the best interests of the institution and that the payment of indemnification will not adversely affect the institution's safety and soundness. The director, officer or other party must agree in writing to reimburse the institution for any indemnification payments received should the proceeding result in a final order being instituted against the individual assessing a civil money penalty, removing the individual from office, or requiring the individual to cease and desist from certain institutional activity.

ITEM 15 -- RECENT SALES OF UNREGISTERED SECURITIES


     Heritage Commerce Corp is a newly formed holding company of Heritage Bank of Commerce. Since it is a new company, the Company has never held a public sale of its shares except pursuant to the registered exchange of its Common Stock for common stock of the Bank. However, in May 1996, Heritage Bank of Commerce sold 825,000 shares to the public at a price of $7.94. The offering was not underwritten. The securities sold in that offering were not registered with the SEC pursuant to an exemption from the Securities and Exchange Act of 1933
Section 3(a)(2). At the time of the offering Heritage Bank of Commerce was supervised, examined and regulated by the Superintendent of Banks, State of California and the Federal Deposit Insurance Corporation.


ITEM 16 -- EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES


    EXHIBIT
     NUMBER                             DESCRIPTION
    --------                            -----------
        3.1     Heritage Commerce Corp Articles of Incorporation:
                incorporated herein by reference from Exhibit 4 to Heritage
                Commerce Corp's Form 8-A: filed with the Commission on March
                5, 1998.
        3.2     Heritage Commerce Corp Bylaws: incorporated herein by
                reference from Exhibit 4 to Heritage Commerce Corp's Form
                8-A: filed with the Commission on March 5, 1998.
        5.1     Opinion and Consent of McCutchen, Doyle, Brown & Enersen
                LLP.
       10.1     Real Property Leases for properties located at 150 Almaden
                Blvd., San Jose and 100 Park Center Plaza, San Jose. This
                exhibit is incorporated by reference to the paper filing of
                Heritage Commerce Corp's Form 8-A filed with the Commission on March 5, 1998.
       10.2     Real Property Lease for property located at 3077 Stevenson
                Blvd., Fremont. This exhibit is incorporated by reference to
                Heritage Commerce Corp's original registration statement
                filed with the Commission April 16, 1998.
       10.3     Employment agreement with Mr. Rossell dated June 8, 1994
                This exhibit is incorporated by reference to the paper
                filing of Heritage Commerce Corp's Form 8-A filed with the
                Commission on March 5, 1998.
       10.4     Employment agreement with Mr. Gionfriddo dated June 8, 1994
                This exhibit is incorporated by reference to the paper
                filing of Heritage Commerce Corp's Form 8-A filed with the
                Commission on March 5, 1998.
       10.5     Amendment No. 2 to Employment Agreement with Mr. Gionfriddo
                This exhibit is incorporated by reference to Exhibit number
                10.5 of Heritage Commerce Corp's 10-K filed with the
                Commission on March 31, 1998.
       11.1     Statements Regarding the Computation of Per Share Earnings
                (Included in Footnote 2 to Heritage Commerce Corp's
                Consolidated Financial Statements on page F-5 and Note 1 to the Audited Financial Statements of Heritage Bank of
                Commerce on page F-15.)
       12.1     Statements Regarding the Computation of Ratios (Included
                within the Prospectus under the heading "Capital
                Resources.")
       16.1     Letter Regarding Change in Certifying Accountant This
                exhibit is incorporated by reference to Exhibit number 16.1 of Heritage Commerce Corp's 10-K filed with the Commission on March 31, 1998.

    EXHIBIT
     NUMBER                             DESCRIPTION
    --------                            -----------
       21.1     Subsidiaries of the Registrant This exhibit is incorporated by reference to Exhibit number 21.1 of Heritage Commerce
                Corp's 10-K filed with the Commission on March 31, 1998.
       23.1     Consent of McCutchen, Doyle, Brown & Enersen LLP (To be
                contained in their opinion to be filed by amendment as
                Exhibit 5.1)
       23.2     Consent of Deloitte and Touche LLP.
       23.3     Consent of KPMG Peat Marwick LLP
       24.1     A power of attorney is set forth on the signature page of
                the original registration statement.
       27.1     Financial Data Schedule.


     Statements regarding the computation of per share earnings and computation of ratios can be found within the body of the registration statement located in
Part I of this form.

ITEM 17 -- UNDERTAKINGS

     The Registrant hereby undertakes:

          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California.


                                          HERITAGE COMMERCE CORP


DATE: June 4, 1998                        By:      /s/ JOHN E. ROSSELL


                                            ------------------------------------
                                                   John E. Rossell
                                                   President and Chief Executive
                                                   Officer


DATE: June 4, 1998                        By:    /s/ DANIEL A. NORTHWAY


                                            ------------------------------------
                                                   Daniel A. Northway
                                                   Chief Financial Officer and
                                                   Principal Accounting Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the dates indicated, by the following persons in the capacities indicated.



                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                   --------------

                 /s/ FRANK BISCEGLIA                                  Director                 June 4, 1998
-----------------------------------------------------
                   Frank Bisceglia

                   /s/ JAMES BLAIR                                    Director                 June 4, 1998
-----------------------------------------------------
                     James Blair

             /s/ ARTHUR CARMICHAEL, JR.                               Director                 June 4, 1998
-----------------------------------------------------
               Arthur Carmichael, Jr.

            /s/ WILLIAM DEL BIAGGIO, JR.                              Director                 June 4, 1998
-----------------------------------------------------
              William Del Biaggio, Jr.

                   /s/ ANNEKE DURY                                    Director                 June 4, 1998
-----------------------------------------------------
                     Anneke Dury

                /s/ TRACEY ENFANTINO                                  Director                 June 4, 1998
-----------------------------------------------------
                  Tracey Enfantino

                  /s/ GLENN GEORGE                                    Director                 June 4, 1998
-----------------------------------------------------
                    Glenn George

                /s/ ROBERT GIONFRIDDO                                 Director                 June 4, 1998
-----------------------------------------------------
                  Robert Gionfriddo

                 /s/ P. MICHAEL HUNT                                  Director                 June 4, 1998
-----------------------------------------------------
                   P. Michael Hunt

                  /s/ LON NORMANDIN                                   Director                 June 4, 1998
-----------------------------------------------------
              Louis O. (Lon) Normandin

               /s/ DANIEL A. NORTHWAY                       Principal Accounting Officer       June 4, 1998
-----------------------------------------------------
                 Daniel A. Northway

                  /s/ JACK PECKHAM                                    Director                 June 4, 1998
-----------------------------------------------------
                    Jack Peckham

                  /s/ ROBERT PETERS                                   Director                 June 4, 1998
-----------------------------------------------------
                    Robert Peters

                /s/ HUMPHREY POLANEN                                  Director                 June 4, 1998
-----------------------------------------------------
                  Humphrey Polanen

               /s/ JOHN E. ROSSELL III                    Director and Principal Executive     June 4, 1998
-----------------------------------------------------                 Officer
                 John E. Rossell III

                  /s/ KIRK ROSSMAN                                    Director                 June 4, 1998
-----------------------------------------------------
                    Kirk Rossman

                                 EXHIBIT INDEX


                                                                              SEQUENTIALLY
    EXHIBIT                                                                     NUMBERED
     NUMBER                       DESCRIPTION OF DOCUMENT                         PAGE
    --------    ------------------------------------------------------------  ------------
         3.1    Heritage Commerce Corp Articles of Incorporation:
                incorporated herein by reference from Exhibit 4 to Heritage
                Commerce Corp's Form 8-A: filed with the Commission on March
                5, 1998.
         3.2    Heritage Commerce Corp Bylaws: incorporated herein by
                reference from Exhibit 4 to Heritage Commerce Corp's Form
                8-A: filed with the Commission on March 5, 1998.
         5.1    Opinion and Consent of McCutchen, Doyle, Brown & Enersen
                LLP.
        10.1    Real Property Leases for properties located at 150 Almaden
                Blvd., San Jose and 100 Park Center Plaza, San Jose. This
                exhibit is incorporated by reference to the paper filing of
                Heritage Commerce Corp's Form 8-A filed with the Commission on March 5, 1998.
        10.2    Real Property Lease for property located at 3077 Stevenson
                Blvd., Fremont. This exhibit is incorporated by reference to
                Heritage Commerce Corp's original registration statement
                filed with the Commission April 16, 1998.
        10.3    Employment agreement with Mr. Rossell dated June 8, 1994
                This exhibit is incorporated by reference to the paper
                filing of Heritage Commerce Corp's Form 8-A filed with the
                Commission on March 5, 1998.
        10.4    Employment agreement with Mr. Gionfriddo dated June 8, 1994
                This exhibit is incorporated by reference to the paper
                filing of Heritage Commerce Corp's Form 8-A filed with the
                Commission on March 5, 1998.
        10.5    Amendment No. 2 to Employment Agreement with Mr. Gionfriddo
                This exhibit is incorporated by reference to Exhibit number
                10.5 of Heritage Commerce Corp's 10-K filed with the
                Commission on March 31, 1998.
        11.1    Statements Regarding the Computation of Per Share Earnings
                (Included in Footnote 2 to Heritage Commerce Corp's
                Consolidated Financial Statements of Heritage Bank of
                Commerce on page F-15.)
        12.1    Statements Regarding the Computation of Ratios (Included
                within the Prospectus under the heading "Capital
                Resources.")
        16.1    Letter Regarding Change in Certifying Accountant This
                exhibit is incorporated by reference to Exhibit number 16.1 of Heritage Commerce Corp's 10-K filed with the Commission on March 31, 1998.
        21.1    Subsidiaries of the Registrant This exhibit is incorporated by reference to Exhibit number 21.1 of Heritage Commerce
                Corp's 10-K filed with the Commission on March 31, 1998.
        23.1    Consent of McCutchen, Doyle, Brown & Enersen LLP (To be
                contained in their opinion to be filed by amendment as
                Exhibit 5.1)
        23.2    Consent of Deloitte and Touche LLP.
        23.3    Consent of KPMG Peat Marwick LLP.
        24.1    A power of attorney is set forth on the signature page of
                the original registration statement.
        27.1    Financial Data Schedule.